Exhibit 10.14

Execution Version

FIRST AMENDED AND RESTATED PRE-EXPORT CREDIT AGREEMENT

U.S.$88,000,000

dated as of June 12, 2017

among

MOLINO CAÑUELAS S.A.C.I.F.I.A.,
as Borrower

the LENDERS referred to herein

ITAÚ UNIBANCO S.A., NASSAU BRANCH
as Administrative Agent

and

ITAÚ UNIBANCO S.A., NASSAU BRANCH

as Collateral Agent

ITAÚ UNIBANCO S.A., NASSAU BRANCH

JPMORGAN CHASE BANK, N.A.
Joint Lead Arrangers and Joint Bookrunners

v

List of Schedules

Schedule 1.1-I	Lenders, Existing Loans and New Commitments
Schedule 1.1-II	Eligible Off-Taker
Schedule 3.1(b)	Capital Stock of the Borrower
Schedule 3.1(d)	Subsidiaries of the Borrower
Schedule 3.4(d)	Existing Indebtedness
Schedule 3.6(a)	Permits
Schedule 6.1	Existing Liens
Schedule 6.7	Existing Investments

List of Exhibits

Exhibit A	Form of Assignment and Acceptance Agreement
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Irrevocable Instruction
Exhibit D	Form of Molca Collection Account Control Deed of Confirmation
Exhibit E	Form of Molca Fixed Charge Over Collection Account Deed of Confirmation
Exhibit F	Form of Molino Americano Collection Account Control Deed of Confirmation
Exhibit G	Form of Molino Americano Fixed Charge Over Collection Account Deed of Confirmation
Exhibit H	Form of Promissory Note
Exhibit I	Form of Officer’s Certificate
Exhibit J	Form of Opinion of Juan Manuel Gonzalez Capra
Exhibit K	Form of Opinion of Guyer & Regules
Exhibit L	Form of Opinion of Milbank, Tweed, Hadley & McCloy, LLP
Exhibit M	Form of Compliance Certificate

INDEX OF DEFINED TERMS

Page

Administrative Agent	1
Administrative Agent’s Account	2
Administrative Questionnaire	2
Affiliate	2
Agents	2
Agreement	1
Amendment Fee Letter	2
Anti-Corruption Laws	2
Anti-Money Laundering Laws	2
Applicable Law	2
Applicable Margin	2
Applicable Percentage	2
AR$	19
Argentina	2
Argentine Foreign Exchange Regulations	2
Argentine GAAP	3
Argentine Pass-Through Account	3
Argentine Product Sale Agreements	3
Argentine Product Sales Receivables	3
Asset Sale	3
Assignment and Acceptance Agreement	3
Bahamas Security Documents	3
Bail-In Action	3
Bail-In Legislation	3
Base Rate	3
Board	4
Borrower	1
Borrower’s Capital Stock	36
Borrowing	4
Borrowing Request	4
Business Day	4
Capital Lease Obligations	4
Capital Stock	4
Cash Equivalents	4
Central Bank	5
Change in Control	5
Change in Law	6
Class	6
Closing Date	6
Collateral	6
Collateral Agent	1
Collection Account Financial Institution	6
Collection Accounts	6
Consolidated	6

Consolidated Capital Expenditures	6
Consolidated Current Assets	6
Consolidated Current Liabilities	6
Consolidated Current Ratio	7
Consolidated EBITDA	7
Consolidated EBITDA to Consolidated Interest Charges Ratio	7
Consolidated Equity	7
Consolidated Interest Charges	7
Consolidated Leverage Ratio	7
Consolidated Solvency Ratio	7
Consolidated Subsidiaries	8
Consolidated Tangible Assets	8
Consolidated Total Net Indebtedness	8
Contest	8
Contested	8
Control	8
Controlled	8
Controlling	8
Debt Service Amount	8
Default	9
Dispose	9
Disposed of	9
Disposition	9
Dollar Equivalent	9
Dollar Obligations	34
Dollar Securities	34
Dollars	9
EEA Financial Institution	9
EEA Member Country	9
EEA Resolution Authority	9
Eligible Off-Taker	9
Entitled Person	75
Environmental Laws	9
Environmental Permits	10
Equity Rights	10
EU Bail-In Legislation Schedule	10
Events of Default	60
Exchange Act	10
Excluded Taxes	10
Existing Lenders	10
Existing Loan	10
Export	10
Export Contract	10
Export Contract Receivables	10
Export Related Financings Follow Up Bank	11
Facility Increase	1
Fair Market Value	11

FATCA	11
Federal Funds Effective Rate	11
Fee Letters	11
Financial Officer	11
Financing Documents	11
Governmental Authority	11
Guarantee	11
Hazardous Materials	12
Hedging Agreement	12
IFRS	12
Incur	12
Incurrence	13
Incurring	13
Indebtedness	13
Indemnified Taxes	13
Indemnitee	69
Initial Molca-Molino Americano Agreement	13
Interest Payment Date	13
Interest Period	13
Investment	14
Irrevocable Instruction	14
judgment currency	75
Lead Arrangers	14
Lenders	14
Lending Office	14
LIBO Rate	14
Lien	15
Line of Business	15
Loan	15
Loan Coverage Ratio	15
Master Agreement	12
Material Adverse Effect	15
Maturity Date	15
Minimum Required Balance	15
Molca Collection Account	15
Molca Collection Account Control Agreement	16
Molca Collection Account Control Deed of Confirmation	16
Molca Fixed Charge Over Collection Account Agreement	16
Molca Fixed Charge Over Collection Account Deed of Confirmation	16
Molca-Molino Americano Agreements	16
Molca-Molino Americano Receivables	16
Molino Americano	16
Molino Americano Collection Account	16
Molino Americano Collection Account Control Agreement	16
Molino Americano Collection Account Control Deed of Confirmation	17
Molino Americano Fixed Charge Over Collection Account Agreement	17
Molino Americano Fixed Charge Over Collection Account Deed of Confirmation	17

Moody’s	17
New Commitment	17
New Lenders	17
New Loan	17
Non-Recourse Indebtedness	17
NYFRB	17
NYFRB Rate	18
OFAC	18
Original Credit Agreement	1
Other Taxes	18
Overnight Bank Funding Rate	18
parent	22
Participant	72
Permits	38
Permitted Encumbrances	18
Permitted Holders	19
Permitted Indebtedness	19
Person	19
Pesos	19
Preceding Fiscal Year	58
Process Agent	74
Products	19
Promissory Notes	19
Prudent Industry Practices	19
Rate Determination Notice	30
Reference Affiliates	19
Reference Debt Service Coverage Ratio	19
Register	71
Regulation U	20
Regulation X	20
Related Parties	20
Required Lenders	20
Responsible Officer	20
Restatement Effective Date	44
Restricted Payment	20
Rolling Period	20
S&P	20
Sale and Leaseback Transaction	20
Sanctioned Jurisdiction	20
Sanctions	20
Sanctions Laws	21
Sanctions Target	21
Securities Act	21
Security Documents	21
Solvent	21
Stockholder Affiliates	43
Subsidiary	22

x

Substitute Rate	30
Synthetic Purchase Agreement	22
Taxes	22
Termination Date	22
Test Date	22
Transactions	22
U.S.$	9
Undertaking Agreement	22
Uruguay	22
Volcker Rule	22
Write-Down and Conversion Powers	22

FIRST AMENDED AND RESTATED PRE-EXPORT CREDIT AGREEMENT, dated as of June 12, 2017 (this “Agreement”), among:

(a)                                 MOLINO CAÑUELAS S.A.C.I.F.I.A., a sociedad anónima incorporated and existing under the laws of Argentina (the “Borrower”);

(b)                                 the LENDERS referred to herein;

(c)                                  ITAÚ UNIBANCO S.A., NASSAU BRANCH, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”); and

(d)                                 ITAÚ UNIBANCO S.A., NASSAU BRANCH, as collateral agent for the Lenders (in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent entered into a Pre-Export Credit Agreement, dated as of January 31, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Original Credit Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Credit Agricole Corporate and Investment Bank has become a Lender hereunder pursuant to certain Assignment and Assumption Agreements entered into with JPMorgan Chase Bank, N.A. and Itaú Unibanco S.A., Nassau Branch;

WHEREAS, the Borrower requested the Lenders to make additional loans in an aggregate principal amount of U.S.$18,000,000 (the “Facility Increase”); and

WHEREAS, to implement the Facility Increase, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent wish to amend and restate the Original Credit Agreement pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree that, subject to the satisfaction of each of the conditions set forth in Section 4.1, the Original Credit Agreement shall be and is hereby amended and restated in its entirety by this Agreement.  The parties hereto further agree that this Agreement shall not effect a novation of any of the obligations of the Borrower under the Original Credit Agreement, which obligations continue in full force and effect as set forth in the Original Credit Agreement, as amended and restated hereby.

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent’s Account” means the bank account maintained by the Administrative Agent with Standard Chartered Bank, New York, USA, number 3544-030213-001, ABA: 026002561 Reference MOLCA 2017 / Syndicated or such other bank account notified by the Administrative Agent to the Borrower.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to a specified Person, another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Amendment Fee Letter” means the letter agreement dated as of the date hereof executed by the Borrower in favor of the Lead Arrangers.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the United States of America and Argentina) applicable to the Borrower, its Affiliates or any party to the Financing Documents concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, each as amended.

“Anti-Money Laundering Laws” means all laws of any jurisdiction applicable to the Borrower or its Affiliates concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by Title III of the PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and all rules and regulations implementing these Laws, as any of the foregoing may be amended from time to time.

“Applicable Law” means, as to any Person, all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules and regulations of any Governmental Authority binding upon such Person or to which such a Person is subject.

“Applicable Margin” means a rate per annum equal to 6.5%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans represented by the aggregate amount of such Lender’s Loans hereunder.

“Argentina” means the Republic of Argentina.

“Argentine Foreign Exchange Regulations” means any foreign exchange laws, regulations and communications issued by the Executive Branch of the Argentine Government, the Argentine Ministry of Treasury and Public Finances, the Central Bank and/or any other Governmental Authority of Argentina applicable to the Financing Documents and/or to the Borrower and/or to export pre-financings loans granted to Argentine residents, as such laws, regulations and communications may be amended and supplemented (including through interpretative letters issued by the Central Bank) from time to time.

“Argentine GAAP” means generally accepted accounting principles in Argentina, as in effect from time to time, consistently applied throughout the periods involved.

“Argentine Pass-Through Account” means the bank account maintained by the Borrower with Banco Itau Argentina S.A., number 08706941005 CBU 2590029510087069410051.

“Argentine Product Sale Agreements” means any purchase agreement, purchase order, invoice or similar arrangement or document for the purchase of any Product from the Borrower (or any other Person on its behalf), in Argentina, by any Person in Argentina (other than an Affiliate of the Borrower).

“Argentine Product Sales Receivables” means all rights of the Borrower to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights arise out of the Argentine Product Sale Agreements.

“Asset Sale” means any Disposition by the Borrower or any of its Subsidiaries of any of its property or assets, including without limitation, contractual rights and Capital Stock of Subsidiaries (including any Disposition by the Borrower or any of its Subsidiaries of assets made in compliance with a resolution or order issued by any Governmental Authority requiring the Borrower or such Subsidiary to consummate such Disposition).

“Assignment and Acceptance Agreement” means the assignment and acceptance agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A.

“Bahamas Security Documents” means, collectively, the Molca Collection Account Control Agreement, the Molca Fixed Charge Over Collection Account Agreement, the Molino Americano Collection Account Control Agreement and the Molino Americano Fixed Charge Over Collection Account Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate,” (b) the NYFRB Rate plus 0.5%, and (c) the LIBO Rate for an interest period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) equal to LIBOR for U.S. Dollar deposits with a term of one month commencing that day.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.  Any change in the Base Rate due to a change in the prime rate, the NYFRB Rate or the LIBO Rate shall be effective on the effective date of such change in the prime rate, the NYFRB Rate or the LIBO Rate, as the case may be.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrowing” means the borrowing of the New Loans hereunder by  the Borrower on the Restatement Effective Date.

“Borrowing Request” means the request by the Borrower for a Borrowing of New Loans in accordance with Section 2.3, substantially in the form of Exhibit B with all blanks therein properly completed.

“Business Day” means a day other than a Saturday or Sunday on which (a) commercial banks are open for general business in New York, New York, Nassau, the Commonwealth of The Bahamas and Buenos Aires, Argentina, or (b) when used solely in connection with the determination of the LIBO Rate, dealings in Dollar deposits are carried out between banks in the London inter-bank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Argentine GAAP, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with Argentine GAAP.

“Capital Stock” means, with respect to any Person as of any date of determination, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), membership interests or equivalent ownership interests in or issued by such Person.

“Cash Equivalents” means:

(a)                     Dollars or money in other currencies received or acquired in the ordinary course of business;

(b)                     Marketable obligations, maturing within one year following the acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(c)                      Marketable obligations, maturing within one year following the acquisition thereof, issued or unconditionally guaranteed by Argentina or an instrumentality or agency thereof (including, without limitation, by the Central Bank) and entitled to the full faith and credit of Argentina;

(d)                     (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptance with maturities not exceeding 90 days from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Argentina that has a combined capital and surplus and undivided profits of not less than U.S.$200,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “AA” local rating by S&P, or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization;

(e)                      (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding 90 days from the date of acquisition and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “A” by S&P or “A2” by Moody’s;

(f)                       commercial paper rated “A-1” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act and maturing within 90 days after the date of acquisition; and

(g)                      money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above.

“Central Bank” means the Central Bank of Argentina (Banco Central de la República Argentina).

“Change in Control” means the occurrence of any of the following events:

(a)                     the Permitted Holders (directly or indirectly) shall cease to be individually or in the aggregate, the ultimate beneficial owners (as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of at least 51% of the Capital Stock of, and Equity Rights in, the Borrower or Molino Americano;

(b)                     the Permitted Holders shall, individually or in the aggregate, for any reason cease to Control the Borrower, Molino Americano or any of their respective Subsidiaries; or

(c)                      the direct or indirect sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the properties and assets of the Borrower and its Subsidiaries taken as a whole, or of all or substantially all of the properties and assets of Molino Americano.

“Change in Law” means, with respect to any Lender, the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in, or in the interpretation of, any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Class” when used in reference to any Loan refers to whether such Loan is an Existing Loan or a New Loan.

“Closing Date” means February 3, 2017.

“Collateral” means the property of any Person from time to time subject to the Security Documents as security, inter alia, for the obligations of the Borrower under the Financing Documents.

“Collection Accounts” means, collectively, the Molca Collection Account and the Molino Americano Collection Account.

“Collection Account Financial Institution” means Itaú Unibanco S.A., Nassau Branch, in its capacity as “Account Bank” under each of the Molca Collection Account Control Agreement and the Molino Americano Collection Account Control Agreement, or any successor thereof.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with Argentine GAAP.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures made (whether paid in cash or accrued as liabilities and including Capital Lease Obligations) by a Person and its Subsidiaries during such period that, in conformity with Argentine GAAP, are included in the property, plant or equipment or similar fixed asset account reflected in the Consolidated balance sheet of such Person and its Subsidiaries.

“Consolidated Current Assets” means, with respect to the Borrower and its Subsidiaries as of any date, the aggregate of the Borrower’s and its Subsidiaries’ cash, marketable securities, trade and other receivables, inventories and prepaid expenses maturing within 12 months from such date.

“Consolidated Current Liabilities” means, with respect to the Borrower and its Subsidiaries as of any date, the aggregate of the Borrower’s and its Subsidiaries’ liabilities falling due within 12 months from such date.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of (i) Consolidated Current Assets as of such date of determination, to (ii) Consolidated Current Liabilities as of such date of determination.

“Consolidated EBITDA” for any period, means, with respect to the Borrower and its Consolidated Subsidiaries on a Consolidated basis, operating revenues minus (i) operating costs and expenses (including sales and administrative expenses to the extent included in operating expenses) and (ii) to the extent included in determining such operating revenues, any extraordinary non-recurring gains plus amortization, depreciation provisions and other similar non-cash expenses (to the extent included in operating expenses), in each case determined in accordance with Argentine GAAP; provided, that for purposes of determining the Consolidated EBITDA for any period ending on or prior to November 30, 2017, the EBITDA derived from any line of business acquired by the Borrower from any Reference Affiliate and the EBITDA of any Reference Affiliate acquired by the Borrower, in any case on or following December 1, 2016, shall be included on a pro forma basis for such period (without duplication) assuming the consummation of such acquisition and the Incurrence of any Indebtedness in connection therewith occurred as of the first day of such period.  As used herein in connection with any Reference Affiliate, the term “EBITDA” shall have a correlative meaning with the foregoing.

“Consolidated EBITDA to Consolidated Interest Charges Ratio” means, on any day, the ratio of (i) Consolidated EBITDA for the Rolling Period, ended on such day (or, if such day is not the last day of a fiscal quarter of the Borrower, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such day) (for purposes of this definition, such period, the “reference period”) to (ii) Consolidated Interest Charges for the reference period.

“Consolidated Equity” means, on any date, the Consolidated equity of the Borrower as would be reflected in the Consolidated balance sheet of the Borrower as of such date, prepared in accordance with Argentine GAAP.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Consolidated Subsidiaries on a Consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Consolidated Subsidiaries in connection with Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with Argentine GAAP, and (b) the portion of rent expense of the Borrower and its Consolidated Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with Argentine GAAP.

“Consolidated Leverage Ratio” means, on any day, the ratio of (i) Consolidated Total Net Indebtedness as of such day to (ii) Consolidated EBITDA for the Rolling Period ended on such day (or, if such day is not the last day of a fiscal quarter of the Borrower, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such day).

“Consolidated Solvency Ratio” means, as of any date of determination, the ratio of (i) Consolidated Equity on such date, as would be reported on the Consolidated balance sheet of the Borrower to (ii) Consolidated Tangible Assets on such date, as would be reported on the

Consolidated balance sheet of the Borrower, in each case determined on a Consolidated basis in accordance with Argentine GAAP, expressed as a percentage.

“Consolidated Subsidiaries” means, with respect to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) Consolidated with the financial statements of such Person in accordance with Argentine GAAP, consistently applied during a relevant period.

“Consolidated Tangible Assets” means with respect to the Borrower and its Subsidiaries, as of any date, the total assets of the Borrower and its Subsidiaries, determined on a Consolidated basis, minus goodwill, patents, trademarks and other assets classified as intangible assets in accordance with Argentine GAAP.

“Consolidated Total Net Indebtedness” means, with respect to the Borrower and its Subsidiaries on any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries on such date minus the aggregate amount of unrestricted cash and Cash Equivalents held by the Borrower and its Subsidiaries on such date, determined on a Consolidated basis in accordance with Argentine GAAP; provided that for purposes of determining the Consolidated Total Net Indebtedness as of the last day of the second fiscal quarter of any fiscal year of the Borrower, the value of raw materials held in inventory by the Borrower and its Subsidiaries as of such date (as such amount would be required to be reflected in the financial statements of the Borrower in accordance with Argentine GAAP) shall be deducted from the aggregate principal amount of the Indebtedness of the Borrower and its Subsidiaries as of such date.

“Contest” means, with respect to the payment of Taxes or any other claims or liabilities by any Person, to contest the validity or amount thereof in good faith by appropriate proceedings; provided that such Person has posted a bond or other security in accordance with Applicable Law (if required) or has established adequate reserves with respect to the contested items in accordance with, and to the extent required by, Argentine GAAP.  “Contested” shall have a meaning correlative thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service Amount” means, as of any date of determination, all amounts payable by the Borrower in respect of principal of, and interest and fees on, the Loans on such date, or if such date is not an Interest Payment Date, on the Interest Payment Date immediately succeeding such date; provided, however, that if such Interest Payment Date is not a Principal Repayment Date, an amount equal to the aggregate principal amount of the Loans required to be repaid by the Borrower pursuant to Section 2.6 on the first Principal Repayment Date shall be added, for purposes of the determination of the Debt Service Amount, to the aggregate amount payable on such Interest Payment Date.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, becomes an Event of Default.

“Disposition” means, with respect to any property or asset, any sale, capital lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” or “U.S.$” refers to lawful currency of the United States.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted by the Administrative Agent or any Affiliate thereof at approximately 11:00 a.m. (New York City time) on the date of such determination.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Off-Taker” means any of the Persons listed on Schedule 1.1-II, and such other Persons designated by the Borrower in writing and approved by the Administrative Agent, acting on the instructions of the Required Lenders.

“Environmental Laws”  means any and all foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, permits, concessions, grants, franchises, licenses, agreements, governmental restrictions, decrees or requirements of, under or prescribed by, any Governmental Authority (including, without limitation, common law) relating in any way to the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment, including without limitation, pollution or protection of the environment (including, without limitation, ambient air, soil, subsurface strata, surface water, groundwater and natural resources such as flora, fauna and wetlands) or public or employee health, including, without limitation, release or threatened release, manufacture, storage, treatment, handling, transport or disposal of Hazardous Materials, as now or may at any time hereafter be in effect.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorizations required under any Environmental Law.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, such Person.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Financing Document, (i) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Applicable Law of which such recipient is organized, is doing business (other than solely in connection with this Agreement), is considered a resident for tax purposes, or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any Taxes imposed by reason of any connection between such recipient and the taxing jurisdiction other than entering into this Agreement or any other Financing Document and receiving payments hereunder or thereunder, and (iii) any U.S. federal withholding taxes imposed under FATCA.

“Existing Lenders” means the Persons identified as “Existing Lenders” on Schedule 1.1-I and any other Person that shall have purchased an Existing Loan and become a party hereto pursuant to an Assignment and Acceptance Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance Agreement.

“Existing Loan” means a loan outstanding hereunder made by an Existing Lender to the Borrower pursuant to the Original Credit Agreement and identified as “Existing Loans” on Schedule 1.1-I.

“Export” means a transaction whereby the Borrower or Molino Americano has agreed to sell Products to an Eligible Off-Taker located in a country other than Argentina.

“Export Contract” means any purchase agreement, purchase order, invoice or similar arrangement or document evidencing any Export.

“Export Contract Receivables” means all rights of the Borrower or Molino Americano, as applicable, to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights arise out of the Export Contracts.

“Export Related Financings Follow Up Bank” means Banco Itau Argentina S.A. or any other Argentine financial institution from time to time designated by the Borrower (and acceptable to the Lenders), to comply with the export related financings information regime set forth by Argentine Foreign Exchange Regulations, corresponding to the Export Contracts.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amendment or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates calculated by the NY FRB based on such day’s federal funds transactions by depositary institutions, (as determined in such manner as the NYFRB shall set forth on its public website from time to time,) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letters” means, collectively, (i) the letter agreement dated as of January 31, 2017 executed by the Borrower in favor of the Agents, (ii) the letter agreement dated as of January 31, 2017 executed by the Borrower in favor of the Lead Arrangers and (iii) the Amendment Fee Letter, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Financial Officer” means, with respect to any Person, such Person’s chief financial officer, principal accounting officer, treasurer or controller.

“Financing Documents” means, collectively, this Agreement, the Promissory Notes, the Security Documents, the Fee Letters, the Undertaking Agreement and all other agreements, documents, instruments and certificates executed in connection with any of the foregoing.

“Governmental Authority” means the government of the United States, Argentina or any other nation, any state, department or any other political subdivision thereof, and any governmental body, agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity (including any federal or other association of or with which any such nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the holder of such Indebtedness to make payment thereof or to assure the holder of such Indebtedness against loss; (iii) to supply funds to or in any other manner to invest in other Person (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof, to protect such obligee against loss in respect thereof (in whole or in part) or to maintain working or equity capital of the primary obligee or otherwise maintain the net worth or solvency of such obligee; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature defined, identified, regulated, limited or prohibited pursuant to any Environmental Law.

“Hedging Agreement” means (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (including such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or to extend the maturity of, or become responsible for, the payment of such Indebtedness; provided, however, that neither (i) the accrual of interest, (ii) the accretion of original issue discount nor (iii) an increase in the outstanding amount of Indebtedness caused by fluctuations in the exchange rates of currencies shall be considered an Incurrence of Indebtedness.  The terms “Incurrence” and “Incurring” have corresponding meanings.

“Indebtedness” of any Person at any date means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, pagarés, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business payable within 90 days from the date of Incurrence thereof and in respect of which no interest, premium or fees (however denominated) accrue), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Indebtedness of others Guaranteed by such Person, (vii) all Capital Lease Obligations of such Person, (viii) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, of such Person (including in respect of Sale and Leaseback Transactions) which are not classified and accounted for as capital leases on the balance sheet of such Person under Argentine GAAP, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit acceptance facilities (whether funded or unfunded), letters of guaranty or similar instruments, (x) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all net obligations of such Person under Hedging Agreements (determined by reference to the marked-to-market value thereof), (xiii) all obligations of such Person under Synthetic Purchase Agreements, (xiv) all obligations of such Person under factoring agreements or similar arrangements, (xv) all Non-Recourse Indebtedness of such Person, and (xvi) all other obligations of such Person which are required to be reflected in, or are reflected in, such Person’s financial statements recorded or treated as debt under Argentine GAAP.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Initial Molca-Molino Americano Agreement” means the supply agreement No. 1 evidenced by offer dated as of January 26, 2017 executed by the Borrower, as provider, and delivered to and accepted by Molino Americano, as buyer.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, (i) with respect to the first Borrowing of the Loans hereunder, initially, the period commencing on the Closing Date and ending on August 3, 2017 and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the 3rd day of the calendar month that is six months thereafter, and (ii) with respect to any subsequent Borrowing of the Loans hereunder, initially the period commencing on the date such Borrowing is made and ending on the last day of the Interest Period then in effect pursuant to clause (i) above and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the  3rd day of the calendar month that is six months thereafter; provided, however, that (i) if an Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) in no case shall any Interest Period end after the Maturity Date, and (iii) any Interest Period that begins on the last day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” means, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, or assets constituting a business unit of, any other Person, (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Irrevocable Instruction” means, with respect to an Eligible Off-Taker that enters into an Export Contract, an irrevocable instruction from the Borrower or Molino Americano, as applicable, to such Eligible Off-Taker, delivered pursuant to Section 5.16 or pursuant to the Undertaking Agreement, as applicable, substantially in the form of Exhibit C, with blanks properly completed or otherwise in a manner satisfactory to the Administrative Agent.

“Lead Arrangers” means Itaú Unibanco S.A., Nassau Branch and JPMorgan Chase Bank, N.A.

“Lenders” means, collectively, the Existing Lenders and the New Lenders.

“Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBO Rate” means, for any Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page, currently LIBOR03 (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) for a period equal to such Interest Period; provided that in no event shall the “LIBO Rate” be less than 0%; provided further that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Lien” means, with respect to any asset, (i) any mortgage, hipoteca, deed of trust, fideicomiso, lien, pledge, prenda, hypothecation, encumbrance, charge, assignment in trust or by way of security, for the purpose of constituting a security interest or encumbrance in respect of such asset, (ii) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (iii) in the case of securities, any purchase option, call or similar contractual right of a third party with respect to such securities.

“Line of Business” means business activities of the Borrower, relating primarily to the production or commercialization of flour, mass consumption products, agricultural and related products, exports sales of grain derivatives and business activities reasonably ancillary or related thereto.

“Loan” means an Existing Loan or a New Loan (as the context may require) outstanding hereunder made by a Lender to any Borrower pursuant to this Agreement.

“Loan Coverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate amount in respect of Export Contract Receivables actually paid in cash directly for credit of the Collection Accounts during the 12-calendar months period then ended (or if such date of determination falls before the 12-month anniversary of the Closing Date, during the period commencing on the Closing Date and ending on such date of determination) (calculated as of 4:00 p.m. (New York City time) as of such date of determination), to (ii) the aggregate principal amount of, and interest on, the Loans, and any other fees payable under any Financing Document, outstanding as of such date of determination.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of its obligations under any Financing Document, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Financing Document or (d) a material adverse effect upon the validity or priority of the security interests purported to be granted to the Collateral Agent and the Lenders under the Security Documents.

“Maturity Date” means the date falling on the fifth anniversary of the Closing Date, or if such day is not a Business Day, on the Business Day immediately preceding such date.

“Minimum Required Balance” means, as of any date of determination, the product of (i) the Debt Service Amount as of such date of determination and (ii) 1.10.

“Molca Collection Account” means the Molca Collection Account, as defined in and established pursuant to the Molca Collection Account Control Agreement.

“Molca Collection Account Control Agreement” means the bank account control agreement dated February 3, 2017, among the Borrower, the Collateral Agent and the Collection Account Financial Institution, as confirmed pursuant to the Molca Collection Account Control Deed of Confirmation, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Molca Collection Account Control Deed of Confirmation “ means the deed of confirmation in favor of the Collateral Agent, to be granted by the Borrower, substantially in the form of Exhibit D.

“Molca Fixed Charge Over Collection Account Agreement” means the fixed charge over account agreement dated February 3, 2017, among the Borrower, the Collateral Agent and the Collection Account Financial Institution, as confirmed pursuant to the Molca Fixed Charge Over Collection Account Deed of Confirmation, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Molca Fixed Charge Over Collection Account Deed of Confirmation” means the deed of confirmation in favor of the Collateral Agent, to be granted by the Borrower, substantially in the form of Exhibit E.

“Molca-Molino Americano Agreements” means, collectively, (i) the Initial Molca-Molino Americano Agreement and (ii) any additional agreement entered into from time to time between the Borrower and Molino Americano, providing for the sale of Product by the Borrower to Molino Americano, to comply with Section 5.18(a).

“Molca-Molino Americano Receivables” means, as of any date of determination, the Dollar Equivalent of the aggregate amount of all rights of the Borrower to purchase price payments required to be made by Molino Americano during the 12-month period following such date of determination under the Molca-Molino Americano Agreements in force and effect as of such date of determination; provided, that in case any Molca-Molino Americano Agreement does not specify a fixed purchase price amount, the amount of the rights of the Borrower to payments from Molino Americano under such Molca-Molino Americano Agreement shall be determined by the Administrative Agent acting reasonably and in good faith based on the information provided by the Borrower to the Administrative Agent in accordance with Section 5.18(b).

“Molino Americano” means Molino Cañuelas Uruguay S.A., formerly Molino Americano S.A., a sociedad anónima incorporated and existing under the laws of Uruguay.

“Molino Americano Collection Account” means the Molino Americano Collection Account, as defined in and established pursuant to the Molino Americano Collection Account Control Agreement.

“Molino Americano Collection Account Control Agreement” means the bank account control agreement dated February 3, 2017, among Molino Americano, the Collateral Agent and the Collection Account Financial Institution, as confirmed pursuant to the Molino

Americano Collection Account Control Deed of Confirmation, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Molino Americano Collection Account Control Deed of Confirmation” means the deed of confirmation in favor of the Collateral Agent, to be granted by the Borrower, substantially in the form of Exhibit F.

“Molino Americano Fixed Charge Over Collection Account Agreement” means the fixed charge over account agreement dated February 3, 2017, among Molino Americano, the Collateral Agent and the Collection Account Financial Institution, as confirmed pursuant to the Molino Americano Fixed Charge Over Collection Account Deed of Confirmation, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Molino Americano Fixed Charge Over Collection Account Deed of Confirmation” means the deed of confirmation in favor of the Collateral Agent, to be granted by the Borrower, substantially in the form of Exhibit G.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“New Commitment” means, with respect to each New Lender, the commitment, if any, of such New Lender to make New Loans on the Restatement Effective Date, expressed as an amount representing the maximum principal amount of the New Loan to be made by such New Lender hereunder.  The amount of each New Lender’s New Commitment is set forth on Schedule 1.1-I, or in the Assignment and Acceptance Agreement pursuant to which such New Lender shall have assumed its New Commitment, as applicable.

“New Lenders” means the Persons identified as “New Lenders” on Schedule 1.1-I and any other Person that shall have purchased a New Loan and become a party hereto pursuant to an Assignment and Acceptance Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance Agreement.

“New Loan” means a loan outstanding hereunder made by a New Lender to the Borrower pursuant to this Agreement.

“Non-Recourse Indebtedness” of any Person at any time, means indebtedness (a) secured solely by the assets acquired with the proceeds of such indebtedness and (b) with respect to which (i) such Person or any of its Subsidiaries shall not have any liability to any Person for repayment of all or any portion of such indebtedness beyond the assets so secured and (ii) the holders thereof (A) shall have recourse only to, and shall have the right to require the obligations of such Person to be performed, satisfied or paid only out of, the assets so secured and (B) shall have no direct or indirect recourse (including by way of indemnity or guaranty) to such Person or any of its Subsidiaries, whether for principal, interest, fees, expenses or otherwise.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate”  means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Other Taxes” means any and all present or future stamp, transfer, court or documentary taxes or any other excise or property taxes, charges or similar levies (together with any interest, charges, penalties, additions to tax and additional amounts) arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time,) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Permitted Encumbrances” means (a) Liens imposed by law for taxes that are not yet due or are being Contested; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, vendors’, salary, pension quotas and social security and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being Contested; (c) Liens made in the ordinary course of business in compliance with workers’ compensation, disability or unemployment insurance, pensions and other social security laws or regulations relating to letters of credit or guarantees issued in respect thereof; (d) cash deposits to secure the performance of bids, government contracts and trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, tenders and other obligations of a like nature or relating to the letters of credit or guarantees issued in respect thereof, in each case in the ordinary course of business consistent with past practice; (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(i); (f) minor irregularities in title to real property that do not secure any monetary obligations and which do not interfere in any material respect with the occupation, use or enjoyment by the Borrower or any of its Subsidiaries of any of their properties or assets or with the ordinary conduct of the Borrower’s or such Subsidiary’s business; (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of the Borrower or its Subsidiaries; (h) purchase money Liens created or arising over any property or asset which is acquired, constructed or created by the Borrower, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto, (ii) such Lien is created or arises on or before 150 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created; and (i) Liens created pursuant to the Security Documents; provided, however, that except as expressly contemplated by clauses (h) and (i) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (i) one or more members of the Navilli family, including spouses, lineal descendants, estates and heirs and (ii) any trust or other investment vehicle for the primary benefit of any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity or organization.

“Permitted Indebtedness” means:

(a)                                 Indebtedness under the Financing Documents; and

(b)                                 Indebtedness outstanding as of the Closing Date and disclosed in Schedule 3.4(d).

“Pesos or “AR$” refers to the lawful currency of Argentina.

“Products” means, industrialized foods, including but not limited to wheat flour, edible oils, cookies and biscuits, flour pre-mixes, breadcrumbs and pastas.

“Promissory Notes” means the promissory notes (pagarés governed by Argentine law) executed and delivered by the Borrower pursuant to Section 2.7.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used in Argentina by companies engaged in the Line of Business.

“Reference Affiliates” means, collectively,Compañía Argentina de Granos S.A., a sociedad anónima incorporated and existing under the laws of Argentina, Cañuelas Pack S.A., a sociedad anónima incorporated and existing under the laws of Argentina, Molino Americano, Molino Americano S.A., a sociedad anónima incorporated and existing under the laws of Argentina and Molino Florencia S.A., a sociedad anónima incorporated and existing under the laws of Argentina.

“Reference Debt Service Coverage Ratio” means as of any date of determination, the ratio of (i) the aggregate amount (or the Dollar Equivalent thereof) in respect of Export Contract Receivables actually paid in cash directly for credit to the Collection Accounts during the 45-day period then ended (calculated as of 4:00 p.m. (New York City time) on such determination date), to (ii) the Debt Service Amount as of such day.

“Regulation U” means Regulation U (12 C.F.R. Part 221) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Regulation X” means Regulation X (12 C.F.R. Part 224) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having more than 50% of the then aggregate unpaid principal amount of the Loans and, with respect to New Lenders, the then aggregate amount of the New Commitments.

“Responsible Officer” means, with respect to any Person, the chief executive officer, chief financial officer or chief operating officer of such Person.

“Restricted Payment” means, with respect to any Person, (a) any dividend or other distribution on any Equity Rights of such Person (except dividends payable solely in Equity Rights of the same class of the same issuer), (b) any payment on account of the purchase, redemption, retirement or acquisition of, or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, retirement or acquisition of (i) any Equity Rights of such Person or (ii) any option, warrant or other right to acquire Equity Rights of such Person, (c) any payment in respect of irrevocable contributions made to such Person’s shareholders’ equity on account of future increases of the Capital Stock of such Person, and (d) any payment in respect to any Indebtedness of such Person with any of its direct or indirect shareholders.

“Rolling Period” means, with respect to any fiscal quarter of the Borrower, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor providing for the leasing by such Person or any of its Subsidiaries of any property or asset which has been or is being sold or transferred in connection with such lease by such Person or such Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Crimea and Syria).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S.

Department of Commerce ), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctions Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S. and Argentina) applicable to the Borrower, its Affiliates or any party to the Financing Documents concerning or relating to Sanctions, terrorism or money laundering, including, without limitation, (a) the Executive Order; (b) the PATRIOT Act; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) the U.S. United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; and (i) any similar laws, rules, regulations and requirements enacted, administered or enforced by the United States, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the “Specially Designated National and Blocked Person” list; (d) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; (e) which otherwise is, by public designation of the United Nations Security Council, the European Union or Her Majesty’s Treasury, the subject or target of any Sanction; (f) with which any party to the Financing Documents is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws; or (g) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means, collectively, the Irrevocable Instructions and the Bahamas Security Documents.

“Solvent” when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal, provincial, territorial and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, in each case by the parent or one or more Subsidiaries of the parent.

“Synthetic Purchase Agreement” means any “total return swap” or sale and repurchase agreement with respect to any Equity Right or any Indebtedness, or any other swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any of its Subsidiaries is or may become obligated to make (i) any payment in connection with the purchase by any third party, from a Person other than the Borrower, of any Equity Rights or any Indebtedness or (ii) any payment the amount of which is determined by reference to the price or value at any time of any Equity Rights or any Indebtedness.

“Taxes” means any and all present or future taxes (including value added tax), levies, imposts, duties, assessments, deductions, charges or withholdings of whatever nature, together with any interest, charges, penalties, additions to tax or additional amounts imposed or collected by any Governmental Authority.

“Termination Date” means the earlier of (i) the date falling five Business Days following the date hereof and (ii) the date on which the New Commitments shall have been entirely utilized or terminated in accordance with this Agreement.

“Test Date” means the date falling 15 days prior to each Interest Payment Date.

“Transactions” means, collectively, the execution, delivery and performance by the Borrower and/or the other parties thereto, as applicable, of this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby (including the application of the proceeds of the Loans pursuant to this Agreement).

“Undertaking Agreement” means the letter agreement entered into among the Borrower, Molino Americano and the Administrative Agent, dated January 31, 2017, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Uruguay” means the Oriental Republic of Uruguay.

“Volcker Rule” means the final rule jointly adopted by the Office of the Comptroller of the Currency, the Board, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission in order to implement Section 619 of the Dodd-Franck Wall Street Reform and Consumer Protection Act.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2                                    Interpretation of Terms Generally.

(a)                     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(b)                     Unless the context requires otherwise:

(i)                                     any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein);

(ii)                                  any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(iii)                               the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(iv)                              all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and

(v)                                 the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3                                    Accounting Terms and Determinations; Argentine GAAP.

(a)                     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Argentine GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Argentine GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Argentine GAAP or in the application thereof, then such provision shall be interpreted on the basis of Argentine GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, provided, further that notwithstanding anything to the contrary herein, the Borrower shall have the right at any time to implement IFRS as the accounting principles used by the Borrower for the preparation of its financial statements in lieu of Argentine GAAP, and as of the date on which the Borrower releases its financial statements prepared in accordance with IFRS and with respect to such and subsequent issued financial statements, references to Argentine GAAP in the Financing Documents shall automatically be deemed to be references to IFRS.

(b)                     If the de facto change in Argentine GAAP upon the adoption by the Borrower of IFRS as the accounting principles used by the Borrower in the preparation of its financial statements in lieu of Argentine GAAP in accordance with clause (a) above would affect the computation of any financial ratio or requirement set forth in any Financing Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Argentine GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Argentine GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Argentine GAAP.

Section 1.4                                    Classification of Loans.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. an “Existing Loan”).

ARTICLE II

THE LOANS

Section 2.1                                    The Loans.

(a)                                 Prior to the date hereof, each Existing Lender has made available to the Borrower (or subsequent to the making thereof, has acquired) an Existing Loan pursuant to the Original Credit Agreement, in the original aggregate principal amount set forth opposite to such Existing Lender’s name in Schedule 1.1-I.  The outstanding principal amount of the Existing Loans on the Restatement Effective Date shall remain outstanding and be payable pursuant to the terms hereof.  On and as of the Restatement Effective Date, upon satisfaction of each of the conditions specified in Section 4.1, the Original Credit Agreement is hereby amended and restated as provided in this Agreement, with each and all the provisions thereof being replaced and superseded by the provisions of this Agreement.

(b)                                 All commitments, if any, under the Original Credit Agreement, upon satisfaction of the conditions specified in Section 4.1, are hereby terminated, and the Lenders shall be under no obligation to make available any loan or extend credit in any other form to the Borrower, except, in the case of the New Lenders, as expressly contemplated herein.

(c)                                  On the Restatement Effective Date and subject to the terms and conditions set out herein, each New Lender severally agrees to make a New Loan in Dollars to the

Borrower, in an aggregate principal amount not to exceed the New Commitment of such New Lender.

Section 2.2                                    Loans and Borrowing.

(a)                     The failure of any New Lender to make a New Loan required to be made by it shall not relieve any other New Lender of its obligations hereunder; provided, however, that the New Commitments of the New Lenders are several and no New Lender shall be responsible for any other New Lender’s failure to make its New Loan as required.

(b)                     Each New Lender at its option may make any New Loan by causing any domestic or foreign Lending Office of such New Lender to make such New Loan; provided, however, that the exercise of such option shall not affect the obligation of the Borrower to repay such New Loan in accordance with the terms of this Agreement.

(c)                      There shall be a single Borrowing of the New Loans hereunder, and such Borrowing shall only occur on the Restatement Effective Date.  The aggregate amount of the New Loans shall not exceed the aggregate amount of the New Commitments.

(d)                     This Agreement is not a revolving credit agreement.  Any amounts prepaid or repaid hereunder may not be reborrowed.

Section 2.3                                    Method of Borrowing.

(a)                     To request the New Loans on the Restatement Effective Date, the Borrower shall give the Administrative Agent a written Borrowing Request signed by the Borrower not later than 11:00 a.m. (New York City time) three Business Days prior to the Restatement Effective Date (or such shorter period acceptable to the Administrative Agent and the Lenders).  The Borrowing Request shall be given by e-mail in portable document format (.pdf), facsimile (with confirmation of transmission) or by hand delivery and shall be irrevocable.

(b)                     The Borrowing Request shall specify the following information:

(i)                                     the aggregate amount of the requested Borrowing, which shall not exceed the aggregate amount of the New Commitments;

(ii)                                  the proposed Restatement Effective Date, which shall be a Business Day; and

(iii)                               the account or accounts of the Borrower into which the funding of the proceeds of the requested Borrowing should be made.

(c)                      Promptly following receipt of the Borrowing Request, the Administrative Agent shall advise each New Lender of the details thereof and of the amount of the New Loan of such New Lender to be made as part of the requested Borrowing.

Section 2.4                                    Funding of Borrowing.

(a)                     Each New Lender shall make each of its New Loans available on the Restatement Effective Date by wire transfer of immediately available funds by 11:00 a.m. (New York City time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the New Lenders.  The Administrative Agent will make the New Loans available to the Borrower by promptly (but in any event on the same Business Day) crediting from the amounts so received, in like funds, to the accounts designated by the Borrower, an amount for each account specified in the Borrowing Request in compliance with the provisions of this Agreement.

(b)                     Unless the Administrative Agent shall have received notice from a New Lender prior to 2:00 p.m. (New York City time) on the Business Day immediately preceding the Restatement Effective Date that such New Lender will not make available to the Administrative Agent such New Lender’s share of the Borrowing to be made on the Restatement Effective Date, the Administrative Agent may assume that such New Lender has made such share available on the Restatement Effective Date in accordance with Section 2.4(a) and may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  In such event, if a New Lender has not in fact made its share of such Borrowing available to the Administrative Agent, then the Administrative Agent shall be entitled to recover such corresponding amount from such New Lender on demand.  If such New Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower (without prejudice to any rights of the Borrower against such New Lender) shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such New Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from and including the date such amount is made available by the Administrative Agent to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to (i) if such amount is recovered from such New Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) if such amount is recovered from the Borrower, the interest rate applicable thereto pursuant to Section 2.10.  If such New Lender pays such amount to the Administrative Agent, then such amount shall constitute such New Lender’s New Loan included in the Borrowing for the purposes of this Agreement.

Section 2.5                                    Termination of the New Commitments.

(a)                     The New Commitment of each New Lender shall automatically terminate at 5:00 p.m. (New York City time) on the Termination Date.

(b)                     The Borrower may not reduce or terminate the New Commitments.

Section 2.6                                    Repayment of Loans; Evidence of Debt.

(a)                     The Borrower hereby unconditionally promises to repay to the Administrative Agent, for the account of each Lender, the outstanding principal amount of each Loan on each Interest Payment Date falling in or after February 3, 2018 (each such Interest Payment Date, a “Principal Repayment Date”), in consecutive semi-annual installments, each such installment in an amount equal to the lesser of (i) the amount set forth in the table below opposite the calendar month in which such Principal Repayment Date falls, and (ii) the principal amount of the Loans outstanding on such Principal Repayment Date; provided, however, that all unpaid principal of the Loans on the Maturity Date shall be repaid by the Borrower on the Maturity Date:

Calendar Month	Amount
February, 2018	U.S.$	9,777,777
August, 2018	U.S.$	9,777,777
February, 2019	U.S.$	9,777,777
August, 2019	U.S.$	9,777,777
February, 2020	U.S.$	9,777,777
August, 2020	U.S.$	9,777,777
February, 2021	U.S.$	9,777,777
August, 2021	U.S.$	9,777,777
Maturity Date	U.S.$	9,777,784

(b)                     Each Lender shall maintain in accordance with its usual practice records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                      The Administrative Agent shall maintain records in which it shall record (i) the amount of the Loans made hereunder and the Interest Periods therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d)                     The entries made in the records maintained pursuant to Section 2.6(c) or 2.6(d) shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.7                                    Promissory Notes.

(a)                     Each Loan shall be evidenced by one or more Promissory Notes (which qualify as a pagaré a la vista sin protesto under Argentine law), executed by the Borrower as issuer substantially in the form of Exhibit H, with the signature, power and authority of the officer executing the Promissory Note duly attested by a notary public.  The Promissory Notes shall be delivered to the Administrative Agent for the benefit of the applicable Lender on or before the Restatement Effective Date, appropriately completed.  Each Loan and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Promissory Notes in such form payable to the payee named therein.  Each Lender shall be entitled to receive a Promissory Note for each Principal Repayment Date, each for an aggregate principal amount of, and interest on, the Loan made by such Lender required to be paid on such date.

(b)                     The payment of any part of the principal of any such Promissory Note shall discharge the obligation of the Borrower under this Agreement to pay principal of the Loan evidenced by such Promissory Note pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Promissory Note evidencing such Loan pro tanto.  Notwithstanding the discharge in full of any Promissory Note, (i) if the amount paid or payable under any such Promissory Note (whether arising from the enforcement thereof in Argentina or otherwise) is less than the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Promissory Note, to the fullest extent permitted under Applicable Law, the Borrower agrees to pay to the Administrative Agent upon demand such difference and (ii) if the amount paid or payable under any such Promissory Note (whether arising from the enforcement thereof in Argentina or otherwise) exceeds the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Promissory Note, each Lender that has received any amounts under such Promissory Notes in excess of the amounts due to such Lender hereunder agrees, to the fullest extent permitted under Applicable Law, to pay such excess to the Borrower upon demand.

(c)                      Upon discharge of all obligations of the Borrower under a Loan evidenced by a Promissory Note, the Lender holding such Promissory Note shall cancel such Promissory Note and promptly return it to the Borrower.

(d)                     Each Lender shall be entitled to have its Promissory Notes substituted, exchanged or subdivided for Promissory Notes of lesser denominations in connection with a permitted assignment of all or any portion of such Lender’s Loans and Promissory Notes pursuant to Section 9.4.

Section 2.8                                    Prepayment of the Loans.

(a)                     The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part; provided that any prepayment made on a day other than on the last day of an Interest Period shall be subject to Section 2.14.

(b)                     Partial prepayments of Loans shall be in an aggregate principal amount of U.S.$5,000,000 or a whole multiple of U.S.$1,000,000 in excess thereof or, if less, in the remaining aggregate principal amount of the Loans then outstanding.  Except as contemplated in Section 2.8(a), the Borrower shall not have the right to voluntarily prepay the Loans, whether in whole or in part.

(c)                      The Borrower shall notify the Administrative Agent by e-mail in portable document format (.pdf), facsimile (with confirmation of transmission) or hand delivery of any optional prepayment hereunder not later than 11:00 a.m. (New York City time) three Business Days prior to the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and the amount of accrued interest thereon to the date of the prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(d)                     Any prepayment of the Loans pursuant to Sections 2.8(a) shall be applied to the unpaid installments of the Loans, in inverse order of maturity.

Section 2.9                                    Fees.

(a)                     Administrative Fees and Other Fees.  The Borrower agrees to pay to each Agent, for its own account or the account of the Lead Arrangers or the Lenders, as applicable, any and all fees payable in the amounts and at the times set forth in this Agreement and in the Fee Letters.

(b)                     Payment of Fees.  All fees payable under the Financing Documents shall be paid on the dates due, in immediately available funds and shall not be subject to reduction by way of set-off or counterclaim.  Fees paid under any Financing Document shall not be refundable under any circumstances.

Section 2.10                             Interest.

(a)                     Each Loan shall bear interest on the outstanding principal amount thereof, for the period from and including the date such Loan is made to but excluding the date such Loan shall be repaid in full, at a rate per annum equal to the LIBO Rate determined for the Interest Period then in effect, plus the Applicable Margin.  Accrued (and theretofore unpaid) interest shall be payable (i) in arrears on each Interest Payment Date, (ii) on the date of any prepayment (on the amount prepaid), and (iii) at maturity (whether at stated maturity, by acceleration or otherwise) and, after such maturity, on demand.

(b)                     Notwithstanding the foregoing, during the occurrence of an Event of Default, (i) the outstanding principal amount of the Loans shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the rate that is 2% in excess of the interest rate then applicable to the Loans, and at any time following the termination of the Interest Period then in effect such rate shall be equal to 2% plus the Base Rate determined from time to time plus the Applicable Margin, and (ii) to the extent permitted by Applicable Law, any overdue interest in respect of any Loan or other amounts owing hereunder shall bear interest at a rate equal to 2% plus the Base Rate determined from time to time plus the Applicable Margin.  Accrued and unpaid interest on past due amounts (including interest on past due interest, to the extent permitted by Applicable Law) shall be due and payable upon demand.

(c)                      Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The Administrative Agent shall calculate the amounts of interest pursuant to this Section 2.10, and each such calculation shall be conclusive absent manifest error.

Section 2.11                             Alternate Rate of Interest.  If prior to the commencement of any Interest Period for any amounts outstanding hereunder:

(a)                     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)                     the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans for such Interest Period, then the Administrative Agent shall give notice (the “Rate Determination Notice”) thereof to the Borrower and the Lenders by telephone, e-mail in portable document format (.pdf) or facsimile as promptly as practicable thereafter, and after the giving of the Rate Determination Notice, the Loans will accrue interest at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin until the circumstances giving rise to such Rate Determination Notice have ceased to apply (the “Substitute Rate”) and such Substitute Rate shall be retroactive to, and take effect from, the beginning of such Interest Period.

Section 2.12                             Illegality.  Notwithstanding any other provision of this Agreement, in the event that, on or after the date of this Agreement, it becomes unlawful for any Lender to honor its obligation to make, maintain or fund its Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to maintain or fund its Loans shall be suspended until such Lender shall so notify the Borrower (with a copy to the Administrative Agent) that the circumstances giving rise to such suspension no longer exist.  If such Lender shall determine in good faith that it may not lawfully continue to maintain or fund its Loans, the Borrower shall, upon the request of such Lender (such request to be made at least ten days prior to any requested prepayment or such shorter period commencing on the date of such request and ending on the immediately succeeding Interest Payment Date), prepay the outstanding amount of such Lender’s Loans (and only such Lender’s Loans), together with accrued interest thereon and all other amounts payable hereunder, on such Interest Payment Date; provided, however, that if such Lender certifies to the Borrower that earlier prepayment is required in order to enable such Lender to comply with the relevant law, rule or regulation or change therein and specifies an earlier date for the prepayment, the Borrower shall make the prepayment on the date so specified by such Lender.

Section 2.13                             Increased Costs.

(a)                     If on or after the date of this Agreement, any Change in Law shall:

(i)                                     impose, modify or deem applicable any liquidity requirement, insurance charge, reserve, including any reserve against “Eurocurrency liabilities” (as defined in Regulation D of the Board (or any successor provision thereof)), special deposit, compulsory loan or similar requirement or assessment against assets of, deposits with or for account of, or credit extended by, any Lender (or its Lending Office);

(ii)                                  impose on or subject any Lender to any tax or mandatory contribution, or change the basis of taxation of payment to any such Lender in respect of this Agreement (except for Indemnified Taxes, Excluded Taxes and Other Taxes); or

(iii)                               impose on any Lender any other condition affecting this Agreement or Loans made by such Lender,

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                     If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements applicable to it has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c)                      A certificate of a Lender setting out (i) the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.13(a) or 2.13(b) and (ii) in reasonable detail how such amount or amounts were calculated, which description shall in no event contain any disclosure of matters deemed by such Lender to be confidential or proprietary, shall be delivered to the Borrower and shall be conclusive absent manifest error.  In determining such amount or amounts, such Lender may use any generally used averaging and attribution methods.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                     Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.14                             Break Funding Payments.  In the event of:

(a)                     the failure by the Borrower in making the Borrowing of the New Loans after the Borrower has delivered a Borrowing Request in accordance with Section 2.3 (including as a result of the failure of any of the conditions set forth in Article IV to be satisfied);

(b)                     the payment or prepayment (other than on an Interest Payment Date) of the principal of any Loan (including as a result of an Event of Default); or the payment or prepayment of any principal of the Loans other than on the scheduled date of repayment thereof pursuant to Section 2.6(a); or

(c)                      the failure to prepay any Loan on the date specified in any notice delivered pursuant hereto,

then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (but excluding loss of margin); provided, that such losses shall include any payments to be made by the Lenders as a consequence of the events described in clauses (a), (b) and (c) above pursuant to any Hedging Agreement entered into by any Lender relating to or in connection with this Agreement.

A certificate of any Lender setting out (i) any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 and (ii) in reasonable detail how such amount or amounts were calculated, which description shall in no event contain any disclosure of matters deemed by such Lender in good faith to be confidential or proprietary, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.15                             Taxes.

(a)                     Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Financing Document shall be made free and clear of and without any withholding or deduction for or on account of any Indemnified Taxes or Other Taxes; provided, however, that if the Borrower shall be required to withhold or deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required withholdings or deductions (including withholdings or deductions for or on account of any Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.15) each Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower shall make such withholdings or deductions and (iii) the Borrower shall pay the full amount so withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)                     To the extent Other Taxes have not been paid pursuant to Section 2.15(a)(iii), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)                      The Borrower shall indemnify each Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by such Agent or such Lender, as the case may be, and all reasonable expenses arising therefrom or with respect thereto plus interest thereon for each day from (and including) the day of delivery to the Borrower of a request for such payment to (but excluding) the date of actual reimbursement at a rate per annum equal to the interest rate then applicable to the Loans, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)                     As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably requested by the Administrative Agent.

Section 2.16                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                     The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or under Section 2.13, 2.14 or 2.15, or otherwise) prior to 4:00 p.m. (New York City time) on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account (or at such other account or accounts designated by the Administrative Agent by notice to the Borrower), except for payments pursuant to Sections 2.12, 2.13, 2.14, 2.15 and 9.3, which shall be made directly by the Borrower to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)                     Whenever any payment received by any Agent under this Agreement or any other Financing Document is insufficient to pay in full all amounts then due and payable to the Agents and the Lenders under this Agreement and the other Financing Documents, such payment shall be distributed by the Administrative Agent or the Collateral Agent, as applicable, and applied by the Agents in the following order:  first, to the payment of fees and expenses due and payable to the Administrative Agent and the Lead Arrangers under and in connection with this Agreement and the other Financing Documents; second, to the payment of all expenses due and payable under Section 9.3, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of interest then due and payable on the Loans ratably in accordance with the aggregate amount of interest owed to each such Lender; and fourth, to the payment of the principal amount of the Loans which is then due and payable ratably among the Lenders in accordance with the amounts of principal owed to each such Lender.

(c)                      Except to the extent otherwise provided herein each payment or prepayment of principal of, and interest on, the Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans then outstanding.

(d)                     If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (d) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Financing Document or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)                      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f)                       If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under Section 2.16(e) until all such unsatisfied obligations are fully paid.

(g)                      Pursuant to the Argentine Foreign Exchange Regulations, the initial mechanism for effecting the payments hereunder shall be the application of Export Contract Receivables deposited to the Molca Collection Account; provided, however that if the Borrower shall be prohibited or restricted from paying on any Interest Payment Date to the Administrative Agent’s Account the full amount in Dollars payable by the Borrower on such Interest Payment Date (the “Dollar Obligations”), by reason of any Applicable Law or Argentine Foreign Exchange Regulations in force at such time, or the taking of any action by any Governmental Authority, then the Borrower shall, during the continuance of such prohibition or restriction, pay the Dollar Obligations in Dollars at the Administrative Agent’s Account (or otherwise as provided hereunder) by means of any of the following methods:

(i)                                     through any lawful mechanism available to the Borrower as of such Interest Payment Date, including the purchase with Pesos of any kind of Dollar denominated public or private debt or equity securities traded in Buenos Aires (the “Dollar Securities”), their sale by the Borrower in a foreign market for Dollars and the transfer to the Administrative Agent’s Account of the sale proceeds thereof in an amount equal to the Dollar Obligations; or

(ii)                                  in the event that as of such Interest Payment Date an alternative lawful mechanism to pay the Dollar Obligations to the Administrative Agent’s Account is not available to the Borrower pursuant to clause (i) above, then the Borrower shall (x) purchase Dollar Securities with Pesos, having an aggregate market price in Dollars at the time of purchase thereof at least equal to the amount of the Dollar Obligations due and payable on such Interest Payment Date; and (y) transfer such acquired Dollar Securities to the securities account of each Lender outside Argentina to be indicated by the Administrative Agent to the Borrower. The parties agree that any transfer of Dollar Securities to the Lenders under this paragraph (ii) shall be made pro solvendo, and shall therefore not involve or be construed as a payment of any outstanding Dollar Obligations hereunder, but shall only create a security interest for the benefit of the Lenders over the transferred Dollar Securities to secure payment of the Dollar Obligations payable on the relevant Interest Payment Date, until the Lenders can sell such Dollar Securities for Dollars, and apply the resulting sale proceeds to the payment of the Dollar Obligations. Such sale by the Lenders shall take place no later than three Business Days following the date of transfer of the Dollar Securities to the Lenders in a New York securities market, or if the Dollar Securities are not traded in a New York securities market, in other foreign market of the election of the Administrative Agent. If the sale proceeds of the Dollar Securities is lesser than the amount of the payable Dollar Obligations (including interest thereof accrued to the date of sale of the Dollar Securities), then the Borrower shall transfer to the Lenders within three Business Days following request therefor such additional quantity of Dollar Securities that shall permit the Lenders to collect the full Dollar amount of such Dollar Obligations through the sale of such additional Dollar Securities. If at any time the aggregate amount of the sale proceeds of the Dollar Securities transferred to any Lender by way of security under this paragraph (ii) is higher than the outstanding Dollar Obligations payable to such Lender, then (x) provided an Event of Default shall not have occurred and be continuing, each such Lender shall return within 15 Business Days following the receipt of the funds by such Lender, the applicable excess to the Borrower; or (y) if an Event of Default shall have occurred and be continuing, the Lenders and the Administrative Agent shall be authorized to set-off and apply the resulting excess against and on account of any other outstanding payment obligations of the Borrower under the Financing Documents.

(h)                     No payment method under this Section 2.16 shall be deemed to constitute payment of the applicable obligation until receipt by the Lenders or the Administrative Agent at the Administrative Agent’s Account, as applicable, of the full payable amount of Dollars due in respect thereof. All costs, expenses and taxes payable in connection with compliance with this Section 2.16 shall be exclusively borne by the Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Agent and the Lenders that:

Section 3.1                                    Corporate Existence; Powers; Capitalization.

(a)                     The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing (where applicable) under the laws of their respective jurisdiction of incorporation and have all requisite power, material governmental licenses, authorizations, consents and approvals to carry on their business as now conducted.

(b)                     All the issued and outstanding Capital Stock of the Borrower consists as set forth in Schedule 3.1(b) (the “Borrower’s Capital Stock”).  All of the Borrower’s Capital Stock has been duly authorized, validly issued and is fully paid and nonassessable.  All the issued and outstanding Borrower’s Capital Stock is held as set forth in Schedule 3.1(b) and free and clear of any Liens.

(c)                      There are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including pursuant to uncapitalized capital contributions) obligating the Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, any Capital Stock or any securities exchangeable for, or convertible into, Capital Stock or obligating the Borrower to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

(d)                     Schedule 3.1(d) contains a list of each Subsidiary of the Borrower, including its name, jurisdiction of incorporation, number of shares of Capital Stock outstanding and class and holders thereof.  All of the Capital Stock of each Subsidiary of the Borrower has been duly authorized, validly issued and is fully paid and nonassessable.

Section 3.2                                    Authorization; Enforceability.  The execution, delivery and performance by the Borrower of the Financing Documents are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Financing Document, when executed and delivered by the Borrower, shall constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

Section 3.3                                    Governmental Approvals; No Conflicts, Etc.

(a)                     All governmental authorizations, if any, and actions of any kind necessary for the due execution, delivery and performance by the Borrower of the Financing Documents, or required for the validity or enforceability against the Borrower, have been obtained or performed and are valid and subsisting in full force and effect, and the performance thereof as well as the continuing obligations of the Borrower in connection therewith do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority.

(b)                     The Transactions, the performance thereof and the continuing obligations of the Borrower under or in connection with the Financing Documents and the Transactions do not and will not violate any Applicable Law, judgment, award, injunction, or similar legal restriction or the memorandum and articles of association, charter, by-laws, estatutos sociales or other organizational documents of the Borrower or any order of any Governmental Authority.

(c)                      The Transactions, the performance thereof and the continuing obligations of the Borrower under or in connection with the Financing Documents and the Transactions do not and will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its property or assets or give rise to a right thereunder to require any payment to be made by the Borrower to any Person, except for any such violation or default which could not reasonably be expected to have a Material Adverse Effect.

(d)                     The Transactions, the performance thereof and the continuing obligations of the Borrower under or in connection with the Financing Documents and the Transactions do not and will not result in the creation or imposition of any Lien on any property or asset of the Borrower or any of their Subsidiaries.

Section 3.4                                    Financial Condition; No Material Adverse Change.

(a)                     The Borrower has furnished to the Lenders the audited Consolidated balance sheet and related statements of income and cash flows of the Borrower as of and for the years ended November 30, 2014, November 30, 2015 and November 30, 2016 audited by Price Waterhouse Co. S.R.L., independent public accountant.

(b)                     The financial statements specified in clause (a) above present fairly, in all material respects, the financial position and results of operations and sources and uses of funds of the Borrower referred therein and their Subsidiaries as of such dates and for such periods in accordance with Argentine GAAP.

(c)                      The Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in financial statements (including the notes thereto).

(d)                     The Borrower has no Indebtedness outstanding as of the date of this Agreement, except as provided under Schedule 3.4(d).

(e)                      Since November 30, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f)                       No Default or Event of Default has occurred and is continuing.

Section 3.5                                    Properties.

(a)                     The Borrower has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, in each case free and clear of all Liens other than Permitted Encumbrances.  With respect to any material lease or rental agreement to which the Borrower is a party, (i) such material lease or rental agreement is valid and binding, and in full force and effect, (ii) the Borrower has complied in all material respects with all of the terms of such lease or rental agreement, (iii) there exists no event of default or an event, act or condition which with notice or lapse of time, or both, would constitute an event of default thereunder by the Borrower or, to the knowledge of the Borrower, the lessor thereunder and (iv) the Borrower is in possession of the premises demised under all such leases and rental agreements and is conducting business on such premises.  The properties and assets owned or leased by the Borrower are sufficient to enable the Borrower to conduct its business in all material respects as presently conducted.

(b)                     Intellectual Property.  The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person.

Section 3.6                                    Permits.

(a)                     Schedule 3.6(a) sets forth a true, correct and complete list of each material public, regulatory or governmental licenses, concessions, franchises, certificates, permits, consents, orders, approvals, filings, registrations and other authorizations (collectively, “Permits”) necessary to own, lease and operate its properties and assets and to conduct the Line of Business in all material respects as currently conducted.  The Borrower and its Subsidiaries have all Permits, all of which are in full force and effect, and the Borrower and its Subsidiaries are in compliance with all Permits under Applicable Law.  None of the Borrower or any of its Subsidiaries has received any notice of proceedings relating to the revocation, cancellation, expropriation or modification of any Permit.

(b)                     The Borrower has no reason to believe that (i) any Permit which requires renewal will not be renewed as and when required under Applicable Law and without imposing any further restrictions or conditions thereon; (ii) any Permit will be withdrawn, suspended, cancelled, varied, surrendered or revoked; or (iii) any Permit required to be obtained following the date hereof will not be obtained in the ordinary course.

Section 3.7                                    Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any director, officer or employee thereof (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (b) that purport to affect the legality, validity or enforceability of this Agreement, any of the other Financing Documents or the Transactions, or seek to prevent or enjoin any of the Transactions.

Section 3.8                                    Compliance with Laws and Agreements.

(a)                     The Borrower and each of its Subsidiaries is in compliance, in all material respects, with all laws (including, without limitation, labor and social security laws), regulations and orders of any Governmental Authority applicable to the Borrower, its Subsidiaries or their businesses, properties or assets, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                     The Borrower and each of its Subsidiaries is in compliance, in all material respects, with all indentures, agreements and other instruments binding upon the Borrower or any of its Subsidiaries, their businesses, properties or assets.  No default, event of default or similar event has occurred and is continuing under any such indenture, agreement or instrument, except to the extent that such default, event of default or similar event could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9                                    Taxes.

(a)                     The Borrower has timely filed or caused to be filed all tax returns, declarations, reports, estimates, information returns and statements and other information required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except for Taxes that are being Contested.

(b)                     Except for Argentine withholding taxes on payments of interest on the Loans and fees, there are no Taxes imposed either (i) on or by virtue of the Transactions, its enforcement or admissibility into evidence or (ii) on any payment to be made by the Borrower pursuant to any Financing Document.

(c)                      The Borrower is permitted to pay any additional amounts payable pursuant to Section 2.15(a).

Section 3.10                             Environmental Matters.

(a)                     The properties presently owned, leased or otherwise operated by the Borrower and its Subsidiaries do not contain, and, to the Borrower’s knowledge, have not previously contained, therein, thereon or thereunder, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws.

(b)                     The properties presently owned, leased or otherwise operated by the  Borrower and its Subsidiaries and all operations and facilities at such properties are in compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of, or impair the otherwise fair saleable value of, such properties;

(c)                      Neither the Borrower nor any of its Subsidiaries has received or has knowledge of any complaint, notice of violation, alleged violation or notice of investigation or of potential liability under Environmental Laws with regard to the Borrower or any of its

Subsidiaries, or any properties presently owned, leased or otherwise operated by the Borrower or any of its Subsidiaries, nor does the Borrower or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened.

(d)                     Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any properties presently owned, leased or otherwise operated by the Borrower or any of its Subsidiaries or during the Borrower’s or any of its Subsidiaries’ ownership, lease or operation of any property formerly owned, leased or otherwise operated by the Borrower or any of its Subsidiaries nor have any Hazardous Materials been transported from any such property by the Borrower or any of its Subsidiaries, in each case, in violation of or in a manner that could reasonably be expected to give rise to liability on the part of the Borrower or any of its Subsidiaries under any Environmental Laws.

(e)                      There are no administrative actions or judicial proceedings pending or, to the knowledge of any the Borrower, threatened under any Environmental Law against the Borrower or any of its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders or agreements to which the Borrower or any of its Subsidiaries is a party which could reasonably be expected to result in liability or costs on the part of the Borrower or any of its Subsidiaries under any Environmental Law.

(f)                       No Lien has been created or recorded or to the knowledge of the Borrower threatened under any Environmental Law with respect to any properties or assets of the Borrower or any of its Subsidiaries.

(g)                      Neither the Borrower nor any of its Subsidiaries is currently conducting any response or other corrective action pursuant to any Environmental Law at any of their properties or at any other location.

(h)                     The Borrower and each of its Subsidiaries is in compliance with all Environmental Permits, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.11                             Reports; Disclosure.  The reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Financing Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, are true and correct in all material respects and do not omit to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, in each case on the date on which such information was furnished; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith on assumptions believed to be reasonable at the time.

Section 3.12                             Legal Form.

(a)                     To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Financing Document in Argentina, it is not necessary that (i) this Agreement or any other Financing Document be filed or recorded with any Governmental Authority in Argentina, or (ii) that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement, unless such stamp or similar taxes have been paid by the Borrower.

(b)                                 Each Promissory Note complies with all the requirements set forth under Argentine law to qualify as a pagaré a la vista sin protesto and shall entitle the holder thereof to commence a commercial executory proceeding (acción ejecutiva) against the Borrower in the Argentine competent courts.

Section 3.13                             Rank of Debt.  The obligations evidenced by each Financing Document constitute direct and unconditional general obligations of the Borrower, and rank in right of payment and otherwise at least pari passu with all other senior unsecured Indebtedness of the Borrower.

Section 3.14                             Investment Company Act; Other Regulations.  The Borrower is not (i) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “covered fund” within the meaning of the Volcker Rule or (iii) subject to regulation under Applicable Law that limits its ability to incur the Indebtedness to be Incurred hereunder or satisfy its obligations under the Financing Documents.

Section 3.15                             Commercial Activity; Absence of Immunity.  The Borrower is subject to civil and commercial law with respect to its obligations under the Financing Documents to which it is a party.  The execution and performance by the Borrower of the Financing Documents constitute private and commercial acts rather than public or governmental acts.  Neither the Borrower nor any of its properties is entitled to any right of immunity on the ground of sovereignty or the like from the jurisdiction of any court of competent jurisdiction or from any action, suit or proceeding or the service of process in connection therewith, arising under the Financing Documents.

Section 3.16                             Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 3.17                             Labor Matters.  There is no strike, slowdown or work stoppage or other labor disputes actually pending or, to the knowledge of the Borrower, threatened against or involving the Borrower or any of its Subsidiaries, and there are no representation proceedings pending with any Governmental Authority involving the employees of the Borrower, except to the extent that such slowdown or work stoppage or other labor disputes or representation proceedings, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.18                             Collateral Matters; Liens.

(a)                                 The provisions of the Bahamas Security Documents are effective to create in favor of the Collateral Agent a legal, valid and enforceable fully perfected first priority Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens.

(b)                                 Effective on the date of each Irrevocable Instruction, the Eligible Off-Taker party thereto shall make all payments in respect of the Export Contract Receivables payable under the Export Contract relating to such Irrevocable Instruction, directly to the Collection Account Financial Institution for credit to the Collection Account specified in such Irrevocable Instruction.

(c)                                  Neither the establishment of the Liens created by the Security Documents, nor the exercise of the rights and remedies contemplated by the Security Documents at any time, contravenes any provision of Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

(d)                                 The Borrower has not received any notice of any adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as Collateral, and the Collateral and the distribution of the proceeds resulting from the enforcement of the Security Documents shall be governed solely by the terms of the Security Documents and Applicable Law.

Section 3.19                             Solvency.  Upon giving effect to the execution and delivery of the Financing Documents by the parties thereto and the consummation of the Transactions, the Borrower and its Subsidiaries will be Solvent as of the Restatement Effective Date.

Section 3.20                             Use of Proceeds.

(a)                                 The proceeds of the New Loans will be used solely as set forth in Section 5.10.

(b)                                 No part of the proceeds of the Loans will be used for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the Board.

Section 3.21                             Sanctions.

(a)                                 None of the Borrower, its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or Controlled by Persons that are: (a) a Sanctions Target; or (b) located, organized or resident in a Sanctioned Jurisdiction.

(b)                                 The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees, agents and Affiliates are in compliance with the Sanctions Laws.

(c)                                  The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with the Sanctions Laws.

Section 3.22                             Anti-Corruption Laws.

(a)                                 None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or other Person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the Anti-Corruption Laws.

(b)                                 The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with the Anti-Corruption Laws.

Section 3.23                             Anti-Money Laundering Laws.

(a)                                 None of the Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its Subsidiaries, has violated or is violating any Anti-Money Laundering Laws.

(b)                                 The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with the Anti-Money Laundering Laws.

Section 3.24                             Conflicts of Interest; Affiliate Transactions.

(a)                                 Neither the Borrower nor any senior executive officer or director of the Borrower has any direct or indirect interest in any firm, corporation, association or business enterprise which competes with, is a customer or sales agent of, or is engaged in, any business of the kind being conducted by the Borrower other than investments of 5% or less in the stock or other equity interests of a publicly traded firm or corporation.

(b)                     With respect to the Borrower, none of the Permitted Holders or any family member of the Permitted Holders or any Affiliate of the Permitted Holders or of any family member of such Affiliate (collectively, the “Stockholder Affiliates”) provides or causes to be provided, on a regular basis, to the Borrower any assets, loans, advances, services or facilities, (ii) the Borrower has not provided or caused to be provided to any of the Permitted Holders or any Stockholder Affiliate any assets, loans, advances, services or facilities, and (iii) none of the Stockholder Affiliates has any other business relationships with the Borrower.

Section 3.25                             Initial Molca-Molino Americano Agreement.  The Borrower has delivered to the Administrative Agent a true, complete and correct copy of the Initial Molca-Molino Americano Agreement.  No provision of the Initial Molca-Molino Americano Agreement has been amended, supplemented or modified in any respect.  The Initial Molca-Molino Americano Agreement has been validly authorized, executed and delivered by each party thereto and constitutes the valid and binding obligation of each party thereto in accordance with the terms thereof.  No “default,” “event of default” or similar event has occurred and is continuing under the Initial Molca Molino Americano Agreement.

Section 3.26                             Pre-Export Financing Qualification. Each of the New Loans qualifies as pre-export financing loans pursuant to the requirements set forth by the applicable Argentine Foreign Exchange Regulations and is therefore entitled to all the benefits provided for under such regulations.

Section 3.27                             Existing Loans Balance.  The outstanding principal amount as of the Restatement Effective Date of the Existing Loans is U.S.$70,000,000, all of which is payable by the Borrower without offset, defense, recoupment, claim or counterclaim of any kind, in accordance with the terms hereof.

ARTICLE IV

CONDITIONS

Section 4.1                                    Restatement Effective Date.  This Agreement and the obligations of the New Lenders to make a New Loan hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents or the following conditions shall have been satisfied, as applicable, which date shall fall on or prior to the date falling five Business Days after the date hereof (such date, the “Restatement Effective Date”), each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.2):

(a)                                 Organizational Documents.  The Administrative Agent shall have received certified copies of the articles of incorporation or association, estatutos sociales, shareholder agreements or declarations and by-laws, or similar constitutive documents with at least equivalent authority, as applicable, of the Borrower and of all corporate authority for the Borrower (including all necessary action of the board of directors, board of managers, shareholders, members or other governing body) with respect to the execution, delivery and performance of each Financing Document and each other document to be signed and delivered by such Person from time to time in connection herewith and with the Loans.

(b)                                 Representations and Warranties.  Each of the representations and warranties of the Borrower set out in this Agreement and in each of the Financing Documents shall be true and correct on and as of the Restatement Effective Date.

(c)                                  Officer’s Certificate.  The Administrative Agent shall have received a certificate from the Borrower, dated as of the Restatement Effective Date, substantially in the form of Exhibit I, with appropriate insertions and attachments, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, executed by the President, a Vice President or a Financial Officer of the Borrower.

(d)                                 Financing Documents.  The Administrative Agent shall have received the Agreement and each Financing Document duly executed and delivered by each of the parties named as a proposed signatory thereto, and the Agreement and each such other Financing Documents shall be in full force and effect.

(e)                                  Financial Statements.  The Administrative Agent shall have received a true, correct and complete copy of the financial statements described in Section 3.4(a) and Consolidated financial projections of the Borrower for each of the fiscal years ending on or prior to December 31, 2021, and such financial statements and projections shall be in form and substance reasonably satisfactory to the Administrative Agent and shall not be materially inconsistent with the financial statements or other information previously provided to the Administrative Agent.

(f)                                   Opinions of Counsel.  The Administrative Agent shall have received the following legal opinions, each dated the Restatement Effective Date, in the English language, addressed to the Administrative Agent, the Collateral Agent and the Lenders:

(i)                                     an opinion of Juan Manuel Gonzalez Capra, general counsel of the Borrower, substantially in the form of Exhibit J (and the Borrower has instructed such counsel to deliver such opinion to the Agents and the Lenders);

(ii)                                  an opinion of Guyer & Regules, special Uruguayan counsel to Molino Americano, substantially in the form of Exhibit K (and the Borrower has instructed such counsel to deliver such opinion to the Agents and the Lenders);

(iii)                               an opinion of Milbank, Tweed, Hadley & McCloy, LLP, special New York counsel to the Borrower, substantially in the form of Exhibit L (and the Borrower has instructed such counsel to deliver such opinion to the Agents and the Lenders);

(iv)                              an opinion of Salaverri, Dellatorre, Burgio & Wetzler Malbrán, special Argentine counsel to the Administrative Agent and the Lenders, covering such matters relating to the transactions contemplated hereby as the Administrative Agent and the Lenders may reasonably request;

(v)                                 an opinion of Lennox Paton, special counsel in the Commonwealth of The Bahamas to the Administrative Agent and the Lenders, covering such matters relating to the transactions contemplated hereby as the Administrative Agent and the Lenders may reasonably request;

(vi)                              an opinion of Ferrere Abogados special Uruguayan counsel to the Administrative Agent and the Lenders, covering such matters relating to the transactions contemplated hereby as the Administrative Agent and the Lenders may reasonably request; and

(vii)                           an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Administrative Agent and the Lenders, covering such matters relating to the transactions contemplated hereby as the Administrative Agent and the Lenders may reasonably request.

(g)                                  Collateral.  All actions specified in the Security Documents for the Liens purported to be created pursuant to the terms of the Security Documents on or prior to the

Restatement Effective Date shall have been taken so that such Liens shall be perfected as first priority Liens, subject to no other Liens.

(h)                                 Collection Accounts.  The Borrower and Molino Americano shall have established the Collection Accounts pursuant to the Molca Collection Account Control Agreement and the Molino Americano Collection Account Control Agreement and the Argentine Pass-Through Account.

(i)                                     Solvency Certificate.  The Administrative Agent shall have received a certificate signed by a Financial Officer of the Borrower and its Subsidiaries, in form and substance satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Administrative Agent, confirming that as of the Restatement Effective Date (after giving effect on a pro forma basis to the occurrence thereof) the Borrower is Solvent.

(j)                                    Molca-Molino Americano Agreements.  The Borrower shall have delivered to the Administrative Agent documentation in substance and form satisfactory to the Administrative Agent, evidencing compliance by the Borrower with Section 5.18(a) as of the Restatement Effective Date.

(k)                                 Payment of Fees.  The Lead Arranger, the Lenders, the Administrative Agent and the Collateral Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including reimbursement or payment of all expenses (including fees, charges and disbursements of Salaverri, Dellatorre, Burgio & Wetzler Malbrán, Ferrere Abogados and Skadden, Arps, Slate, Meagher & Flom LLP) required to be reimbursed or paid by the Borrower hereunder or under any other Financing Document.

(l)                                     Process Agent Appointment.  The Borrower shall have delivered to the Administrative Agent a letter from the Process Agent evidencing the acceptance of its appointment as agent of Molino Americano for service of process in New York, in form and substance reasonably satisfactory to the Administrative Agent, identifying Molino Americano by its name as of the Restatement Effective Date.

(m)                             Export Related Financings Follow Up Bank.  The Borrower shall have appointed the Export Related Financings Follow Up Bank.

(n)                                 Borrowing Request. The Administrative Agent shall have received a Borrowing Request, as required by Section 2.3.

(o)                                 New Promissory Notes. The Administrative Agent shall have received new Promissory Notes evidencing the Loans outstanding as of the Restatement Effective Date, duly executed and delivered by the Borrower, as issued, against delivery of the existing Promissory Notes marked cancelled.

(p)                                 No Default or Event of Default.  No event, act or condition shall have occurred and be continuing or would result from the execution, delivery or performance of this Agreement or the other Financing Documents which would constitute a Default or Event of

Default, both immediately prior to the making of the New Loans and also after giving effect thereto and the intended use thereof.

(q)                                 No Order.  There shall not (i) be in effect any statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions or (ii) have been commenced any action or proceeding that seeks to prevent or enjoin any Transactions.

(r)                                    No Material Adverse Effect.  Since November 30, 2016, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect, both immediately prior to the Restatement Effective Date and also after giving effect thereto, including the making of the New Loans on the Restatement Effective Date and to the intended use thereof.

(s)                                   No Change in Law.  No Change in Law shall have imposed, modified or deemed applicable any reserve, special deposit, compulsory loan or similar requirement with respect to the Loan.

(t)                                    Governmental Approvals; Third Party Consents.  The Administrative Agent shall have received originals (or copies certified to be true and correct copies by the Borrower, or other acceptable evidence) of such licenses, consents and approvals of, and filings and registrations with, any Governmental Authority, and of all third party consents and approvals, as are then necessary under Applicable Laws in connection with the execution, delivery and performance by the Borrower of the Financing Documents and the Transactions.

(u)                                 Taxes.  All applicable taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Agreement and the other Financing Documents shall have been paid in full.

(v)                                 Know Your Customer. Each Lender and each Agent shall have received all documents and other information that such Lender or such Agent reasonably required in order to comply with its obligations under applicable “know your customer” rules and regulations, including the PATRIOT Act.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Loans and all other amounts outstanding hereunder and under the other Financing Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.1                                    Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (and the Administrative Agent shall make available for distribution to each Lender):

(a)                                 as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower the audited Consolidated balance sheet and related statements of income, shareholder’s equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth, in each case, in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by independent public accountants of recognized international standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with Argentine GAAP, approved by the shareholders’ meeting and the board of directors of the Borrower;

(b)                                 as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Consolidated balance sheet and related statements of income, shareholder’s equity and cash flows of the Borrower and its Consolidated Subsidiaries for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a Consolidate basis in accordance with Argentine GAAP, subject to normal year-end audit adjustments, in each case, approved by the board of directors of the Borrower;

(c)                                  concurrently with any delivery of financial statements under clauses (a) and (b) of this Section 5.1, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit M (i) certifying as to whether a Default or an Event of Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken by the Borrower with respect thereto, (ii) certifying the compliance by the Borrower with Sections 5.16(b), 5.18(a) and 6.5 and setting forth in reasonable detail the calculations required to establish the compliance by the Borrower with Sections 5.16(b), 5.18(a) and 6.5 and (iii) stating whether any change in Argentine GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 promptly after the same become publicly available, copies of all other periodic and other reports, financial statements (including any adjustments, supplements, notes and amendments to any financial statements delivered to the Administrative Agent), proxy statements and other materials filed by any Borrower with any securities exchange, or distributed by any the Borrower to its shareholders generally;

(e)                                  promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiary, or any audit of any of them; and

(f)                                   if requested by the Administrative Agent, written information setting forth in reasonable detail the actual application of the proceeds from the Loans made by the

Borrower and such other information relating to the Transactions as the Administrative Agent or any Lender may reasonably request.

Section 5.2                                    Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender written notice of the following:

(a)                                 prompt notice after any Financial Officer of the Borrower obtains actual knowledge of the filing or commencement of any material action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries;

(b)                                 prompt notice of the occurrence of any Default or Event of Default;

(c)                                  promptly upon the occurrence of any event or circumstance that has or could reasonably be expected to have a material adverse effect on the value of the Collateral;

(d)                                 prompt notice of the occurrence of any “default,” “event of default,” “termination event,” “cancellation,” “revocation,” “failure to renew,” “suspension,” “withdrawal,” “modification” or similar event under any Export Contract;

(e)                                  prompt notice of the occurrence of any “default,” “event of default,” “termination event,” “cancellation,” “revocation,” “failure to renew,” “suspension,” “withdrawal,” “modification” or similar event under any Molca-Molino Americano Agreement;

(f)                                   prompt notice of any other notices given to or received by the Borrower pursuant to the Financing Documents, the Export Contracts, the Molca-Molino Americano Agreements or under any Permit, including notice of any breach or violation of any provision thereof by any party thereto that is material to the operations of the Borrower and/or Molino Americano; and

(g)                                  promptly upon the occurrence of any event or circumstance that, after due inquiry, has or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered pursuant to this Section 5.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken by the Borrower with respect thereto.

Section 5.3                                    Existence; Conduct of Business.

(a)                                 The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and good standing under the laws of its jurisdiction of its organization and the rights, licenses, concessions, permits, privileges and franchises material to the conduct of its business.

(b)                                 The Borrower shall and shall cause its Subsidiaries to conduct their respective businesses in accordance with Prudent Industry Practices.

Section 5.4                                    Payment of Obligations.  The Borrower shall, and shall cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where the validity or amount thereof is being Contested.

Section 5.5                                    Maintenance of Properties.  The Borrower shall, and shall cause each of its Subsidiaries to (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) supply such properties in all material respects with all necessary equipment, (iii) make all necessary repairs, renewals, replacements, betterments and improvements thereto in accordance with Prudent Industry Practices, and (iv) otherwise ensure the continued operation of all property material to the conduct of its business in a manner consistent with Prudent Industry Practices.

Section 5.6                                    Insurance.

(a)                                 The Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are required by Applicable Law and otherwise as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including, without limitation, insurance policies covering casualties resulting from workers compensation, earthquakes, collisions, civil liability, crime, business interruption, property coverage and fire).

(b)                                 Within five Business Days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent a certificate from a Financial Officer of the Borrower, in substance and form reasonably satisfactory to the Administrative Agent, describing in reasonable detail all insurance in effect maintained by the Borrower, including pursuant to this Section 5.6.

Section 5.7                                    Books and Records; Inspection Rights.  The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon three Business Days prior notice, and during normal business hours, in a manner that does not disrupt the operation of the Borrower or Subsidiary, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided, that unless a Default or an Event of Default has occurred and is continuing, (i) there shall be no more than one visit in each fiscal year of the Borrower, and (ii) the Borrower shall not be required to pay the expenses of more than one such visit in each fiscal year.  Any such visits, inspections, examinations and extracts shall be at the sole expense of the Borrower.

Section 5.8                                    Compliance with Laws and Contracts.

(a)                                 The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws which are material to the Borrower, each of its Subsidiary, their respective assets or properties or the conduct of their respective business.

(b)                                 The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply with all the terms and conditions of all material contracts to which the Borrower and each of its Subsidiaries is a party or by which any of its properties or assets is bound, (ii) keep each such material contract in full force and effect and (iii) enforce each such material contract in accordance with its terms.

(c)                                  The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Argentine Foreign Exchange Regulations relating to the obligations of the Borrower hereunder.

(d)                                 The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions Laws.

Section 5.9                                    Compliance with Environmental Laws, Etc.  The Borrower shall, and shall cause each of its Subsidiaries to,

(a)                                 (i) comply, with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned, and (ii) use its commercially reasonable efforts to cause all of its tenants, subtenants, contractors, subcontractors and invitees to comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(b)                                 comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to the Borrower or to any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(c)                                  promptly notify the Administrative Agent and provide copies upon receipt of any written claims, complaints, notices of violation or information requests of any Governmental Authority related to any actual, alleged or potential non-compliance with or liability under applicable Environmental Laws or material Environmental Permits; and

(d)                                 promptly notify the Administrative Agent of any release or discovery of Hazardous Materials at any of its properties that is reasonably likely to require material expenditures to investigate and/or remediate said Hazardous Materials.

Section 5.10                             Use of Proceeds.

(a)                                 The proceeds of the New Loans shall be used solely (i) to fund costs of producing and selling Products, and (ii) to pay the fees and expenses incurred in connection with the transactions contemplated herein.

(b)                                 Neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

(c)                                  No part of the proceeds of the Loans will be used for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the Board.

Section 5.11                             Governmental Approvals.  The Borrower shall, and shall cause each of its Subsidiaries to, promptly obtain, maintain and renew or extend (as appropriate) from time to time at their own expense all such necessary Permits as may be required for (i) the Borrower to comply with their obligations under each of the Financing Documents and (ii) for the Borrower and each such Subsidiary to own their properties and conduct their businesses and operations as presently conducted and as proposed to be conducted.

Section 5.12                             Pari Passu Ranking.  The Borrower shall take, or cause to be taken, all actions which may be or become necessary or appropriate to ensure that the obligations of the Borrower under the Financing Documents will continue to constitute their direct and unconditional obligations ranking at least pari passu in right of payment with all other senior unsecured Indebtedness of the Borrower

Section 5.13                             Maintenance of Argentine Pass-Through Account and Collection Accounts; Preservation of Rights under the Security Documents.

(a)                                 The Borrower shall maintain the Molca Collection Account pursuant to the Molca Collection Account Control Agreement and the Molca Fixed Charge Over Collection Account Agreement.

(b)                                 The Borrower shall cause the balance on deposit in the Molca Collection Account to be, on each Test Date, equal to or exceeding the Minimum Required Balance applicable on such Test Date and at all times thereafter until the Interest Payment Date immediately succeeding such Test Date.

(c)                                  The Borrower shall not be permitted to make or cause any withdrawal or transfer of amounts on deposit in the Molca Collection Account except (i) for purposes of making payments of interest on the Loans in the amounts and on the dates required to be paid in accordance with Section 2.10, (ii) for purposes of making payments of principal of the Loans in the amounts and on the dates required to be paid in accordance with Section 2.6, or (iii) to the extent no Default or Event of Default shall have occurred and be continuing, if after giving effect to such withdrawal or transfer Borrower shall be in compliance with Section 5.13(b); provided, however that the Borrower shall not be permitted to withdraw or transfer any amounts deposited in the Molca Collection Account during any 30-day period ending on any Test Date, if after giving effect to such withdraw or transfer the balance on deposit in the Molca Collection Account shall be less than the Minimum Required Balance applicable on such Test Date.

(d)                                 The Borrower shall maintain the Argentine Pass-Through Account at all times with Banco Itau Argentina S.A.

(e)                                  The Borrower shall cause the aggregate amount of Argentine Product Sales Receivables actually paid in cash directly for the credit to the Argentine Pass-Through Account during any six month period ended on the last of each May and November to be equal to, or exceeding, U.S.$20,000,000 (or the Dollar Equivalent thereof).

(f)                                   The Borrower shall from time to time take such actions as may be necessary or advisable in order to preserve the rights of the Collateral Agent and the Lenders under each of the Security Documents.  Without limiting the generality of the foregoing, the Borrower shall, and shall cause its Subsidiaries and Affiliates to, execute any documents, filing statements, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Collateral Agent or the Administrative Agent may reasonably request, in order to effectuate the Transactions contemplated by the Financing Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created.

Section 5.14                             Maintenance of Permits.  The Borrower shall and shall cause its Subsidiaries to, obtain and maintain, or cause to be obtained and maintained, in full force and effect (or where appropriate, promptly renew or cause to be renewed) all Permits required to be obtained and maintained by the Borrower or any of its Subsidiaries in connection with the conduct of their respective businesses, and to perform and observe, and cause to be performed and observed, in all material respects, all obligations and conditions contained in, or imposed on the Borrower or any of its Subsidiaries by all such Permits.

Section 5.15                             Maintenance of Corporate Separateness.  The Borrower shall, and shall cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate records.  None of the Borrower or any of its Subsidiaries shall conduct its or their affairs in a manner which is reasonably likely to result in the corporate or other existence of the Borrower or any of its Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

Section 5.16                             Sales of Product.

(a)                                 With respect to any Product sold by the Borrower to any Eligible Off-Taker, the Borrower shall cause each Eligible Off-Taker that enters into an Export Contract with the Borrower, to (x) make payments in respect of the Export Contract Receivables resulting therefrom directly to the Collection Account Financial Institution, for credit to the Molca Collection Account and (y) deliver to the Administrative Agent evidence in substance and form satisfactory to the Administrative Agent that (A) an Irrevocable Instruction has been delivered by the Borrower to such Eligible Off-Taker, and (B) that such Eligible Off-Taker has acknowledged receipt of such Irrevocable Instruction, in each case to the extent that payment of the Export Contract Receivables associated with such Export Contract to the Molca Collection Account is required to comply with Section 6.5(a) and Section 6.5(f).

(b)                                 The Borrower shall, on each date falling 45 days prior to any Interest Payment Date, (i) cause that the Export Contract Receivables associated with Irrevocable Instructions are in an amount required to comply Section 6.5(f) as of such date, and (ii) deliver to the Administrative Agent evidence in substance and form satisfactory to the Administrative Agent that (A) the Irrevocable Instructions associated with the Export Contract Receivables required to comply with Section 6.5(f) as of such date, have been delivered by the Borrower or Molino Americano, as applicable, to the relevant Eligible Off-Takers, and (B) that such Eligible Off-Takers have acknowledged receipt of such Irrevocable Instructions.

(c)                                  In the event that the Borrower or any of its Subsidiaries receives amounts on account of payments by any Eligible Off-Taker in respect of any Export Contract Receivable associated with an Irrevocable Instruction, the Borrower shall, or shall cause such Subsidiary to, immediately transfer the aggregate amounts so received to the Molca Collection Account.

Section 5.17                             Export Contracts.

(a)                                 The Borrower shall ensure that each Export Contract is in proper legal form under its governing law to ensure that it constitutes a legal, valid and binding obligation of each of the parties thereto under such law, enforceable in accordance with its terms.

(b)                                 The Borrower shall observe and perform all of the covenants, obligations and conditions which are required to be observed and performed by it under each Export Contract and the Borrower shall pursue all claims against each Eligible Off-Taker to which it is entitled under any Export Contract.

(c)                                  The Borrower shall not enter into, or maintain, any Export Contract with any Person that is, or is owned or Controlled by any Person that is, a Sanctions Target or located, organized or resident in a Sanctioned Jurisdiction.

Section 5.18                             Molca-Molino Americano Agreements.

(a)                                 The Borrower shall, at all times, maintain Molca-Molino Americano Agreements with Molino Americano providing for Molca-Molino Americano Receivables in an amount equal to, or greater than, the product of (i) the aggregate principal amount of, and interest on, the Loans, and any other fees payable under any Financing Document, outstanding as at such time, and (ii) 1.20.

(b)                                 The Borrower shall promptly deliver to the Administrative Agent any information requested by the Administrative Agent regarding the Molca-Molino Americano Receivables associated with any Molca-Molino Americano Agreement, as the Administrative Agent may from time to time reasonably request.

(c)                                  Upon notice from the Administrative Agent to the Borrower that an Event of Default has occurred (notwithstanding the rights of the Administrative Agent and the Lenders upon the occurrence of such Event of Default under Section 7.2), the Borrower shall cause Molino Americano to make all payments in respect of Molca-Molino Americano

Receivables directly to the Collection Account Financial Institution, for credit to the Molca Collection Account.

Section 5.19                             Further Assurances.  The Borrower shall from time to time take such actions and execute and deliver, or cause to be executed and delivered, any and all such further documents and instruments as may reasonably be requested by the Administrative Agent that are necessary for the compliance by the Borrower with its obligations under this Agreement and the other Financing Documents.

ARTICLE VI

NEGATIVE COVENANTS

Until the Loans and all other amounts outstanding hereunder and under the other Financing Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.1                                    Liens.  The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof, whether presently owned or hereafter acquired, other than (a) Permitted Encumbrances, (b) Liens existing on the Closing Date and as described in Schedule 6.1; provided, that (x) no such Lien shall extend to or cover other assets or property of the Borrower or its Subsidiaries other than the respective assets or property encumbered by such Lien on the Closing Date and (y) such Lien shall secure only those obligations which it secured on the Closing Date, (c) Liens on present or future accounts receivable of the Borrower or its Subsidiaries securing Indebtedness of the Borrower or its Subsidiaries incurred to finance export of inventory in the ordinary course of business consistent with past practice, and (d) any other Liens securing Indebtedness of the Borrower; provided, that (x) such Indebtedness of the Borrower secured by such Lien shall not exceed, at any time, individually or in the aggregate 10% of the Consolidated Tangible Assets of the Borrower as of the last day of the fiscal year of the Borrower most recently ended prior to that date and (y) no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to occur after giving effect to the creation of that Lien.  Notwithstanding the foregoing, in no event shall the Borrower, nor shall the Borrower permit any of its Subsidiaries to, (i) create, incur, assume or permit to exist any Lien on any property or asset, income or revenues (including account receivables) or rights in respect of any thereof, whether presently owned or hereafter acquired, of any Person constituting or intended to constitute Collateral or (ii) create, incur, assume or permit to exist any Lien on any Export Contract Receivables associated with an Irrevocable Instruction.

Section 6.2                                    Fundamental Changes; Line of Business.

(a)                                 Mergers, Consolidations, Disposal of Assets; Etc.  The Borrower shall not, and shall not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of all or substantially all, the assets of the Borrower or any such Subsidiary, or liquidate, apply to be wound up or dissolve, except that any Subsidiary of the

Borrower may merge with and into the Borrower or any other Subsidiary of the Borrower provided that in case any merger involves the Borrower, the Borrower is the surviving Person.

(b)                                 Lines of Business.  The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any lines of business other than the Line of Business.

Section 6.3                                    Transactions with Affiliates.  The Borrower shall not, and shall not permit any of its Subsidiaries to, Dispose of any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except for (i) transactions that are permitted by the Financing Documents; and (ii) transactions on fair and reasonable terms substantially as favorable to the Borrower and such Subsidiaries as would be obtainable by the Borrower and such Subsidiaries at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Section 6.4                                    Accounting Changes; Limitation on Changes in Fiscal Year.  The Borrower shall not, and shall not permit any of its Subsidiaries to (a) make any change in accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by Argentine GAAP, consistently applied, or Applicable Law and, to the extent material, disclosed to the Administrative Agent; or (b) change its current fiscal year end to end on a day other than on November 30.

Section 6.5                                    Certain Ratios.

(a)                                 The Borrower shall not permit the Loan Coverage Ratio to be, as of the last day of each fiscal year of the Borrower, less than 1.20:1.00.

(b)                                 The Borrower shall not permit the Consolidated EBITDA to Consolidated Interest Charge Ratio to be less than 2.00:1.00, as of the last day of each fiscal quarter of the Borrower.

(c)                                  The Borrower shall not permit the Consolidated Leverage Ratio to be more than 3.00:1.00, as of the last day of each second and last fiscal quarter of the Borrower commencing with the fiscal quarter of the Borrower ending on November 30, 2017.

(d)                                 The Borrower shall not permit the Consolidated Current Ratio to be less than 1.1:1.00, as of the last day of each second and last fiscal quarter of the Borrower commencing with the fiscal quarter of the Borrower ending on November 30, 2017.

(e)                                  The Borrower shall not permit the Consolidated Solvency Ratio to be less than 20%, as of the last day of any fiscal year of the Borrower.

(f)                                   The Borrower shall not permit the Reference Debt Service Coverage Ratio to be less than 1.50:1.00, as of the day immediately preceding any Interest Payment Date.

(g)                                  The Borrower shall not permit the Consolidated Total Net Indebtedness as of the last day of the fiscal quarter of the Borrower ending on August 31, 2017 to be greater than the Consolidated Total Net Indebtedness as of the last day of the fiscal quarter of the Borrower ending on May 31, 2017.

Section 6.6                                    Limitation on Indebtedness.   The Borrower shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness other than.

(a)                                 Permitted Indebtedness; and

(b)                                 additional Indebtedness; provided that no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on pro forma basis to the Incurrence of such Indebtedness (including, but not limited to, a Default or Event of Default resulting from the failure to comply with Section 6.5).

Section 6.7                                    Limitation on Investments.  The Borrower shall not, and shall not permit any of its Subsidiaries to create, form or cause or permit any Person to become a Subsidiary of any of the Borrower, or make any Investment in any Person, except:

(i)                                     that the Borrower may make deposits and acquire and hold cash and Cash Equivalents in the ordinary course of business;

(ii)                                  for Investments existing as of the Closing Date and listed on Schedule 6.7;

(iii)                               advances to officers, directors and employees of the Borrower or any of its Subsidiaries in the ordinary course of business;

(iv)                              Investments of the Borrower in any wholly-owned Subsidiary of the Borrower and Investments of any wholly-owned Subsidiary of the Borrower in the Borrower or in another wholly-owned Subsidiary of the Borrower;

(v)                                 Investments of the Borrower in any Subsidiary of the Borrower in an amount not exceeding, individually or in the aggregate, at any time, U.S.$10,000,000 (or the Dollar Equivalent thereof);

(vi)                              Investments of the Borrower in Reference Affiliates in an amount not exceeding at any time, individually or in the aggregate, together with all other Investments made by the Borrower in Reference Affiliates since December 1, 2016, U.S.$400,000,000 (or the Dollar Equivalent thereof); provided, that (i) at the time of such Investment no Default or Event of Default shall exist or would result from such Investment, (ii) at the time of such Investment the Reference Affiliate in which such Investment is made is an Affiliate of the Borrower and (iii) such Investment is made in compliance with Section 6.3(ii); and

(vii)                           additional Investments of the Borrower in an amount not exceeding, individually or in the aggregate, at any time, U.S.$30,000,000 (or the Dollar Equivalent thereof).

Section 6.8                                    Limitation on Asset Sales.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)                       Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business consistent with past practice;

(b)                       Dispositions of inventory in the ordinary course of business and consistent with past practices;

(c)                        Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                       Dispositions by the Borrower and its Subsidiaries to an Affiliate of the Borrower; provided, that (i) at the time of such Disposition no Default or Event of Default shall exist or would result from such Disposition, (ii) such Disposition is not in respect of any asset or property that constitutes or is intended to constitute Collateral, (iii) such Disposition is consummated in accordance with Applicable Law and for Fair Market Value, and (iv) the aggregate book value of all property Disposed of in reliance on this clause (d) shall not exceed, at any time, individually or in the aggregate, U.S.$50,000,000; and

(e)                        Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.9; provided, that (i) at the time of such Disposition no Default or Event of Default shall exist or would result from such Disposition, (ii) such Disposition is not in respect of any asset or property that constitutes or is intended to constitute Collateral, (iii) such Disposition is consummated in accordance with Applicable Law and for Fair Market Value, and (iv) the aggregate book value of all property Disposed of in reliance on this clause (e) shall not exceed, at any time, individually or in the aggregate, U.S.$20,000,000.

Section 6.9                                    Limitation on Restricted Payments.   The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare or pay cash dividends to its stockholders solely out of net income of the Borrower and its Subsidiaries available for distribution to its shareholders in accordance with Argentine GAAP, as reflected in the audited consolidated financial statements of the Borrower for the fiscal year immediately preceding the fiscal year in which such Restricted Payment is made (the “Preceding Fiscal Year”); provided, however, that such Restricted Payment will only be permitted to the extent that (i) such Restricted Payment is declared or made, as applicable, in compliance with Applicable Law; (ii) the annual financial statements of the Borrower for the Preceding Fiscal Year have been delivered hereunder to the Administrative Agent pursuant to Section 5.1(a); and (iii) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the declaration or payment of such Restricted Payment (including, but not limited to, a Default or Event of Default resulting from the failure to comply with Section 6.5).

Section 6.10                             Limitation on Restrictions Concerning Distributions by Subsidiaries.  The Borrower shall not, and shall not permit any of its Subsidiaries to, suffer to exist any consensual encumbrance or restriction on the ability of any such Subsidiary:  (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any

Indebtedness or other obligation owed to the Borrower; (ii) to make loans or advances to the Borrower; or (iii) to transfer any of its property or assets to the Borrower.

Section 6.11                             Optional Payments; Modifications of Certain Documents.

(a)                                 The Borrower shall not (i) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise optionally or voluntarily defease or segregate funds with respect to, any Indebtedness that is junior and subordinate in right of payment to any of the obligations of the Borrower under the Financing Documents, or (ii) amend, modify, waive or otherwise change or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness that is junior and subordinate in right of payment to any of the obligations of the Borrower under the Financing Documents in a manner that is adverse to the interest of the Lenders hereunder in any material respect.

(b)                                 The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, supplement, terminate or otherwise modify its respective by-laws (estatutos sociales), articles of association, shareholders agreements or similar constitutive document, without the prior written consent of the Lenders, other than any amendment or supplement that would not affect any of the obligations of the Borrower or any right or remedy of the Agents or any Lender under any Financing Document.

(c)                                  The Borrower shall not amend, supplement, terminate or otherwise modify any Export Contract associated with an Irrevocable Instruction without the prior written consent of the Lenders, other than any amendment or supplement that would not adversely affect the interests of the Lenders hereunder in any respect.

(d)                                 The Borrower shall not amend, supplement, terminate or otherwise modify any Molca-Molino Americano Agreement without the prior written consent of the Lenders.

Section 6.12                             Limitation on Issuance of Preferred Capital Stock.  The Borrower shall not, and shall not permit any of its Subsidiaries to, issue (i) any Preferred Stock, (ii) any redeemable common stock unless, in either case, all terms thereof are satisfactory to the Required Lenders in their sole discretion, or (iii) securities convertible into or exchangeable for Capital Stock of, or Equity Rights in, the Borrower or such Subsidiary, as applicable.

Section 6.13                             Sanctions. The Borrower shall not, and shall procure that its Subsidiaries and its or their respective directors do not, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary of the Borrower, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent or otherwise) of Sanctions.

Section 6.14                             Anti-Corruption Laws. The Borrower shall not, and shall procure that its Subsidiaries and its or their respective directors do not, use the proceeds of any Loan for any purpose which would breach any Anti-Corruption Laws.

Section 6.15                             Anti-Money Laundering Laws.  The Borrower shall not, and shall procure that its Subsidiaries and its or their respective directors do not, (i) directly or indirectly use the proceeds of the Loans, or (ii) lend, contribute or otherwise make available proceeds of the Loans to its Subsidiaries, its Affiliates, any director, officer, employee, or agent of the Borrower, its Subsidiaries or its Affiliates, joint venture partner or other Person, in any manner that would result in a violation of any Anti-Money Laundering Laws by any Person, including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1                                    Events of Default.  Each of the following events shall be and constitute “Events of Default”:

(a)                                 the Borrower (i) shall fail to pay when due any principal of any Loan, or (ii) shall fail to pay within three or more days any interest on any Loan, any fee or any other amount payable by it hereunder or under any other Financing Document when and as the same shall become due and payable; or

(b)                                 any representation or warranty made or deemed made by the Borrower or Molino Americano in or in connection with any Financing Document (or any amendment or modification hereof or thereof or waiver hereunder or thereunder), or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document (or any amendment or modification hereof or thereof or waiver hereunder or thereunder), shall prove to have been incorrect in any material respect, when made or deemed made; or

(c)                                  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any of Sections 2.8, 2.16, 5.1, 5.2, 5.3, 5.10, 5.12, 5.13, 5.16, 5.17, or Article VI or Molino Americano fails to perform or observe any term, covenant or agreement contained in the Undertaking Agreement, in the Molino Americano Collection Account Control Agreement or in the Molino Americano Fixed Charge Over Collection Account Agreement; or

(d)                                 the Borrower shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those specified in clause (a) or (c) of this Section 7.1), and such failure shall continue unremedied for a period of ten or more days; or

(e)                                  the Borrower, or any of its Subsidiaries, (i) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of the Borrower, or any of its Subsidiaries (other than Indebtedness under this Agreement and the other Financing Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) equal to or greater than U.S.$5,000,000 (or the Dollar Equivalent thereof, if denominated in a currency other than Dollars), or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness of the Borrower, or any of its Subsidiaries (other than Indebtedness under this Agreement and the other Financing Documents) under any agreement or instrument evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or cash collateral in respect thereof to be demanded; or

(f)                                   (i) an involuntary proceeding or other proceeding shall be commenced or an involuntary petition shall be filed, in each case seeking liquidation, reorganization, arrangement, adjustment, an adjudication of bankruptcy, concurso, quiebra, insolvency, judicial management, reorganization, administration or relief of debtors or other similar relief in respect of the Borrower, any of its Subsidiaries, or any of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including the Bankruptcy Code of the United States and the Bankruptcy Law No. 24,522 of Argentina, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of their respective assets shall have been entered and, in any such case described in clause (i) or (ii) hereof, such proceeding or petition shall continue undismissed or shall be not stayed for a period of 30 or more days; or

(g)                                  the Borrower, or any of its Subsidiaries, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, arrangement, adjustment, an adjudication of bankruptcy, concurso, quiebra, insolvency, judicial management, reorganization, administration or relief of debtors or other similar relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including the Bankruptcy Code of the United States and the Bankruptcy Law No. 24,522 of Argentina, (ii) consent to the institution of any proceeding or petition described in clause (i) above, apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Person, or for a substantial part of its respective assets, (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (iv) make a general assignment for the benefit of creditors; or

(h)                                 the Borrower or any of its Subsidiaries, shall admit in writing its inability, or fail generally, to pay its debts as they become due; or

(i)                                     one or more final judgments for the payment of money in an aggregate amount in excess of U.S.$10,000,000 (or the Dollar Equivalent thereof, if denominated in a currency other than Dollars) shall be rendered by one or more courts, administrative tribunals or other bodies against the Borrower or any of its Subsidiaries, with respect to any single or related series of transactions, incidents or conditions, and such judgment(s) shall not have been paid, vacated or discharged in full within the time required by the terms of such judgment; or

(j)                                    any Permit at any time necessary to enable the Borrower or any of its Subsidiaries to own, operate and conduct their business as presently conducted or as proposed to be conducted or to comply with any of their obligations under any Financing Document, shall be revoked, withdrawn or withheld or shall be modified or amended in a manner in any material respect prejudicial, in the opinion of the Required Lenders, to the interests of the Lenders hereunder; or

(k)                                 any Governmental Authority shall take any action to condemn, seize, nationalize, expropriate, compulsory acquire or appropriate any substantial portion of the property of the Borrower or any of its Subsidiaries (with or without payment of compensation), or the Borrower or any of its Subsidiaries shall be prevented from exercising normal control over all or a substantial part of their property; or

(l)                                     any Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the Capital Stock of, or Equity rights in, the Borrower (wither with or without payment of compensation); or

(m)                             the validity or enforceability of any Financing Document shall be contested in writing by the Borrower, Molino Americano or any of their respective Subsidiaries, in such a way so as to render any material provision of any such Financing Document invalid or unenforceable or to purport to delay the performance or observance by the Borrower or Molino Americano of any of their respective obligations under any Financing Document, or any of the Financing Documents shall at any time after its execution and delivery cease to be in full force and effect for any reason other than as expressly permitted hereunder or thereunder; or

(n)                                 the Borrower or Molino Americano shall deny in writing that it has any further liability or renounce any of its obligations under any Financing Document to which it is a party; or

(o)                                 the Administrative Agent, the Collateral Agent or any Lender, as applicable, shall cease at any time to have a legal, valid and perfected title or first priority Lien, as applicable, on all the Collateral purported to be assigned, pledged or encumbered, as the case may be, pursuant to the Security Documents; or

(p)                                 a Change in Control shall occur; or

(q)                                 the occurrence of any “breach,” “default,” “event of default,” “termination event” or similar event (however designated) under any Export Contract (irrespective of whether any right or remedy of any person in connection with such breach,” “default,” “event of default,” “termination event” or similar event is actually asserted, exercised or waived); or

(r)                                    any non-monetary judgment, order or decree is entered against the Borrower or any of its Subsidiaries which has or could reasonably be likely to have a Material

Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(s)                                   any Governmental Authority shall, by imposition of moratorium laws, exchange controls, currency convertibility controls, currency transferability controls or otherwise, take any action having a Material Adverse Effect on the ability of the Borrower to pay any principal, interest or any amount payable by the Borrower hereunder or under any other Financing Document when the same become due and payable hereunder or thereunder, and such action shall continue for 30 or more consecutive days.

Section 7.2                                    Rights upon an Event of Default.  If any Event of Default shall occur, then:

(a)                                 in the case of any Event of Default other than an Event of Default referred to in Sections 7.1(f) or 7.1(g), the Administrative Agent shall, by notice to the Borrower, upon request of the Required Lenders, declare all or any portion of the New Commitments, if any, terminated and/or the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the New Commitments shall be terminated and the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)                                 in the case of any Event of Default referred to in Sections 7.1(f) or 7.1(g), automatically the New Commitments, if any, shall immediately terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and other obligations of the Borrower accrued hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII

THE AGENTS

Section 8.1                                    Appointment, Powers and Immunities.

(a)                                 Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agents hereunder and under the other Financing Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and any of its Affiliates as if the Person serving as Agent were not the Agent hereunder.

(c)                                  The Agents shall not have any duties or obligations except those expressly set out herein and in the other Financing Documents.  Without limiting the generality of the foregoing:

(i)                                     the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that an Agent is required to exercise in writing by the Required Lenders; and

(iii)                               except as expressly set out herein and in the other Financing Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

(d)                                 Neither the Agents nor any of their respective Related Parties shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct.  The Agents and their respective Related Parties shall be deemed not to have knowledge of any Default, unless and until written notice thereof is given to the Agents by the Borrower or a Lender, as applicable, and neither the Agents nor any of their respective Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out herein or therein or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document.  Except for actions expressly required of the Agents hereunder, the Agents shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless an Agent shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations hereunder against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 8.2                                    Reliance by Agents.  Each Agent shall be entitled to rely upon, and neither the Agents nor any of their respective Related Parties shall incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone or telex and believed by it to be made by the proper Person, and neither the Agents nor any of their respective Related Parties shall incur any liability for relying thereon.  Each Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3                                    Sub-Agents; Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.

Section 8.4                                    Resignation or Removal of Agents.  Any Agent may resign at any time by notifying the Lenders and the Borrower, and any Agent may be removed with due cause at any time by the Required Lenders.  Each Agent agrees to continue to perform its duties and obligations hereunder until the earlier of the appointment of a successor thereof and the period ending 30 days following the resignation of such Agent hereunder.  Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor which shall be a Lender or an entity that is an Affiliate of a Lender.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent’s resignation or removal, as the case may be, shall nonetheless become effective and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and (b) the Required Lenders (or any Person temporarily appointed by the Required Lenders) shall perform the duties of the Agent (and all payments and communications provided to be made by, to or through the Agent shall instead be made by or to each Lender, directly) until such time as the Required Lenders appoint a successor agent as provided for above in this Section 8.4.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.4).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Collateral Agent, as applicable.

Section 8.5                                    Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement and the other

Financing Documents.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under the Financing Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, neither the Administrative Agent nor the Collateral Agent, as applicable, shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.6                                    Compensation of Agents.  The Borrower shall pay from time to time all reasonable and documented fees, costs and expenses of each Agent required to be paid by the Borrower as previously agreed in writing by the Borrower and such Agent.

Section 8.7                                    Execution of Financing Documents.  Each Lender hereby acknowledges the terms of each of the Financing Documents and authorizes and instructs each Agent to execute and deliver, for the benefit of the Lenders, each of the Financing Documents to which it is an intended party.

Section 8.8                                    Indemnification.  The Lenders agree to indemnify each Agent (to the extent not reimbursed under Section 9.3, but without limiting the obligations of the Borrower under Section 9.3) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective commitments hereunder), for any and all losses, liabilities, claims, obligations, damages or expenses (including the fees and disbursements of counsel) incurred by it arising out of or by reason of any investigation in any way relating to or arising out of this Agreement or any other Financing Documents to which such Agent is a party or the transactions contemplated hereby (including the costs and expenses that the Borrower is obligated to pay under Section 9.3, but excluding, other than additional administrative costs and expenses resulting from a Default or Event of Default, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent that it arises solely from the gross negligence or willful misconduct of such Agent as determined by a final, nonappealable judgment by a court of competent jurisdiction.  In no event shall any Lender be liable to any Agent for any punitive or consequential damages in connection with any of the Financing Documents.  The obligations of the Lenders under this Section 8.8 shall survive the termination of this Agreement, the repayment of the Loans and/or the earlier resignation or removal of any Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail in portable document format (.pdf) or facsimile, as follows:

if to the Borrower, at:

Av de Mayo 560 1er piso
CP 1084

Ciudad A. de Buenos Aires, Argentina

Attention: Cristian Cotone
Fax No.: +54 11 4331 2890
Tel. No.: +54 11 4331 2890
E-mail: cotone@molca.com.ar

if to any Agent, at:

Itaú Unibanco S.A., Nassau Branch

cc. Mundostar S.A.

Edificio Aguada Park

Calle Paraguay 2141, 18th floor

C.P. 11.800

Montevideo, Uruguay

Phones: (598) 2927 28 18 / 28 29 / 28 31 / 28 36

Fax: (598) 2927 28 60

E-mail: agent@mundostar.com.uy

If to a Lender, at its address (or telex or telecopy number) set out in its Administrative Questionnaire.

Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.2                                    Waivers; Amendments.

(a)                                 No Deemed Waivers; Remedies Cumulative.  No failure or delay by any Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.

(b)                                 Amendments.  Neither this Agreement nor any other Financing Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such agreement shall:

(i)                                     increase or extend any commitment of any Lender hereunder without its written consent;

(ii)                                  reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)                               postpone the scheduled date of payment (whether at stated maturity, upon prepayment or acceleration or otherwise) of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby;

(iv)                              alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders, without the written consent of each Lender affected thereby;

(v)                                 release all or any portion of the Collateral from the Liens created pursuant to the Security Documents, except as expressly contemplated by the Financing Documents, without the consent of each Lender;

(vi)                              change the currency in which amounts are payable hereunder without the consent of each Lender affected thereby;

(vii)                           change any of the provisions of this Section 9.2 or the definition of the term Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and

(viii)                        waive any condition set out in Article IV without the written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

Section 9.3                                    Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower agrees to pay (i) all expenses incurred by any Agent, including transportation expenses and reasonable fees, charges and disbursements of counsel for such Agent, in connection with the syndication of the Loans and the preparation and administration of this Agreement and the other Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof requested or agreed to by the Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all expenses incurred by any Agent or any Lender, including fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with (x) the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section 9.3, (y) the exercise of its rights under Section 7.2 upon the occurrence of a Default or an Event of Default or (z) any amendment, waiver, workout, restructuring or negotiations in respect of the Loans.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify each Agent and each Lender, and each Related Party thereof (each such Person being called an “Indemnitee”) against, and shall hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Financing Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or the consummation of the Transactions, (ii) the Loans and the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, however that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted solely and directly from the gross negligence or willful misconduct of such Indemnitee as determined by non-appealable judgment of a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it to any Agent under Section 9.3(a) or 9.3(b), each Lender severally agrees to pay to such Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was actually incurred by or asserted against such Agent in its capacity as such.

(d)                                 Payments.  All amounts due under this Section 9.3 shall be payable promptly after written demand therefor and in no event later than five days from the day of delivery to the Borrower of an invoice or other appropriate statement therefor.

(e)                                  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the Transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 9.4                                    Successors and Assigns.

(a)                                 Assignments Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may assign to one or more assignees all or a portion of its rights, benefits and obligations under this Agreement and the other Financing Documents (including all or a portion of its Loans at the time owing to it); provided, however, that:

(i)                                     the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$1,000,000 and increments of U.S.$100,000 in excess thereof (or the aggregate principal amount of the Loans of the assigning Lender);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of U.S.$3,500;

(iv)                              the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v)                                 any corresponding Promissory Note must also be assigned together with the Lender’s rights and obligations.

Upon acceptance and recording pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement and the other Financing Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14 and 2.15).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e).  If requested by an assignee Lender, within ten Business Days after its receipt of notice from the Administrative Agent stating that the Administrative Agent has received and accepted the documents referred to in Section 9.4(d) and receipt of each applicable original predecessor Promissory Note (as described below), the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant assignee Lender) a new Promissory Note evidencing such assignee Lender’s assigned Loans and, if the assignor Lender has retained Loans hereunder (and if requested by such Lender), a replacement Promissory Note in the principal amount of the Loans retained by the assignor Lender hereunder (such Promissory Note to be in exchange for, but not in payment of, the Promissory Note then held by such assignor Lender).  The assignor Lender shall mark each predecessor Promissory Note “exchanged” and deliver each of them to the Borrower.  Accrued interest on that part of each predecessor Promissory Note evidenced by a new Promissory Note issued to such assignee Lender, and accrued fees, shall be paid as provided in the Assignment and Acceptance Agreement.  Accrued interest on that part of each predecessor Promissory Note evidenced by a replacement Promissory Note issued to the assignor Lender shall be paid to the assignor Lender.

(c)                                  Maintenance of Register by the Administrative Agent.  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective commitments hereunder, and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall, absent manifest error, be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Effectiveness of Assignments.  Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b)(iii), the Administrative Agent shall accept such Assignment and Acceptance Agreement and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Upon request by the Borrower the Administrative Agent shall provide to the Borrower copies of each Assignment and Acceptance Agreement, together with any other documents required to be delivered by each assignee in connection with an assignment pursuant to this Section 9.4, promptly upon the Administrative Agent’s receipt thereof.

(e)                                  Participations.  Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s Loans; provided, however, that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant.  Subject to this Section 9.4(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b).

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights and benefits under this Agreement and the other Financing Documents to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(g)                                  No Assignments to the Borrower or Affiliates Etc.  Anything in this Section 9.4 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Borrower, any of its Affiliates or Subsidiaries or to a natural person without the prior consent of each Lender.

Section 9.5                                    Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Sections 2.13, 2.14, 2.15 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 9.6                                    Integration.  This Agreement and the other Financing Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Upon the occurrence of the Restatement Effective Date, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 9.7                                    Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.8                                    Right of Set-off.  Each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to which the Borrower is a party held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 9.9                                    Governing Law; Jurisdiction; Service of Process; Etc.

(a)                                 Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Submission to Jurisdiction.  Each of the parties hereto agrees that any suit, action or proceeding against such party with respect to this Agreement, the other Financing Documents (except for the Financing Documents governed by Argentine law or by the laws of the Commonwealth of The Bahamas) to which it is a party or any judgment against such party entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York, in the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), or in any other appellate court in the State of New York, and each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  To the fullest extent permitted by Applicable Law, the Borrower hereby agrees not to commence any legal action, suit or proceeding in connection with this Agreement or any other Financing Document (other than the Financing Documents governed by Argentine law or by the laws of the Commonwealth of The Bahamas) except in such New York State court or Federal court.

(c)                                  Process Agent.  The Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York relating to this Agreement or any other Financing Document (except for Financing Documents governed by Argentine law or by the laws of the Commonwealth of The Bahamas) may be made upon National Corporate Research, Ltd., presently located at 10 E. 40th Street, 10th Floor, New York, New York 10016, United States (the “Process Agent”), and the Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon.  If the Process Agent shall cease to serve as agent for the Borrower to receive service of process hereunder, the Borrower shall promptly appoint a successor agent reasonably satisfactory to the Administrative Agent.  The Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by any Agent or any Lender by registered or certified mail, postage prepaid, at its address set forth in Section 9.1.

(d)                                 Other Service.  Nothing herein shall in any way be deemed to limit the ability of any Agent or any Lender to serve any such writs, process or summonses in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(e)                                  Waiver of Venue.  Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document to which such party is a party brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10                             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11                             No Immunity.  To the extent that the Borrower may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Financing Document, to claim for itself or its properties or assets any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives, with respect to its obligations hereunder or under any other Financing Document, such immunity to the fullest extent permitted by the laws of such jurisdiction.

Section 9.12                             Special Waiver.  To the extent that the Borrower may be entitled to the benefit of any provision of law requiring the Administrative Agent or any Lender in any suit, action or proceeding brought in a court of Argentine or other jurisdiction arising out of or in connection with any of this Agreement, any other Financing Documents and the Transactions, to post security for litigation costs or otherwise post a performance bond or guaranty, or to take any similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Argentina or, as the case may be, such other jurisdiction.

Section 9.13                             Judgment Currency.  This is an international loan transaction in which payment in New York is of the essence, and the obligations of the Borrower under this Agreement to make payment to (or for account of) an Agent or a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Person in New York of the full amount of Dollars payable to such Person under this Agreement.  The Borrower expressly acknowledges the foregoing and expressly waives the doctrine of unforeseeability or any other similar theory to allege any increased burden for payment (including, without limitation, attempts of payment in Pesos or any other currency different from Dollars pursuant to Section 765 of the Civil and Commercial Code of the Republic of Argentina and/or any other law and/or legal doctrine). If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 9.13 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrower in respect of any such sum due to any Agent or any Lender hereunder or under any other Financing Document (in this Section 9.13 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York with the amount of the judgment currency so adjudged to be due, and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to, jointly and severally, indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

Section 9.14                             Use of English Language.  This Agreement has been negotiated and executed in the English language.  All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof.  Except in the case of (a) laws or official communications of the Argentina, (b) the Financing Documents governed by Argentine law and other documents filed with any Governmental Authority in the Argentina, or (c) corporate documents of any Person organized or formed in the Argentina, in the case of any document originally issued in a language other than English, the English language version of any such document shall, for purposes of this Agreement, and absent manifest error, control the meaning of the matters set out therein.

Section 9.15                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.16                             Treatment of Certain Information; Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such Person, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this paragraph, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective insurance provider, provider of credit protection or party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to any Agent or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower, or its business, other than any such information that is available to any Agent or any Lender (and not known by such Agent or such Lender to be confidential) prior to disclosure by the Borrower; provided, however, that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.17                             USA Patriot Act.  Each Lender (whether a party hereto on the date hereof or hereafter) and each Agent (for itself and not on behalf of any Lender) hereby notifies the

Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act and to provide notice of these requirements, and this Section 9.17 shall satisfy such notice requirements of the PATRIOT Act.

Section 9.18                             Counterparts.  Delivery of an executed counterpart of a signature page of this Agreement by e-mail in portable document format (.pdf) or facsimile (with acknowledgment of receipt) will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.19                             Acknowledgment and Consent to Bail-In of EEA Financial Institutions.   Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.20                             Effect of Restatement.  This Agreement shall, except as otherwise expressly set forth herein, supersede the Original Credit Agreement from and after the Restatement Effective Date with respect to all Loans outstanding under the Original Credit Agreement as of the Restatement Effective Date.  The parties hereto acknowledge and agree, however, that except to the extent contemplated hereby with respect to the repayment of the Existing Loans (which, for greater certainty, will constitute a repayment of new obligations of the Borrower hereunder), (a) this Agreement and all other Financing Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of any of the obligations of the Borrower under the Original Credit Agreement and the other Financing Documents as in effect prior to the Restatement Effective Date and (b) such obligations of the Borrower are in all respects continuing with only the terms being modified as provided in this

Agreement and the other Financing Documents.  The parties hereto further acknowledge and agree that (i) the liens and security interests in favor of the Administrative Agent and/or the Lenders (for the benefit of the secured parties thereunder) securing payment of the obligations of the Borrower under the Original Credit Agreement are in all respects continuing and in full force and effect with respect to all such obligations of the Borrower and (ii) all references in the other Financing Documents to the Original Credit Agreement shall be deemed to refer without further amendment to this Agreement.

[Remainder of this page intentionally left blank]

Schedule 1.1-I

Lenders, Existing Loans and New Commitments

Existing Lenders	Existing Loans
ITAÚ UNIBANCO S.A., NASSAU BRANCH	U.S.$	20,000,000
JPMORGAN CHASE BANK, N.A.	U.S.$	20,000,000
COÖPERATIEVE RABOBANK U.A.	U.S.$	20,000,000
TOWERBANK INTERNATIONAL INC.	U.S.$	8,000,000
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	U.S.$	2,000,000

New Lenders	New Commitments
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	U.S.$	13,000,000
BANCO PANAMÁ, S.A.	U.S.$	5,000,000

Schedule 1.1-II

Eligible Off-Taker

1.              LOUIS DREYFUS ASIA PTE. LTD.
SINGAPORE 238880

2.              NETHGRAIN B.V.
ROTTERDAM — NETHERLANDS

3.              AGROCEAN S.A.
SWITZERLAND

4.              BUNGE GLOBAL MARKETS, INC. (LATIN DIVISION)
CORAL GABLES, FL 33134, U.S.A.

5.              CONCORDIA AGRITRADING PTE. LTD.
SINGAPORE

6.              CONCORDIA TRADING B.V.
HOLLAND

7.              GLENCORE GRAIN B.V.
3012 AG — ROTTERDAM

8.              CORRECTA IND. E COM.
SAO PAULO — BRAZIL

9.              NOBLE RESOURCES S.A.
1005 LAUSANNE — SWITZERLAND

10.       ROPLAK ENTERPRISES S.A.
PANAMA 5 - REPUBLIC OF PANAMA

11.       ROPLAK ENTERPRISES S.A.
C/O CIA. GLEAN S.A. - 11000 MONTEVIDEO — URUGUAY

12.       THE RICE COMPANY
ROSEVILLE, CA 95661 — U.S.A.

13.       GRANELES DE CHILE S.A., AV. EDUARDO FREI MONTALVO 340, PISO 3RO, RANCAGUA — CHILE

14.       CHS, INC.
5500 CENEX DRIVE - INVER GROVE HEIGHTS, MINNESOTA 55077 — U.S.A.

15.       MARUBENI AMERICA CORPORATION
375 LEXINGTON AVENUE - NEW YORK, NEW YORK 10017-3904 — U.S.A.

16.       MARUBENI CORPORATION, TOKYO HEAD OFFICE
4-2, OHTEMACHI 1-CHOME, CHIYODA-KU, TOKYO, 100-8088 JAPAN P. O. BOX 595,
GINZA BRANCH, JAPAN POST SERVICE CO., LTD. TOKYO, 100-8692 JAPAN

17.       CARGILL INC., 2525 PONCE DE LEÓN BLVD, #800, CORAL GABLES, FL, USA.

18.       MOLINOS OVERSEAS COMMODITIES, S.A.,URUGUAY

Schedule 3.1(b)

Capital Stock of the Borrower

Company Name	Jurisdiction of Incorporation	Shareholder	Number of Shares	Class	%
MOLINO CAÑUELAS S.A.C.I.F.I.A.	ARGENTINA	RICARDO ALBERTO NAVILLI	3,000,000	ORDINARY, NOMINATIVE, NON ENDOSABLE SHARES	25%
		ALDO ADRIANO NAVILLI	3,000,000	ORDINARY, NOMINATIVE, NON ENDOSABLE SHARES	25%
		CARLOS ADRIANO NAVILLI	3,000,000	ORDINARY, NOMINATIVE, NON ENDOSABLE SHARES	25%
		MARCOS ANIBAL VILLEMUR	600,000	ORDINARY, NOMINATIVE, NON ENDOSABLE SHARES	5%
		ADRIANA ELBA NAVILLI	2,400,000	ORDINARY, NOMINATIVE, NON ENDOSABLE SHARES	20%

Schedule 3.1(d)

Subsidiaries of the Borrower

Subsidiary Name	Jurisdiction of Incorporation	Shareholder	Number of Shares	Class	%
ALIMENTOS CAÑUELAS CHILE Spa.	CHILE	MOLINO CAÑUELAS S.A.C.I.F.I.A.,	10,000	ORDINARY, NOMINATIVE, SHARES	100%
EMPRESA DE ALIMENTOS CAÑUELAS SRL	BOLIVIA	MOLINO CAÑUELAS S.A.C.I.F.I.A.,	49	PARTICIPATION INTEREST (CUOTAS PARTE)	99%
		MOLINO AMERICANO S.A	1	PARTICIPATION INTEREST (CUOTAS PARTE)	1%
EMPRESA DE SERVICIOS MOLCA SRL	BOLIVIA	MOLINO CAÑUELAS S.A.C.I.F.I.A.,	49	PARTICIPATION INTEREST (CUOTAS PARTE)	99%

		MOLINO AMERICANO S.A	1	PARTICIPATION INTEREST (CUOTAS PARTE)	1%
MOINHO CAÑUELAS LTDA	BRAZIL	MOLINO CAÑUELAS S.A.C.I.F.I.A.,	49,900	PARTICIPATION INTEREST (CUOTAS PARTE)	99.9%

		GRUPO CAÑUELAS S.A.	100	PARTICIPATION INTEREST (CUOTAS PARTE)	0.10%
CAÑUELAS CHILE Spa.	CHILE	MOLINO CAÑUELAS S.A.C.I.F.I.A.,	10,000	ORDINARY, NOMINATIVE, SHARES	100%
CARGILL MEATS SRL	ARGENTINA	MOLINO CAÑUELAS S.A.C.I.F.I.A.,	35,575,440	PARTICIPATION INTEREST (CUOTAS PARTE)	100%
MOLINO CAÑUELAS URUGUAY S.A	URUGUAY	MOLINO CAÑUELAS S.A.C.I.F.I.A.,	1,000,000,000	NOMINATIVE, SHARES	100%
SOUTHERN MULTINVEST SRL	ARGENTINA	MOLINO CAÑUELAS S.A.C.I.F.I.A.,	3,955,260	PARTICIPATION INTEREST (CUOTAS PARTE)	100%

Schedule 3.4(d)

Existing Indebtedness

Lender	Type of Financing	Total Amount (in thousands)	Outstanding amount as of the Amendment and Restatement Date (in thousands)	Currency	Execution Date	Date of Final Repayment
BANCO DE LA PROVINCIA DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	20,000,000	20,000,000	U.S.$.	05-23-2017	06-25-2018
BANCO DE LA PROVINCIA DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	16,000,000	16,000,000	U.S.$.	05-23-17	06-25-2018
NATIXIS	PRE EXPORT FINANCING	50,000,000	50,000,000	U.S.$.	12-20-2016	11-27-2020
BANCO GALICIA	PRE EXPORT FINANCING	16,000,000	16,000,000	U.S.$.	05-29-2017	06-23-2018
BANCO HIPOTECARIO S.A.	FINANCIAL INDEBTEDNESS	23,000,000	21,146,000	U.S.$.	10-21-2016	10-21-2019
BANCO DE LA PROVINCIA DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	70,000,000	58,334,000	AR$	08-31-2015	02-28-2021
BANCO CIUDAD DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	18,000,000	11,027,000	U.S.$.	03-02-2013	03-02-2025
DEUTSCHE BANK S.A.	FINANCIAL INDEBTEDNESS	23,377,454	15,467,985	U.S.$.	11-09-2015	03-19-2024
DEUTSCHE BANK S.A.	FINANCIAL INDEBTEDNESS	20,181,948	16,756,984	U.S.$.	11-20-2013	05-31-2023
BANCO CIUDAD DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	3,800,000	3,800,000	U.S.$.	10-21-2016	09-29-2019
BANCO DE LA NACIÒN ARGENTINA	FINANCIAL INDEBTEDNESS	22,000,000	2,291,666	AR$	10-15-2012	10-05-2017
BANCO DE LA NACIÓN ARGENTINA	FINANCIAL INDEBTEDNESS	20,000,000	2,083,333	AR$	10-26-2012	10-02-2017
BANCO DE LA NACIÓN ARGENTINA	FINANCIAL INDEBTEDNESS	60,000,000	46,250,000	AR$	07-03-2015	06-08-2020
BANCO CORDOBA	FINANCIAL INDEBTEDNESS	1,500,000	255,000	AR$	05-30-2014	11-30-2017
BANCO CORDOBA	FINANCIAL INDEBTEDNESS	2,000,000	668,000	AR$	01-11-2014	05-01-2018

BANCO CORDOBA	FINANCIAL INDEBTEDNESS	230,000	85,000	AR$	01-12-2014	07-01-18
BANCO CORDOBA	FINANCIAL INDEBTEDNESS	2,070,000	1,092,000	AR$	01-03-2015	12-01-2018
BANCO CORDOBA	FINANCIAL INDEBTEDNESS	3,600,000	400,000	AR$	12-13-2013	07-13-2017
BANCO HIPOTECARIO	FINANCIAL INDEBTEDNESS	14,000,000	10,889,000	AR$	01-12-2015	12-01-2018
BANCO HIPOTECARIO	FINANCIAL INDEBTEDNESS	4,000,000	3,111,000	AR$	01-01-2016	01-01-2019
BANCO PROVINCIA DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	1,200,000	1,200,000	U.S.$.	01-17-2017	07-14-2017
BANCO DE INVERSIÓN Y COMERCIO EXTERIOR	FINANCIAL INDEBTEDNESS	12,000,000	12,000,000	U.S.$.	11-07-2016	11-07-2024
BANCO DE INVERSIÓN Y COMERCIO EXTERIOR	PRE EXPORT FINANCING	5,000,000	5,000,000	U.S.$.	12-19-2016	06-21-2017
BANCO SANTANDER RIO S.A.	FINANCIAL INDEBTEDNESS	29,940,000	29,940,000	U.S.$.	05-10-17	05-10-2020
BANCO SANTANDER RIO S.A.	PRE EXPORT FINANCING	10,000,000	10,000,000	U.S.$.	05-05-2017	11-05-2017
INTERNATIONAL FINANCE CORPORATION	FINANCIAL INDEBTEDNESS	80,000,000	80,000,000	U.S.$.	04-16-16	03-15-2024
INTERNATIONAL FINANCE CORPORATION	FINANCIAL INDEBTEDNESS	75,000,000	75,000,000	U.S.$.	04-29-16	09-15-2024
BANKINTER S.A.	PRE EXPORT FINANCING	15,000,000	15,000,000	U.S.$.	11-15-16	11-17-2019
BANCO ITAÚ ARGENTINA S.A.	FINANCIAL INDEBTEDNESS	10,000,000	10,000,000	U.S.$.	05-14-2017	05-13-2018
BANCO ITAÚ ARGENTINA S.A.	FINANCIAL INDEBTEDNESS	10,000,000	5,714,286	U.S.$.	04-19-2013	04-19-2021
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR S.A.	PRE EXPORT FINANCING	20,000,000	20,000,000	U.S.$.	03-31-2017	09-27-2017
COMAFI	FINANCIAL INDEBTEDNESS	4,000,000	4,000,000	U.S.$.	12-12-2016	06-12-2017
INDUSTRIAL AND COMMERCIAL BANK OF CHINA	PRE EXPORT FINANCING	10,000,000	10,000,000	U.S.$.	05-11-2017	11-07-2017
BANCO SUPERVIELLE S.A.	FINANCIAL INDEBTEDNESS	4,000,000	4,000,000	U.S.$.	12-22-2016	06-21-2017
HSBC BANK ARGENTINA S.A.	PRE EXPORT	48,000,000	48,000,000	U.S.$.	12-01-2016	12-01-2019

	FINANCING
BANCO DE LA NACIÓN ARGENTINA	PRE EXPORT FINANCING	20,000,000	20,000,000	U.S.$.	03-27-2017	03-22-2018
BANCO DE LA NACIÓN ARGENTINA	PRE EXPORT FINANCING	10,000,000	10,000,000	U.S.$.	12-16-2016	12-16-2017
ABN	PRE EXPORT FINANCING	25,000,000	25,000,000	U.S.$.	05-05-2017	05-07-2020
BANCO ITAÚ ARGENTINA S.A.	FINANCIAL INDEBTEDNESS	1,193,000	199,248	U.S.$.	11-26-2014	11-10-2017
BANCO ITAÚ ARGENTINA S.A.	FINANCIAL INDEBTEDNESS	1,698,400	1,698,400	U.S.$.	03-21-2017	09-15-2017
SAFRA	IMPORTATION FINANCING	160,000	160,000	U.S.$.	12-14-2016	06-07-2017
SANTANDER	IMPORTATION FINANCING	925,000	925,000	U.S.$.	02-17-2017	08-16-2017
SANTANDER	IMPORTATION FINANCING	615,000	615,000	U.S.$.	05-09-2017	11-06-2017
BRADESCO	IMPORTATION FINANCING	1,500,000	1,500,000	U.S.$.	05-31-2017	11-27-2017
BANCO MACRO S.A.	PRE EXPORT FINANCING	18,000,000	18,000,000	U.S.$.	12-12016	01-03-2018
BANCO FRANCES	FINANCIAL INDEBTEDNESS	4,500,000	3,477,442	AR$	01-09-2015	10-01-2020
ING	PRE EXPORT FINANCING	100,000,000	100,000,000	U.S.$.	05-05-2017	03-31-2018
SANTANDER	FINANCIAL INDEBTEDNESS	1,000,000	172,000	U.S.$.	02-24-2016	08-24-2017
ICBC	FINANCIAL INDEBTEDNESS	1,273,000	636,537	U.S.$.	11-20-2014	10-20-2014
FMO	PRE EXPORT FINANCING	100,000,000	91,428,000	U.S.$.	12-01-2016	10-10-2020
ITAU /J P MORGAN	PRE EXPORT FINANCING	70,000,000	70,000,000	U.S.$.	03-01-2017	03-02-2022
SCOTIABANK	FINANCIAL INDEBTEDNESS	1,500,000	1,500,000	U.S.$.	06-28-2016	06-23-2017
SCOTIABANK	FINANCIAL INDEBTEDNESS	3,500,000	3,500,000	U.S.$.	11-24-2016	11-17-2017

DEUTSCHE BANK S.A	PRE EXPORT FINANCING	17,500,000	17,500,000	U.S.$.	04-14-2017	10-11-2017
BRADESCO	PRE EXPORT FINANCING	10,000,000	10,000,000	U.S.$.	04-11-2017	04-06-2018
BANCO DE LA NACIÓN ARGENTINA	U.S.$.	50,000,000	23,610,000	AR$	10-19-2015	10-03-2018
BANCO DE LA PROVINCIA DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	20,000,000	20,000,000	U.S.$.	05-23-2017	06-25-2018
BANCO DE LA PROVINCIA DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	16,000,000	16,000,000	U.S.$.	05-23-17	06-25-2018
NATIXIS	PRE EXPORT FINANCING	50,000,000	50,000,000	U.S.$.	12-20-2016	11-27-2020
BANCO GALICIA	PRE EXPORT FINANCING	16,000,000	16,000,000	U.S.$.	05-29-2017	06-23-2018
BANCO HIPOTECARIO S.A.	FINANCIAL INDEBTEDNESS	23,000,000	21,146,000	U.S.$.	10-21-2016	10-21-2019
BANCO DE LA PROVINCIA DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	70,000,000	58,334,000	AR$	08-31-2015	02-28-2021
BANCO CIUDAD DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	18,000,000	11,027,000	U.S.$.	03-02-2013	03-02-2025
DEUTSCHE BANK S.A.	FINANCIAL INDEBTEDNESS	23,377,454	15,467,985	U.S.$.	11-09-2015	03-19-2024
DEUTSCHE BANK S.A.	FINANCIAL INDEBTEDNESS	20,181,948	16,756,984	U.S.$.	11-20-2013	05-31-2023
BANCO CIUDAD DE BUENOS AIRES	FINANCIAL INDEBTEDNESS	3,800,000	3,800,000	U.S.$.	10-21-2016	09-29-2019
BANCO DE LA NACIÒN ARGENTINA	FINANCIAL INDEBTEDNESS	22,000,000	2,291,666	AR$	10-15-2012	10-05-2017
BANCO DE LA NACIÓN ARGENTINA	FINANCIAL INDEBTEDNESS	20,000,000	2,083,333	AR$	10-26-2012	10-02-2017
BANCO DE LA NACIÓN ARGENTINA	FINANCIAL INDEBTEDNESS	60,000,000	46,250,000	AR$	07-03-2015	06-08-2020
BANCO DE INVERSIÓN Y COMERCIO EXTERIOR	FINANCIAL INDEBTEDNESS	12,000,000	12,000,000	U.S.$.	11-07-2016	11-07-2024
BANCO SANTANDER RIO S.A.	FINANCIAL INDEBTEDNESS	29,940,000	29,940,000	U.S.$.	05-10-17	05-10-2020

BANCO SANTANDER RIO S.A.	PRE EXPORT FINANCING	10,000,000	10,000,000	U.S.$.	05-05-2017	11-05-2017
INTERNATIONAL FINANCE CORPORATION	FINANCIAL INDEBTEDNESS	80,000,000	80,000,000	U.S.$.	04-16-16	03-15-2024
INTERNATIONAL FINANCE CORPORATION	FINANCIAL INDEBTEDNESS	75,000,000	75,000,000	U.S.$.	04-29-16	09-15-2024
BANKINTER S.A.	PRE EXPORT FINANCING	15,000,000	15,000,000	U.S.$.	11-15-16	11-17-2019
BANCO ITAÚ ARGENTINA S.A.	FINANCIAL INDEBTEDNESS	10,000,000	10,000,000	U.S.$.	05-14-2017	05-13-2018
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR S.A.	PRE EXPORT FINANCING	20,000,000	20,000,000	U.S.$.	03-31-2017	09-27-2017
COMAFI	FINANCIAL INDEBTEDNESS	4,000,000	4,000,000	U.S.$.	12-12-2016	06-12-2017
INDUSTRIAL AND COMMERCIAL BANK OF CHINA	PRE EXPORT FINANCING	10,000,000	10,000,000	U.S.$.	05-11-2017	11-07-2017
BANCO SUPERVIELLE S.A.	FINANCIAL INDEBTEDNESS	4,000,000	4,000,000	U.S.$.	12-22-2016	06-21-2017
HSBC BANK ARGENTINA S.A.	FINANCIAL INDEBTEDNESS	48,000,000	48,000,000	U.S.$.	12-01-2016	12-01-2019
BANCO DE LA NACIÓN ARGENTINA	PRE EXPORT FINANCING	20,000,000	20,000,000	U.S.$.	03-27-2017	03-22-2018
BANCO MACRO S.A.	PRE EXPORT FINANCING	18,000,000	18,000,000	U.S.$.	12-13-2016	01-03-2018
FMO	PRE EXPORT FINANCING	100,000,000	91,428,000	U.S.$.	12-01-2016	10-10-2020
DEUTSCHE BANK S.A	PRE EXPORT FINANCING	17,500,000	17,500,000	U.S.$.	04-14-2017	10-11-2017
BRADESCO	PRE EXPORT FINANCING	10,000,000	10,000,000	U.S.$.	04-11-2017	04-06-2018
BANCO DE LA NACIÓN ARGENTINA	FINANCIAL INDEBTEDNESS	50,000,000	23,610,000	AR$	10-19-2015	10-03-2018

Schedule 3.6(a)

Permits

N/A

Schedule 6.1

Existing Liens

Property subject to Lien		Indebtedness Secured by Lien
Entity	Name	Description of Lien	Lienholder	Description	Outstanding Amount as of Closing Date (in thousands)
MOLINO CAÑUELAS S.A.C.I.F.I.A.	CAÑUELAS - MILL BULHER	PLEDGE	DEUTSCHE BANK	FIRST DEGREE	U.S.$	44,304,878.65
MOLINO CAÑUELAS S.A.C.I.F.I.A.	SPEGAZZINI	MORTGAGE	BANCO CIUDAD	FIRST DEGREE	U.S.$	18,000,000.00
MOLINO CAÑUELAS S.A.C.I.F.I.A.	SPEGAZZINI - METAL STRUCTURES	PLEDGE	BANCO CIUDAD	FIRST DEGREE	U.S.$	3,466,000.00
MOLINO CAÑUELAS S.A.C.I.F.I.A.	SPEGAZZINI - BREAD, MUFFINS AND COOKIES MACHINES	PLEDGE	BICE	FIRST DEGREE	U.S.$	10,084,744.20
MOLINO CAÑUELAS S.A.C.I.F.I.A.	ADELIA, CAÑUELAS, SPEGAZZINI, PILAR, ROSARIO - MACHINES	PLEDGE	IFC	FIRST DEGREE	U.S.$	115,577,670.00
MOLINO CAÑUELAS S.A.C.I.F.I.A.	ADELIA, CAÑUELAS, SPEGAZZINI, PILAR, ROSARIO	MORTGAGE	IFC	FIRST DEGREE	U.S.$	130,322,630.00

Schedule 6.7

Existing Investments

Entity	Type of Investment	Bank or Issuer	Account Number/Name	Currency	Amount as of the Closing Date
MOLINO CAÑUELAS S.A.C.I.F.I.A.	FIMA PREMIUM	BANCO GALICIA	N/A	AR$	7,500,000
MOINHO CAÑUELAS LTDA	SHAREHOLDING	N/A	N/A	N/A	49,900 PARTICIPATION INTERESTS (CUOTAS PARTE)
EMPRESA DE ALIMENTOS CAÑUELAS SRL	SHAREHOLDING	N/A	N/A	N/A	49 PARTICIPATION INTERESTS (CUOTAS PARTE)
EMPRESA DE SERVICIOS MOLCA SRL	SHAREHOLDING	N/A	N/A	N/A	49 PARTICIPATION INTERESTS (CUOTAS PARTE)
ALIMENTOS CAÑUELAS CHILE Spa.	SHAREHOLDING	N/A	N/A	N/A	10,000 SHARES
CAÑUELAS CHILE Spa.	SHAREHOLDING	N/A	N/A	N/A	10,000 SHARES
CARGILL MEATS SRL	SHAREHOLDING	N/A	N/A	N/A	35,575,440 PARTICIPATION INTERESTS (CUOTAS PARTE)
SOUTHERN MULTINVEST SRL	SHAREHOLDING	N/A	N/A	N/A	3,955,260 PARTICIPATION INTERESTS (CUOTAS PARTE)

Exhibit A

Form of Assignment and Acceptance Agreement

Reference is made to the First Amended and Restated Pre-Export Credit Agreement, dated as of June 12,, 2017 (as the same may be amended, supplemented or modified from time to time, the “Agreement”) among MOLINO CAÑUELAS S.A.C.I.F.I.A., as borrower (the “Borrower”), the lenders referred to therein (the “Lenders”), ITAÚ UNIBANCO S.A., NASSAU BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as administrative agent (in such capacity, the “Administrative Agent” and together with the Collateral Agent, the “Agents”).

Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

[•] (the “Assignor”) and [•] (the “Assignee”) agree as follows:

1.                                      The Assignor hereby and irrevocably sells and assigns to the Assignee, without recourse and without representation or warranty (other than as expressly provided herein) and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor a [•]% interest in and to all of the Assignor’s rights and obligations under the Loan held by the Assignor as of the Effective Date (as defined below), the Promissory Note(s) held by the Assignor on the Effective Date evidencing the Assignor’s interest assigned hereunder and the Loan of the Assignor as of the Effective Date.

2.                                      The Assignor (i) represents and warrants that, as of the date hereof, the aggregate outstanding principal amount of the Loan made by the Assignor is U.S.$[•], (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any of the other Financing Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, any of the other Financing Documents or any other instrument or document furnished pursuant thereto, (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or the performance or observance by the Borrower, of any of its obligations under the Agreement, the other Financing Documents or any other instrument or document furnished pursuant thereto and (v) attaches the Promissory Note(s) referred to in paragraph 1 above and requests that in accordance with the provisions of the Agreement, the Administrative Agent exchange such Promissory Note(s) for new Promissory Note(s) as follows: Promissory Note(s), dated [•], [•] in the respective principal amounts of U.S.$[•] and U.S.$[•], payable to the Assignor or its registered assigns, for Promissory Note(s), dated [•], [•] in the respective principal amounts of U.S.$[•], and U.S.$[•], payable to the Assignee or its registered assigns.

3.                                      The Assignee (i) confirms that it has received a copy of the Agreement and the other Financing Documents (other than the Fee Letters), together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance Agreement, (ii) agrees that it will, independently and without reliance upon the Agents, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Agreement, (iii) appoints and authorizes each Agent to take such actions on its behalf and to exercise such powers under the Agreement as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender and (v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

4.                                      Following its execution, this Assignment and Acceptance Agreement will be delivered to (i) the Administrative Agent for its acceptance in accordance with Section 9.4(d) of the Agreement and (ii) the Borrower for its acknowledgement, if the Assignment and Acceptance Agreement is accepted by the Administrative Agent in accordance with Section 9.4(d) of the Agreement.  If the Administrative Agent shall fail to accept this Assignment and Acceptance Agreement prior to the expiration of a ten day period after the date hereof, this Assignment and Acceptance Agreement shall be without force and effect for any purpose, and the Assignor shall remain the owner of the interest in the Assignor’s rights and obligations under the Agreement purported to be sold hereby.

5.                                      The effective date of this Assignment and Acceptance Agreement (the “Effective Date”) shall be the date on which (i) it shall have been executed and delivered by the parties hereto, (ii) a fee of U.S.$3,500 shall have been paid to the Administrative Agent in accordance with Section 9.4(b)(iii) of the Agreement, and (iii) the Assignee shall have delivered to the Administrative Agent an Administrative Questionnaire, if required pursuant to Section 9.4(b)(iv) of the Agreement.

6.                                      As of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance Agreement, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Agreement.

7.                                      From and after the Effective Date, the Administrative Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, reimbursement amounts, interest and commitment fees with respect thereto) to the Assignee.  The Assignor and the Assignee shall make all appropriate adjustments in payments under the Agreement and the other Financing Documents for periods prior to the Effective Date directly between themselves.

8.                                      EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 8.

9.                                      THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, have executed this Assignment and Acceptance Agreement this [•] day of [•], 20[•].

[•],
as Assignor

By:
Name:
Title:

Notice to:
[•]

[•],
as Assignee

By:
Name:
Title:

Notice to:
[•]

Accepted and acknowledged this [•] day of [•],[•]

ITAÚ UNIBANCO S.A., NASSAU BRANCH
as Administrative Agent

By:
Name:
Title:

Exhibit B

Form of Borrowing Request

[•], 2017

ITAÚ UNIBANCO S.A., NASSAU BRANCH
as Administrative Agent (as defined below)

cc. Mundostar S.A.

Edificio Aguada Park

Calle Paraguay 2141, 18th floor

C.P. 11.800

Montevideo, Uruguay

The undersigned refers to the First Amended and Restated Pre-Export Credit Agreement, dated as of June 12, 2017 (as the same may be amended, supplemented or modified from time to time, the “Credit Agreement”), among MOLINO CAÑUELAS S.A.C.I.F.I.A., as borrower (the “Borrower”), the lenders referred to therein (the “Lenders”), ITAÚ UNIBANCO S.A., NASSAU BRANCH, as collateral agent and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as administrative agent (in such capacity, the “Administrative Agent”), and hereby gives you irrevocable notice pursuant to Section 2.3(a) of the Credit Agreement, that the undersigned hereby requests a borrowing of the New Loans under the Credit Agreement, and in that connection sets forth below the information relating to such borrowing (the “Reference Borrowing”) as required by Section 2.3(b) of the Credit Agreement.  Capitalized terms used but not defined herein shall have the meaning assigned to them in the Credit Agreement.

(i)                                     The aggregate principal amount of the Reference Borrowing is U.S.$[•].

(ii)                                  The proposed Restatement Effective Date is [•], 2017.

(iii)                               The Borrower hereby irrevocably instructs the Administrative Agent to disburse the amounts received from the New Lenders pursuant to the Reference Borrowing, as provided in that certain Fund Flow Memorandum dated on or about [•], 2017.

[Remainder of this page intentionally left blank]

Signature Page
Borrowing Request

Very truly yours,
MOLINO CAÑUELAS S.A.C.I.F.I.A.,
as Borrower

By:
Name:
Title:

Exhibit C

Form of Irrevocable Instruction

[LETTERHEAD]

[•], 20[•]

To:

[OFF-TAKER]

Ladies and Gentlemen,

Reference is made to the contract or agreement (whether explicit or implied, written or oral, of which there is any type of written evidence) executed by and among [MOLINO CAÑUELAS S.A.C.I.F.I.A.] [MOLINO CAÑUELAS URUGUAY S.A.], (the “Company” or “we”) and [•] (the “Off-Taker” or “you”), on [•], 20[•], pursuant to which the Company, directly or through third-parties, agreed to sell, export, supply and/or deliver and the Off-Taker agreed to buy, import and/or receive [industrialized foods, including but not limited to wheat flour, edible oils, cookies and biscuits, flour pre-mixes, breadcrumbs and pastas, and/or any other by-product] developed by [(or acquired by)] the Company (such contract or agreement, as amended and/or supplemented and/or renewed and/or replaced and/or substituted in the future, whether in whole or in part, the “Export Contract”).

We hereby NOTIFY YOU that, in order to secure the obligations of Molino Cañuelas S.A.C.I.F.I.A. under that certain First Amended and Restated Credit Agreement dated as of June 12, 2017 (as amended, modified and/or supplemented from time to time, the “Credit Agreement”), among Molino Cañuelas S.A.C.I.F.I.A., as borrower, the lenders referred to therein (the “Lenders”), Itaú Unibanco S.A., Nassau Branch, as collateral agent and Itaú Unibanco S.A., Nassau Branch, as administrative agent (in such capacity, the “Administrative Agent”), the Company has agreed to cause the Eligible Off-Taker to make each and all payments in respect of all rights of the Borrower to any payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest, finance charges or indemnities) arising out of the Export Contract (the “Export Contract Receivables”) directly to the Collection Account (as defined below).

Consequently, we hereby IRREVOCABLY INSTRUCT you to make, from and including the date hereof, all payments in respect of the Export Contract Receivables by means of the direct deposit of the corresponding sums in the following bank account: [•], or any other account informed to you by the Administrative Agent in the future (the “Collection Account”).  The Off-Taker shall not, without the prior written consent of the Administrative Agent, make any payments in respect of the Export Contract Receivables other than as contemplated hereunder.

The Administrative Agent (acting on its own behalf and on behalf of the Lenders) is an intended third-party beneficiary of this notice.  Any provision of this notice, including the irrevocable instructions contained herein may only be amended and/or modified in any way with the prior, express and written consent of the Administrative Agent.

This notice shall be governed by, and construed in accordance with, the law of the State of New York.

Sincerely yours,

[MOLINO CAÑUELAS S.A.C.I.F.I.A.]
[MOLINO CAÑUELAS URUGUAY S.A.],

By:
Name:
Title:
Address for Notices:

Telecopier No.:
Telephone No.:
Attention:

Exhibit D

Form of Molca Collection Account Control Deed of Confirmation

DATED JUNE [  ], 2017

MOLINO CAÑUELAS S.A.C.I.F.I.A.

(as Grantor)

in favor of

ITAÚ UNIBANCO S.A., NASSAU BRANCH

(as Collateral Agent)

DEED OF CONFIRMATION

relating to a Bank Account Control Agreement

dated as of February 3, 2017

THIS BANK ACCOUNT CONTROL CONFIRMATION DEED (“THIS DEED”) IS MADE on the [  ] day of June, 2017 and granted by:

I.                                        Molino Cañuelas S.A.C.I.F.I.A., a sociedad anónima incorporated and existing under the laws of Argentina and having its registered office situated at Av de Mayo 560 1er piso, Ciudad A. de Buenos Aires, Argentina (hereinafter referred to as “Grantor”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns);

IN FAVOR OF

II.                                   Itaú Unibanco S.A., Nassau Branch, a branch of Itaú Unibanco S.A. (a Brazilian financial institution) with its principal place of business at Avenida Brigadeiro Faria Lima 3,500, enrolled with the Brazilian Corporate Taxpayer Registry CNPJ/MF under No. 60.701.190/0001-04, acting through its branch in Nassau with its principal place of business at 31B, Annex Building, 2nd Floor, East Bay Street, P.O. Box No. 3930, Nassau, Bahamas, in its capacity as collateral agent on behalf of the Lenders pursuant to the Amended and Restated Credit Agreement (in such capacity hereinafter referred to as the “Collateral Agent”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns) and in its capacity as account bank (in such capacity hereinafter referred to as the “Account Bank”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns).

WHEREAS, on January 31, 2017, the Grantor, in its capacity as borrower thereunder (the “Borrower”) and the lenders from time to time party thereto (the “Lenders”), the Collateral Agent in its capacity as administrative agent and in its capacity as collateral agent entered into a Pre-Export Credit Agreement (the “Original Credit Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the Lenders agreed to make Loans to the Borrower; and

WHEREAS, as a condition precedent to the Lenders making Loans under the Original Credit Agreement, the Grantor has, inter alia, (i) agreed to create and maintain the Molca Collection Account (as defined in the Bank Account Control Agreement dated as of February 3, 2017 and entered into by and between the Grantor and the Collateral Agent (in its capacity as collateral agent for and on behalf of the Secured Parties and in its capacity as Account Bank) (the “Bank Account Control Agreement”)) in accordance with the terms and subject to the conditions contained therein, and (ii) entered into that certain Fixed Charge Over Account Agreement (the “Fixed Charge Agreement”) dated February 3, 2017 in order to create and perfect a first priority security interest in the Collateral for the benefit of the Secured Parties in the manner set forth therein; and

WHEREAS, the Grantor has agreed to instruct each Eligible Off-Taker with which it has entered into an Export Contract to make payments in respect of the Export Contract Receivables associated to such Export Contact, directly to the Account Bank, for credit to the Molca Collection Account, to the extent required under the Amended and Restated Credit Agreement; and

WHEREAS, the parties to the Original Credit Agreement have agreed to amend and restate the Original Credit Agreement in its entirety pursuant to the First Amended and Restated Pre-Export Credit Agreement dated as of the date hereof for the purpose of increasing the loan commitments thereunder (the Original Credit Agreement, as so amended and restated and as thereafter further amended, restated, supplemented and otherwise modified from time to time, the “Amended and Restated Credit Agreement”); and

WHEREAS, the effectiveness of the Amended and Restated Credit Agreement is subject, inter alia, to the Grantor entering into this Deed in the manner set out below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the abovementioned parties agree to the following, which shall irrevocably bind the parties and their successors and permitted assigns.

1.                                      DEFINITIONS

Unless otherwise defined in this Deed, terms capitalized herein shall have the meanings assigned to them in the Amended and Restated Credit Agreement, and where not defined therein, shall have the meanings assigned to them in the Fixed Charge Agreement, as applicable.

2.                                      CONFIRMATION OF SECURITY

The Grantor hereby confirms for the benefit of the Collateral Agent (in its capacity as collateral agent for the benefit of the Secured Parties) that the Bank Account Control Agreement shall remain in full force and effect as collateral security for the Secured Obligations notwithstanding any additions, restatement, amendments, novation, substitution, or supplements of or to the Original Credit Agreement contemplated by the Amended and Restated Credit Agreement and the imposition of any amended, new or more or less onerous obligations thereunder in relation to the Borrower or any guarantor thereunder and that all rights, title and interest granted by the Grantor under the Bank Account Control Agreement in favour of the Collateral Agent (in its capacity as collateral agent, for the benefit of the Secured Parties) shall continue in full force and effect in accordance with the terms and subject to the conditions thereof and hereof and shall extend to any new obligations assumed by the Borrower or any guarantor under the Amended and Restated Credit Agreement.

3.                                      RATIFICATION

The Grantor hereby confirms for the benefit of the Collateral Agent (in its capacity as collateral agent, for the benefit of the Secured Parties) that it approves the terms of and the transactions contemplated by the Bank Account Control Agreement and ratifies, acknowledges and confirms the terms thereof and except as otherwise modified herein, the Bank Account Control Agreement shall continue in full force and effect in accordance with the terms hereof and thereof, which terms are incorporated herein by reference. In the event of any inconsistency or conflict between the terms of the Bank Account Control Agreement and the Amended and Restated Credit Agreement, the Amended and Restated Credit Agreement shall govern in all cases.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                              The Grantor hereby makes the representations and warranties in the Bank Account Control Agreement on the date of this Deed and the Grantor shall be deemed to repeat such representations and warranties on the date hereof by reference to the facts and circumstances existing as of such date.

5.                                      MISCELLANEOUS

5.1                               Invalidity of any Provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

5.2                               Headings

The headings of the several sections of this Deed are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

5.3                               Amendment

No provision of this Deed may be amended, supplemented, modified or waived unless pursuant to a writing signed by the parties hereto, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

6.                                      GOVERNING LAW AND JURISDICTION

6.1.                            The validity and interpretation of this Deed and the legal relations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of The Bahamas. The Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the Commonwealth of The Bahamas, in any action or proceeding arising out of or relating to this Deed, or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Bahamian court. The parties hereto agree that, subject to available rights of appeal, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law in such jurisdictions.

6.2.                            The Grantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Deed in any Bahamian court.  The Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SIGNATURE PAGE TO FOLLOW

IN WITNESS HEREOF, the Grantor has duly executed this Deed effective as of the date specified above.

EXECUTED AS A DEED by

Molino Cañuelas S.A.C.I.F.I.A., as Grantor

By:

Name:

Title:

Exhibit E

Form of Molca Fixed Charge Over Collection Account Deed of Confirmation

DATED JUNE [  ], 2017

MOLINO CAÑUELAS S.A.C.I.F.I.A.

(as Chargor)

in favor of

ITAÚ UNIBANCO S.A., NASSAU BRANCH

(as Collateral Agent)

DEED OF CONFIRMATION

relating to a Fixed Charge Over Account Agreement

dated February 3, 2017

THIS FIXED CHARGE CONFIRMATION DEED (“THIS DEED”) IS MADE on the [  ] day of June, 2017 and granted by:

I.                                        Molino Cañuelas S.A.C.I.F.I.A., a sociedad anónima incorporated and existing under the laws of Argentina and having its registered office situated at Av de Mayo 560 1er piso, Ciudad A. de Buenos Aires, Argentina (hereinafter referred to as “Chargor”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns);

IN FAVOR OF

II.                                   Itaú Unibanco S.A., Nassau Branch, a branch of Itaú Unibanco S.A. (a Brazilian financial institution) with its principal place of business at Avenida Brigadeiro Faria Lima 3,500, enrolled with the Brazilian Corporate Taxpayer Registry CNPJ/MF under No. 60.701.190/0001-04, acting through its branch in Nassau with its principal place of business at 31B, Annex Building, 2nd Floor, East Bay Street, P.O. Box No. 3930, Nassau, Bahamas, in its capacity as collateral agent on behalf of the Secured Parties pursuant to the Amended and Restated Credit Agreement (in such capacity hereinafter referred to as the “Collateral Agent”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns) and in its capacity as account bank (in such capacity hereinafter referred to as the “Account Bank”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns).

WHEREAS, on January 31, 2017, the Chargor, in its capacity as borrower thereunder (the “Borrower”) and the lenders from time to time party thereto (the “Lenders”), and the Collateral Agent in its capacity as administrative agent and in its capacity as collateral agent entered into a Credit Agreement (the “Original Credit Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the Lenders agreed to make Loans to the Borrower; and

WHEREAS, as a condition precedent to the Lenders making Loans under the Original Credit Agreement, the Chargor has, inter alia, (i) agreed to create and maintain the Molca Collection Account (as defined in the Fixed Charge Agreement (as defined below)) in accordance with the terms and subject to the conditions contained in the Bank Account Control Agreement dated February 3, 2017 and entered into by and between the Chargor and the Collateral Agent (in its capacity as collateral agent for and on behalf of the Secured Parties and in its capacity as Account Bank) (the “Bank Account Control Agreement”), and (ii) entered into that certain Fixed Charge Over Account Agreement (the “Fixed Charge Agreement”) dated February 3, 2017 in order to create and perfect a first priority security interest in the Collateral for the benefit of the Secured Parties in the manner set forth therein; and

WHEREAS, the Chargor has agreed to instruct each Eligible Off-Taker with which it has entered into an Export Contract to make payments in respect of the Export Contract Receivables associated to such Export Contact, directly to the Account Bank, for credit to the Molca

Collection Account, to the extent required under the Amended and Restated Credit Agreement (as defined below); and

WHEREAS, the parties to the Original Credit Agreement have agreed to amend and restate the Original Credit Agreement in its entirety pursuant to the First Amended and Restated Pre-Export Credit Agreement dated as of the date hereof for the purpose of increasing the loan commitments thereunder (the Original Credit Agreement, as so amended and restated and as thereafter further amended, restated, supplemented and otherwise modified from time to time, the “Amended and Restated Credit Agreement”); and

WHEREAS, the effectiveness of the Amended and Restated Credit Agreement is subject, inter alia, to the Chargor entering into this Deed in the manner set out below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the abovementioned parties agree to the following, which shall irrevocably bind the parties and their successors and permitted assigns.

1.                                      DEFINITIONS

Unless otherwise defined in this Deed, terms defined in the Fixed Charge Agreement shall have the same meaning when used in this Deed.

4.                                      CONFIRMATION OF SECURITY

The Chargor hereby confirms for the benefit of the Collateral Agent (in its capacity as collateral agent for the benefit of the Secured Parties) that the Collection Account Security Interest granted by it pursuant to the Fixed Charge Agreement shall remain in full force and effect as collateral security for the Secured Obligations (including the obligations of the Borrower under the Amended and Restated Credit Agreement) notwithstanding any additions, restatement, amendments, novation, substitution, or supplements of or to the Original Credit Agreement contemplated by the Amended and Restated Credit Agreement or otherwise and the imposition of any amended, new or more or less onerous obligations thereunder in relation to the Borrower or any guarantor thereunder arising under or in connection with the Amended and Restated Credit Agreement and that the Collection Account Security Interest granted by the Chargor under the Fixed Charge Agreement shall (subject to the terms hereof and of the Amended and Restated Credit Agreement (to the extend applicable)) extend to any new obligations assumed by the Borrower or any guarantor under the Amended and Restated Credit Agreement; and for the avoidance of doubt, the term “Secured Obligations” as used in the Fixed Charge Agreement shall be construed to include the Borrower’s obligations under the Amended and Restated Credit Agreement.

5.                                      RATIFICATION

The Chargor hereby confirms for the benefit of the Collateral Agent (in its capacity as collateral agent for the benefit of the Secured Parties) that it approves the terms of and the transactions contemplated by the Fixed Charge Agreement and ratifies, acknowledges and confirms the terms thereof and except as otherwise modified herein, the Fixed Charge Agreement shall continue in full force and effect in accordance with the terms hereof and thereof, which terms are incorporated herein by reference. In the event of any inconsistency or conflict between the terms of the Fixed Charge Agreement and the Amended and Restated Credit Agreement, the Amended and Restated Credit Agreement shall govern in all cases.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                              The Chargor hereby makes the representations and warranties in the Fixed Charge Agreement on the date of this Deed and the Chargor shall be deemed to repeat such representations and warranties on the date hereof by reference to the facts and circumstances existing as of such date.

5.                                      MISCELLANEOUS

5.1                               Invalidity of any Provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

5.2                               Headings

The headings of the several sections of this Deed are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

5.3                               Amendment

No provision of this Deed may be amended, supplemented, modified or waived unless pursuant to a writing signed by the parties hereto, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

6.                                      GOVERNING LAW AND JURISDICTION

6.1.                            The validity and interpretation of this Deed and the legal relations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of The Bahamas. The parties hereto hereby irrevocably and unconditionally submit, for themselves and their property, to the jurisdiction of the courts of the Commonwealth of The Bahamas, in any action or proceeding arising out of or relating to this Deed, or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Bahamian court. The parties hereto agree that, subject to available rights of appeal, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law in such jurisdictions.

6.2.                            The parties hereto irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Deed in any Bahamian court.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SIGNATURE PAGE TO FOLLOW

IN WITNESS HEREOF, the Chargor has duly executed this Deed effective as of the date specified above.

EXECUTED AS A DEED by

Molino Cañuelas S.A.C.I.F.I.A., as Chargor

By:

Name:

Title:

Exhibit F

Form of Molino Americano Collection Account Control Deed of Confirmation

DATED JUNE [  ], 2017

MOLINO CAÑUELAS URUGUAY S.A. (formerly MOLINO AMERICANO S.A.)

(as Grantor)

in favor of

ITAÚ UNIBANCO S.A., NASSAU BRANCH

(as Collateral Agent)

DEED OF CONFIRMATION

relating to a Bank Account Control Agreement

dated as of February 3, 2017

THIS BANK ACCOUNT CONTROL CONFIRMATION DEED (“THIS DEED”) IS MADE on the [  ] day of June, 2017 and granted by:

I.                                        Molino Cañuelas Uruguay S.A. (formerly Molino Americano S.A.), a sociedad anónima incorporated and existing under the laws of Uruguay and having its registered office situated at Mendoza 2325, Montevideo, Uruguay (hereinafter referred to as “Grantor”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns);

IN FAVOR OF

II.                                   Itaú Unibanco S.A., Nassau Branch, a branch of Itaú Unibanco S.A. (a Brazilian financial institution) with its principal place of business at Avenida Brigadeiro Faria Lima 3,500, enrolled with the Brazilian Corporate Taxpayer Registry CNPJ/MF under No. 60.701.190/0001-04, acting through its branch in Nassau with its principal place of business at 31B, Annex Building, 2nd Floor, East Bay Street, P.O. Box No. 3930, Nassau, Bahamas, in its capacity as collateral agent on behalf of the Lenders pursuant to the Amended and Restated Credit Agreement (in such capacity hereinafter referred to as the “Collateral Agent”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns) and in its capacity as account bank (in such capacity hereinafter referred to as the “Account Bank”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns).

WHEREAS, on January 31, 2017, Molino Cañuelas S.A.C.I.F.I.A. (the “Borrower”), in its capacity as borrower thereunder, the lenders from time to time party thereto (the “Lenders”) and the Collateral Agent in its capacity as administrative agent and in its capacity as collateral agent entered into a Pre-Export Credit Agreement (the “Original Credit Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the Lenders agreed to make Loans to the Borrower; and

WHEREAS, to induce the Lenders to make the Loans under the Original Credit Agreement, the Grantor has, inter alia, (i) entered into an Undertaking Agreement dated as of February 3, 2017 (the “Undertaking Agreement”), (ii) agreed to create and maintain the Molino Americano Collection Account  (as defined in the Bank Account Control Agreement dated as of February 3, 2017 and entered into by and between the Grantor and the Collateral Agent (in its capacity as collateral agent for and on behalf of the Secured Parties and in its capacity as Account Bank) (the “Bank Account Control Agreement”)) in accordance with the terms and subject to the conditions contained therein, and (iii) entered into that certain Fixed Charge Over Account Agreement (the “Fixed Charge Agreement”) dated  February 3, 2017 in order to create and perfect a first priority interest in the Collateral for the benefit of the Secured Parties in the manner set forth therein ; and

WHEREAS, the Grantor has agreed to instruct each Eligible Off-Taker with which it has entered into an Export Contract to make payments in respect of the Export Contract Receivables associated to such Export Contact, directly to the Account Bank, for credit to the Molino Americano Collection Account, to the extent required under the Undertaking Agreement; and

WHEREAS, the parties to the Original Credit Agreement have agreed to amend and restate the Original Credit Agreement in its entirety pursuant to the First Amended and Restated Pre-Export Credit Agreement dated as of the date hereof for the purpose of increasing the loan commitments thereunder (the Original Credit Agreement, as so amended and restated and as thereafter further amended, restated, supplemented and otherwise modified from time to time, the “Amended and Restated Credit Agreement”); and

WHEREAS, the effectiveness of the Amended and Restated Credit Agreement is subject, inter alia, to the Grantor entering into this Deed in the manner set out below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the abovementioned parties agree to the following, which shall irrevocably bind the parties and their successors and permitted assigns.

1.                                      DEFINITIONS

Unless otherwise defined in this Deed, terms capitalized herein shall have the meanings assigned to them in the Amended and Restated Credit Agreement, and where not defined therein, shall have the meanings assigned to them in the Fixed Charge Agreement, as applicable.

6.                                      CONFIRMATION OF SECURITY

The Grantor hereby confirms for the benefit of the Collateral Agent (in its capacity as collateral agent for the benefit of the Secured Parties) that the Bank Account Control Agreement shall remain in full force and effect as collateral security for the Secured Obligations notwithstanding any additions, restatement, amendments, novation, substitution, or supplements of or to the Original Credit Agreement contemplated by the Amended and Restated Credit Agreement and the imposition of any amended, new or more or less onerous obligations thereunder in relation to the Borrower or any guarantor thereunder and that all rights, title and interest granted by the Grantor under the Bank Account Control Agreement in favour of the Collateral Agent (in its capacity as collateral agent, for the benefit of the Secured  Parties) shall continue in full force and effect in accordance with the terms and subject to the conditions thereof and hereof and shall extend to any new obligations assumed by the Borrower or any guarantor under the Amended and Restated Credit Agreement.

7.                                      RATIFICATION

The Grantor hereby confirms for the benefit of the Collateral Agent (in its capacity as collateral agent, for the benefit of the Secured Parties) that it approves the terms of and the transactions contemplated by the Bank Account Control Agreement and ratifies, acknowledges and confirms the terms thereof and except as otherwise modified herein, the Bank Account Control Agreement shall continue in full force and effect in accordance with the terms hereof and thereof, which terms are incorporated herein by reference. In the event of any inconsistency or conflict between the terms of the Bank Account Control Agreement and the Amended and Restated Credit Agreement, the Amended and Restated Credit Agreement shall govern in all cases.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                              The Grantor hereby makes the representations and warranties in the Bank Account Control Agreement on the date of this Deed and the Grantor shall be deemed to repeat such representations and warranties on the date hereof by reference to the facts and circumstances existing as of such date.

5.                                      MISCELLANEOUS

5.1                               Invalidity of any Provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

5.2                               Headings

The headings of the several sections of this Deed are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

5.3                               Amendment

No provision of this Deed may be amended, supplemented, modified or waived unless pursuant to a writing signed by the parties hereto, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

6.                                      GOVERNING LAW AND JURISDICTION

6.1.                            The validity and interpretation of this Deed and the legal relations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of The Bahamas. The Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the Commonwealth of The Bahamas, in any action or proceeding arising out of or relating to this Deed, or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Bahamian court. The parties hereto agree that, subject to available rights of appeal, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law in such jurisdictions.

6.2.                            The Grantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Deed in any Bahamian court.  The Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SIGNATURE PAGE TO FOLLOW

IN WITNESS HEREOF, the Grantor has duly executed this Deed effective as of the date specified above.

EXECUTED AS A DEED by

Molino Cañuelas Uruguay S.A. (formerly Molino Americano S.A.), as Grantor

By:

Name:

Title:

Exhibit G

Form of Molino Americano Fixed Charge Over Collection Account Deed of Confirmation

DATED JUNE [  ], 2017

MOLINO CAÑUELAS URUGUAY S.A. (formerly MOLINO AMERICANO S.A.)

(as Chargor)

in favor of

ITAÚ UNIBANCO S.A., NASSAU BRANCH

(as Collateral Agent)

DEED OF CONFIRMATION

relating to a Fixed Charge Over Account Agreement

dated February 3, 2017

THIS FIXED CHARGE CONFIRMATION DEED (“THIS DEED”) IS MADE on the [  ] day of June, 2017 and granted by:

I.                                        Molino Cañuelas Uruguay S.A. (formerly Molina Americano S.A.), a sociedad anónima incorporated and existing under the laws of Uruguay and having its registered office situated at Mendoza 2325, Montevideo, Uruguay (hereinafter referred to as “Chargor”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns);

IN FAVOR OF

II.                                   Itaú Unibanco S.A., Nassau Branch, a branch of Itaú Unibanco S.A. (a Brazilian financial institution) with its principal place of business at Avenida Brigadeiro Faria Lima 3,500, enrolled with the Brazilian Corporate Taxpayer Registry CNPJ/MF under No. 60.701.190/0001-04, acting through its branch in Nassau with its principal place of business at 31B, Annex Building, 2nd Floor, East Bay Street, P.O. Box No. 3930, Nassau, Bahamas, in its capacity as collateral agent on behalf of the Secured Parties pursuant to the Amended and Restated Credit Agreement (in such capacity hereinafter referred to as the “Collateral Agent”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns) and in its capacity as account bank (in such capacity hereinafter referred to as the “Account Bank”, which expression shall, unless it is repugnant to the subject or context thereof, include its permitted successors and assigns).

WHEREAS, on January 31, 2017, Molino Cañuelas S.A.C.I.F.I.A. (the “Borrower”), in its capacity as borrower thereunder, the lenders from time to time party thereto (the “Lenders”), and the Collateral Agent in its capacity as administrative agent and in its capacity as collateral agent entered into a Credit Agreement (the “Original Credit Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the Lenders agreed to make Loans to the Borrower; and

WHEREAS, to induce the Lenders to make the Loans under the Original Credit Agreement, the Chargor has, inter alia, (i) entered into an Undertaking Agreement dated as of February 3, 2017 (the “Undertaking Agreement”), (ii) agreed to create and maintain the Molino Americano  Collection Account (as defined in the Fixed Charge Agreement (as defined below)) in accordance with the terms and subject to the conditions contained in the Bank Account Control Agreement dated February 3, 2017 and entered into by and between the Chargor and the Collateral Agent (in its capacity as collateral agent for and on behalf of the Secured Parties and in its capacity as Account Bank) (the “Bank Account Control Agreement”); and (iii) entered into that certain Fixed Charge Over Account Agreement (the “Fixed Charge Agreement”) dated February 3, 2017 in order to create and perfect a first priority interest in the Collateral for the benefit of the Secured Parties in the manner set forth therein; and

WHEREAS, the Chargor has agreed to instruct each Eligible Off-Taker with which it has entered into an Export Contract to make payments in respect of the Export Contract Receivables associated to such Export Contact, directly to the Account Bank, for credit to the Molino Americano Collection Account, to the extent required under the Undertaking Agreement; and

WHEREAS, the parties to the Original Credit Agreement have agreed to amend and restate the Original Credit Agreement in its entirety pursuant to the First Amended and Restated Pre-Export Credit Agreement dated as of the date hereof for the purpose of increasing the loan commitments thereunder (the Original Credit Agreement, as so amended and restated and as thereafter further amended, restated, supplemented and otherwise modified from time to time, the “Amended and Restated Credit Agreement”); and

WHEREAS, the effectiveness of the Amended and Restated Credit Agreement is subject, inter alia, to the Chargor entering into this Deed in the manner set out below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the abovementioned parties agree to the following, which shall irrevocably bind the parties and their successors and permitted assigns.

1.                                      DEFINITIONS

Unless otherwise defined in this Deed, terms defined in the Fixed Charge Agreement shall have the same meaning when used in this Deed.

8.                                      CONFIRMATION OF SECURITY

The Chargor hereby confirms for the benefit of the Collateral Agent (in its capacity as collateral agent for the benefit of the Secured Parties) that the Collection Account Security Interest granted by it pursuant to the Fixed Charge Agreement shall remain in full force and effect as collateral security for the Secured Obligations (including the obligations of the Borrower under the Amended and Restated Credit Agreement) notwithstanding any additions, restatement, amendments, novation, substitution, or supplements of or to the Original Credit Agreement contemplated by the Amended and Restated Credit Agreement or otherwise and the imposition of any amended, new or more or less onerous obligations thereunder in relation to the Borrower or any guarantor thereunder arising under or in connection with the Amended and Restated Credit Agreement and that the Collection Account Security Interest granted by the Chargor under the Fixed Charge Agreement shall (subject to the terms hereof and of the Amended and Restated Credit Agreement (to the extend applicable)) extend to any new obligations assumed by the Borrower or any guarantor under the Amended and Restated Credit Agreement; and for the avoidance of doubt, the term “Secured Obligations” as used in the Fixed Charge Agreement shall be construed to include the Borrower’s obligations under the Amended and Restated Credit Agreement.

9.                                      RATIFICATION

The Chargor hereby confirms for the benefit of the Collateral Agent (in its capacity as collateral agent for the benefit of the Secured Parties) that it approves the terms of and the transactions contemplated by the Fixed Charge Agreement and ratifies, acknowledges and confirms the terms thereof and except as otherwise modified herein, the Fixed Charge Agreement shall continue in full force and effect in accordance with the terms hereof and thereof, which terms are incorporated herein by reference. In the event of any inconsistency or conflict between the terms of the Fixed Charge Agreement and the Amended and Restated Credit Agreement, the Amended and Restated Credit Agreement shall govern in all cases.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                              The Chargor hereby makes the representations and warranties in the Fixed Charge Agreement on the date of this Deed and the Chargor shall be deemed to repeat such representations and warranties on the date hereof by reference to the facts and circumstances existing as of such date.

5.                                      MISCELLANEOUS

5.1                               Invalidity of any Provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

5.2                               Headings

The headings of the several sections of this Deed are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

5.3                               Amendment

No provision of this Deed may be amended, supplemented, modified or waived unless pursuant to a writing signed by the parties hereto, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

6.                                      GOVERNING LAW AND JURISDICTION

6.1.                            The validity and interpretation of this Deed and the legal relations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of The Bahamas. The parties hereto hereby irrevocably and unconditionally submit, for themselves and their property, to the jurisdiction of the courts of the Commonwealth of The Bahamas, in any action or proceeding arising out of or relating to this Deed, or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Bahamian court. The parties hereto agree that, subject to available rights of appeal, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law in such jurisdictions.

6.2.                            The parties hereto irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Deed in any Bahamian court.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SIGNATURE PAGE TO FOLLOW

IN WITNESS HEREOF, the Chargor has duly executed this Deed effective as of the date specified above.

EXECUTED AS A DEED by

Molino Cañuelas Uruguay S.A. (formerly Molino Americano S.A.), as Chargor

By:

Name:

Title:

Exhibit H

Promissory Note

PAGARÉ (sin protesto)

Ciudad Autónoma de Buenos Aires, [•] de [•] de [•].-

Por U$S [•]

A LA VISTA, Molino Cañuelas S.A.C.I.F.I.A. (el “Librador”), con domicilio en [•], Código Postal [•], República Argentina (“Argentina”), pagará incondicionalmente a [•] (el “Acreedor”), en sus oficinas sitas en [•], Código Postal [•], sin protesto (artículo 50 del decreto-ley 5.965/63 de la Argentina), a la orden (artículo 12, segundo párrafo, del decreto-ley 5.965/63), la suma de U$S [•] (Dólares Estadounidenses [•] millones) con más sus intereses compensatorios calculados desde la fecha de emisión del presente Pagaré y hasta la fecha de efectivo pago, a una tasa nominal anual -computada sobre un año de trescientos sesenta (360) días- igual al [•] por ciento ([•]%). Dicho pago se realizará el día en que el presente Pagaré sea presentado para su cobro (la “Fecha de Pago”). Haciendo uso del derecho previsto en el artículo 36 del decreto-ley 5.965/63 de la Argentina, se amplía el plazo para la presentación del presente Pagaré para su cobro hasta diez (10) años contados a partir de la fecha del presente.

En caso de falta de pago de los montos adeudados bajo el presente Pagaré en la Fecha de Pago, el Librador incurrirá en mora de pleno derecho, sin necesidad de interpelación previa alguna. El presente Pagaré devengará en caso de mora un interés punitorio del dos por ciento (2%) nominal anual por sobre la tasa de intereses compensatorios indicada precedentemente, desde la fecha de la mora hasta la fecha de efectivo e íntegro pago del presente Pagaré.

Todo pago de capital, intereses compensatorios y eventuales intereses punitorios bajo el presente Pagaré será hecho por el Librador exclusivamente en efectivo en Dólares Estadounidenses billete (cláusula de pago efectivo en moneda extranjera, artículo 44 tercer párrafo del Decreto-Ley Nro. 5965/63 y artículo 766 del Código Civil y Comercial de la Nación), debiendo el Librador entregar la cantidad correspondiente de la especie (Dólares Estadounidenses) designada (artículo 766 del Código Civil y Comercial de la Nación). En consecuencia, el Librador por el presente declara y reconoce que el artículo 765 del Código Civil y Comercial de la Nación no es aplicable al presente Pagaré.

Si en la Fecha de Pago, por disposiciones cambiarias en la Argentina o restricciones en la transferencia de moneda extranjera fuera de la Argentina, el Librador se encontrare impedido para efectuar el pago en Dólares Estadounidenses billete, el Librador efectuará tal pago a opción del Acreedor mediante (i) la adquisición con moneda de curso legal en la Argentina de cualquier serie de títulos públicos emitidos por la Argentina denominados en Dólares Estadounidenses u otros títulos valores o bonos públicos o privados denominados en Dólares Estadounidenses (los “Títulos en Dólares”) y activamente negociados en cualquier mercado bursátil o extrabursátil ampliamente reconocido internacionalmente y la posterior transferencia y venta de dichos Títulos en Dólares fuera de la Argentina por un precio en Dólares Estadounidenses, o (ii) la adquisición de Dólares Estadounidenses en la Ciudad de Nueva York o Londres o en cualquier otra ciudad o mercado en el cual sea posible adquirir Dólares Estadounidenses con cualquier moneda de curso legal; o (iii) cualquier otro procedimiento legal existente en la Argentina o en el exterior para la adquisición de Dólares Estadounidenses; o (iv) en la medida en que ninguno de los procedimientos para la obtención de Dólares Estadounidenses previstos anteriormente se encontrara disponible para el Librador, mediante la adquisición y transferencia pro solvendo al Acreedor de Títulos en Dólares por un valor de mercado a dicha fecha equivalente a los importes adeudados bajo el presente Pagaré, para su venta y liquidación por parte del Acreedor; estableciéndose que en este último caso, el Librador sólo se liberará de sus obligaciones bajo el presente Pagaré por hasta la cantidad de Dólares Estadounidenses efectivamente obtenidos por el Acreedor como consecuencia de la venta y liquidación de los Títulos en Dólares en cuestión (netos de cualquier costo e impuesto pagadero en relación con la transferencia, depósito o venta de tales Títulos en Dólares). Todos los tributos y costos relacionados con dichas transacciones serán soportados por el Librador.

Dejamos expresa constancia que renunciamos en forma incondicional e irrevocable a rehusar el pago de las sumas adeudadas mediante el presente Pagaré en Dólares Estadounidenses, incluyendo, sin limitación, debido a que (i) la compra de Dólares Estadounidenses en la Argentina se hubiere vuelto más onerosa que lo que fuera a la fecha de emisión del presente Pagaré, o (ii) el tipo de cambio aplicable hubiere aumentado significativamente desde la fecha de emisión del presente Pagaré. Asimismo, dejamos expresa constancia que renunciamos en forma incondicional e irrevocable a invocar la teoría de la imprevisión y onerosidad sobreviniente (Art. 1091 del Código Civil y Comercial de la Nación). Todos los gastos, costos, comisiones e impuestos pagaderos con relación a los procedimientos aquí contemplados serán soportados por el Librador. Queda expresamente establecido que, en cualquiera de los supuestos previstos para la adquisición de Dólares Estadounidenses, el presente Pagaré sólo se considerará pagado cuando el Acreedor reciba en el lugar de pago previsto en el presente la suma de Dólares Estadounidenses arriba señalada.

Todos los montos adeudados bajo el presente Pagaré serán pagados libres de, y sin deducciones por, impuestos, tasas, gastos, derechos y/o retenciones, presentes y/o futuros, de cualquier naturaleza y/o tipo, sean éstos de jurisdicción nacional, provincial y/o municipal, o aplicados o cobrados por cualquier autoridad impositiva. En caso de ser aplicable algún impuesto, tasa, gasto, derecho o retención de la índole mencionada o de cualquier otra, el mismo será pagado exclusivamente por el Librador.

El presente instrumento constituye un pagaré en los términos del Decreto-Ley Nro. 5965/63. La validez del presente Pagaré y de las obligaciones emanadas del mismo serán regidas e interpretadas por las leyes de la Argentina, especialmente el decreto-ley 5.965/63 de la Argentina. Para cualquier controversia que se suscite con relación al presente Pagaré, el Librador y el Acreedor se sujetan a la jurisdicción y competencia de los tribunales en lo Comercial de la Ciudad Autónoma de Buenos Aires, renunciando a cualquier otro fuero o jurisdicción que pudiera corresponder. El Librador renuncia irrevocable e incondicionalmente a oponer la excepción de arraigo prevista en el artículo 348 del Código Procesal Civil y Comercial de la Nación Argentina.

MOLINO CAÑUELAS S.A.C.I.F.I.A.

Por:	Por:
Título: [•]	Título: [•]
Nombre: [•]	Nombre: [•]
Documento: [•]	Documento: [•]

Exhibit I

Form of Officer’s Certificate

[•], 2017

ITAÚ UNIBANCO S.A., NASSAU BRANCH
cc. Mundostar S.A.

Edificio Aguada Park

Calle Paraguay 2141, 18th floor

C.P. 11.800

Montevideo, Uruguay

Ladies and Gentlemen:

Reference is made to the First Amended and Restated Pre-Export Credit Agreement, dated as of June 12, 2017 (as the same may be amended, supplemented or modified from time to time, the “Credit Agreement”) among MOLINO CAÑUELAS S.A.C.I.F.I.A., as borrower (the “Borrower”), the lenders referred to therein (the “Lenders”), ITAÚ UNIBANCO S.A., NASSAU BRANCH, as collateral agent and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.

The undersigned certifies that [he / she] is a duly appointed [President / Vice President / Chief Financial Officer / Principal Accounting Officer / Treasurer / Controller] of the Borrower, and that, as such, is authorized to execute and deliver this certificate pursuant to Section 4.1(c) of the Credit Agreement in the name and on behalf of the Borrower, and further certifies that:

1.              each of the representations and warranties of the Borrower set out in the Credit Agreement and in each of the Financing Documents is true and correct on and as of the date hereof;

2.              both immediately prior to the making of the New Loans and after giving effect thereto and the intended use thereof, no event, act or condition has occurred and is continuing or would result from the execution, delivery and performance of the Credit Agreement or the other Financing Documents which would constitute a Default or Event of Default;

3.              as of the date hereof (i) there is no statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions and (ii) no action or proceeding has been commenced that seeks to prevent or enjoin any Transactions;

4.              since November 30], 2016, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect, both immediately prior to the Restatement Effective Date and also after giving effect thereto, including the making of the New Loans on the Restatement Effective Date and to the intended use thereof;

5.              no Change in Law has imposed, modified or deemed applicable any reserve, special deposit, compulsory loan or similar requirement with respect to the Loans;

6.              each of the persons named in Schedule I hereto has been duly elected or appointed and is duly qualified as an officer of the Borrower on the date hereof, holding the office or offices set forth opposite to its name and is authorized to execute any and all documents relating to the Credit Agreement and the other Financing Documents.  The signature set forth opposite to each name is a specimen of such person’s signature;

7.              attached hereto as Schedule II are true, correct and complete copies of the articles of incorporation or association, estatutos sociales, shareholder agreements or declarations and by-laws, or similar constitutive documents with at least equivalent authority, of the Borrower, which have not been amended, modified or rescinded (other than as described therein) and are in full force and effect on the date hereof;

8.              attached hereto as Schedule III are true and correct copies of all corporate authority for the Borrower (including all necessary action of the board of directors, board of managers, shareholders, members or other governing body) with respect to the execution, delivery and performance of each Financing Document and each other document to be signed and delivered by the Borrower from time to time in connection with any Financing Document and with the New Loans;

9.              attached hereto as Schedule IV is a correct and complete copy of (i) the Consolidated balance sheet and related statements of income and cash flows of the Borrower as of and for the years ended November 30, 2014, November 30, 2015 and November 30 , 2016, audited by Price Waterhouse Co. S.R.L. and (ii) the Consolidated financial projections of the Borrower for each of the fiscal years ending on or prior to December 31, 2021;

10.       attached hereto as Schedule V is a certificate signed by the [Chief Financial Officer / Principal Accounting Officer / Treasurer / Controller] of the Borrower, confirming that as of the Restatement Effective Date (after giving effect on a pro forma basis to the occurrence thereof) the Borrower is Solvent;

11.       the Borrower is in compliance with Sections 5.18(a) of the Credit Agreement as of the date hereof.  Attached hereto as Schedule VI is (x) a description in reasonable detail of the calculations to establish the compliance by the Borrower with Section 5.18(a) of the Credit Agreement and (y) copies of the Molca-Molino Americano Agreement in force and effect as of the date hereof (the “Reference Molca-Molino Americano Agreement”); and\

12.       attached hereto as Schedule VII are true and correct copies of all corporate authority for Molino Americano (including all necessary action of the board of directors, board of managers, shareholders, members or other governing body) with respect to the execution, delivery and performance of each Financing Document and each other document to be signed and delivered by Molino Americano from time to time in connection with any Financing Document and with the New Loans;.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first above written.

MOLINO CAÑUELAS S.A.C.I.F.I.A.,

By:
Name:
Title:

Schedule I

SIGNATURES OF OFFICERS

Name	Title	Signature

[•]
[•]
[•]

Schedule II

Organizational Documents

[Attached]

Schedule III

Corporate Authority Borrower

[Attached]

Schedule IV

Financial Statements and Financial Projections

[Attached]

Schedule V

Solvency Certificate

Reference is made to the First Amended and Restated Pre-Export Credit Agreement, dated as of June 12, 2017 (as the same may be amended, supplemented or modified from time to time, the “Credit Agreement”), among MOLINO CAÑUELAS S.A.C.I.F.I.A., as borrower (the “Borrower”), the lenders referred to therein (the “Lenders”), ITAÚ UNIBANCO S.A., NASSAU BRANCH, as collateral agent and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

In connection with the foregoing, the undersigned certifies, for purposes of Section 4.1(h) of the Credit Agreement, that he is the [Chief Financial Officer / Principal Accounting Officer / Treasurer / Controller] of the Borrower, and that as of the date hereof, prior to and after giving effect to the Transactions, the Borrower is Solvent.

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Signature Page
Solvency Certificate

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first above written.

MOLINO CAÑUELAS S.A.C.I.F.I.A.

By:
Name:
Title:

Schedule VI

Molca-Molino Americano Agreement

As of the Restatement Effective Date:

(a) the aggregate amount of Molca-Molino Americano Receivables under the Reference Molca-Molino Americano Agreements is:  U.S.$[•]

(b) the aggregate principal amount of, and interest on, the Loans, and any other fees payable under any Financing Document, outstanding as at such time is:  U.S.$[88,000,000].

(a)/(b) = [•]

Attached hereto are copies of the Reference Molca-Molino Americano Agreements.(1)

(1)  Attach copies of the Reference Molca-Molino Americano Agreement.

Schedule VII

Corporate Authority Molino Americano

[Attached]

Exhibit J

Form of Legal Opinion of Juan Manuel Gonzalez Capra

[•], 2017

ITAÚ UNIBANCO S.A., NASSAU BRANCH
as Administrative Agent under the Credit Agreement

the lenders from time to time party to the Credit Agreement

Ladies and Gentlemen:

The undersigned, general counsel of Molino Cañuelas S.A.C.I.F.I.A., a sociedad anónima incorporated and existing under the laws of Argentina (the “Company”), renders this opinion in connection with the First Amended and Restated Pre-Export Credit Agreement, dated as of June 12, 2017 (the “Credit Agreement”) among the Company, as borrower, the lenders referred to therein, Itaú Unibanco S.A., Nassau Branch, as collateral agent and Itaú Unibanco S.A., Nassau Branch, as administrative agent.  Capitalized terms used and not otherwise defined herein, shall have the meanings ascribed thereto in the Credit Agreement.  This opinion is delivered to you pursuant to Section 4.1(f)(i) of the Credit Agreement.

In connection with this opinion, I have examined and have relied on originals or copies, certified or otherwise identified to my satisfaction, of the following:

a.              an executed copy of the Credit Agreement;

b.              an executed copy of  [•] the Promissory Notes (pagarés), dated [•], 2017 (the “Promissory Notes”) executed by the Company, as issuer;

c.               [an executed copy of the Amendment Fee Letter];

d.              an executed copy of  the Deed of Confirmation relating to the Bank Account Control Agreement, dated as of [•], 2017 (the “Account Control Deed of Confirmation”) granted by the Company in favor of the Collateral Agent;

e.               an executed copy of  the Deed of Confirmation relating to the Fixed Charge Over Account Agreement, dated as of [•], 2017 (the “Fixed Charge Over Account Deed of Confirmation” and together with the Account Control Deed of Confirmation, the “Account Control and Security Deeds of Confirmation”) granted by the Company in favor of the Collateral Agent;

f.                a copy of the estatutos sociales of the Company as in effect on the date hereof (the “Estatutos Sociales”);

g.               a copy of the powers of attorney granted by the Company in favor of the representatives that executed the Opinion Documents (as defined below) on behalf of the Company; and

h.              all such other agreements, instruments, certificates and documents executed and delivered in connection with any of the foregoing.

I have also reviewed all such other corporate documents and instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such investigations of law, as I have deemed necessary or appropriate as a basis for the opinion expressed below.  The documents referred in letters (a) through (e) above are collectively referred to herein as the “Opinion Documents”.

In rendering this opinion, I have assumed, without any independent investigation or verification of any kind, (i) the genuineness of all signatures (other than with respect to Company representatives executing Opinion Documents), the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as certified, conformed or photocopies, and the authenticity of the originals of such latter documents, (ii) the due authority of, and the due execution by, the parties (other than the Company) executing the Opinion Documents, (iii) that all approvals that are necessary for the validity or enforceability of the Opinion Documents (other than approvals required under the laws of Argentina) have been obtained and are in full force and effect, and (iv) the validity, binding effect and enforceability of the Opinion Documents under the laws of the State of New York, United States of America, and the Commonwealth of The Bahamas, as applicable.

I have made no independent investigation of the laws of the United States of America, the Commonwealth of The Bahamas or any state thereof as a basis for the opinion stated herein and have assumed that there is nothing in any such laws that affects my opinion.

Based upon the foregoing and subject to the qualifications specified below, I am of the opinion that:

(1)                                 The Company is a sociedad anónima duly incorporated and is validly existing under the laws of Argentina and has all requisite corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals necessary to own its assets and carry on its business as now being conducted.

(2)                                 (A) The execution, delivery and performance by the Company of the Opinion Documents (i) are within its corporate powers, (ii) have been authorized by all necessary corporate action, and (iii) do not (w) violate any provision of any Argentine law, rule or regulation; (x) violate any order, writ, injunction, or decree of any Governmental Authority or any arbitral award in Argentina; (y)  contravene the Estatutos Sociales of Company or (z) result in a breach of, or constitute a default under, any agreement or instrument to which the Company is a party , and (B) [•], as representative of the Company has sufficient authority to execute and deliver the Opinion Documents on behalf of the Company.

(3)                                 The Opinion Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.  The Promissory Notes qualify as a pagaré a la vista sin protesto  under the laws of Argentina and shall entitle the holder thereof to commence a commercial executory proceeding (acción ejecutiva) against the Company in the Argentine competent courts without the need to file any other Financing Document.

(4)                                 To ensure the legality, validity or enforceability of any Opinion Documents, it is not necessary that such Opinion Document be filed or recorded with any Governmental Authority or notarized, and no authorization or approval by, and no notice to or filing with, any Governmental Authority is required for the execution and performance by the Company of any Opinion Document or for the validity or enforceability thereof.

(5)                                 There is no tax, deduction or withholding imposed by Argentina or any political subdivision thereof either (i) on or by virtue of the execution of the Opinion Documents or (ii) on any payment to be made by the Company pursuant thereto, other than withholding taxes payable on payments of interest, commissions and fees made by the Company to a non-resident of Argentina for tax purposes.

(6)                                 The choice of the law of the State of New York, United States of America, as the governing law of the Opinion Documents (other than the Promissory Note and the Account Control and Security Deeds of Confirmation) is a legal, valid and binding choice of law and an Argentine court would give effect to such choice of law in any action, suit or proceeding arising out of, or otherwise relating to, such Opinion Documents.  The choice of the law of the Commonwealth of The Bahamas as the governing law of the Account Control and Security Deeds of Confirmation is a legal, valid and binding choice of law and an Argentine court would give effect to such choice of law in any action, suit or proceeding arising out of, or otherwise relating to, the Account Control and Security Deeds of the Confirmation.

(7)                                 The Company has the power to submit, and has irrevocably submitted, to the jurisdiction of the courts of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court and the Company has validly and irrevocably appointed the Process Agent as its process agent for the service of process with respect to any legal action, suit or proceeding arising out of the Opinion Documents (other than the Promissory Note and the Account Control and Security Deeds of Confirmation).  The irrevocable submission of the Company to the jurisdiction of such courts and the waivers by the Company of any immunity and any objection to the venue of the proceeding in any such court in such Opinion Documents, are legal, valid and binding under the laws of Argentina and there is no reason why the courts of Argentina would not give effect to such submission and waivers. The courts in Argentina will recognize as valid and final, and will enforce, any final and conclusive judgment against the Company obtained in any such court arising out or in relation to the obligations of the Company under such Opinion Document without re-examination of the issues; provided, however, that enforcement of foreign judgments against the Borrower in the competent courts sitting in the City of Buenos Aires is subject to compliance with the requirements of Articles 517 through 519 of Argentine Law No. 17,454, as amended (National Code of Civil and Commercial Procedures), namely, that: (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with the Argentine laws regarding conflicts of laws and jurisdiction, and result from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend himself/herself/itself against the foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law; and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

(8)                                 The Company has the power to submit, and has irrevocably submitted, to the jurisdiction of the courts of the courts of the Commonwealth of The Bahamas, and any relevant appellate court with respect to any legal action, suit or proceeding arising out of the Account Control and Security Deeds of Confirmation.  The irrevocable submission of the Company to the jurisdiction of such courts and the waivers by the Company of any immunity and any objection to the venue of the proceeding in any such court in the Account Control and Security Deeds of Confirmation, are legal, valid and binding under the laws of Argentina and there is no reason why the courts of Argentina would not give effect to such submission and waivers. The courts in Argentina will recognize as valid and final, and will enforce, any final and conclusive judgment against the Company obtained in any such court arising out or in relation to the obligations of the Company under the Account Control and Security Deeds of Confirmation without re-examination of the issues; provided, however, that enforcement of foreign judgments against the Borrower in the competent courts sitting in the City of Buenos Aires is subject to compliance with the requirements of Articles 517 through 519 of Argentine Law No. 17,454, as amended (National Code of Civil and Commercial Procedures), namely, that: (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with the Argentine laws regarding conflicts of laws and jurisdiction, and result from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend himself/herself/itself against the foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law; and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

(9)                                 The Company has validly and irrevocably appointed the Process Agent as its process agent for the service of process with respect to any legal action, suit or proceeding arising out of the Opinion Documents (other than the Promissory Note and the Account Control and Security Deeds of Confirmation).

(10)                          Nether he Administrative Agent nor any Lender will, under current law, be deemed to be a resident, domiciled, carrying on business or subject to taxation in Argentina by reason solely of the execution or performance of the Opinion Documents to which it is a party or the appointment of any agents, representatives or attorneys in Argentina (or any political subdivision of Argentina) for any purpose whatsoever.

(11)                          It is not necessary under the laws of Argentina in order to enable the Administrative Agent or any Lender to enforce its rights under the Opinion Documents that the Administrative Agent or the Lenders be licensed to conduct business in Argentina.

(12)                          Neither the Company, nor any of its assets, is entitled to any immunity from jurisdiction of any relevant court or from any relevant legal process (whether through service, notice, attachment in aid of execution, execution or otherwise).

(13)                          Under current law, the obligations of the Company under the Opinion Documents do rank, and will rank, at least pari passu in priority of payment with all other unsecured and unsubordinated indebtedness of the Company.

(14)                          As of the date hereof, each of the Lenders and the Administrative Agent is entitled to sue as a plaintiff in an Argentine court for the enforcement of its respective rights under each of the Opinion Documents and such access to the courts of Argentina would be on the same terms as are available to residents and citizens of Argentina (provided, that an official translation by a sworn public translator into the Spanish language of any document in any language other than Spanish is required to bring an action thereon in the courts of Argentina), and it is not necessary, in order to ensure the legality, validity, enforceability or priority of the Opinion Documents under the laws of Argentina or to establish the admissibility into evidence of the Opinion Documents in any court of Argentina, that any such documents be submitted to, filed or recorded with, any court or other Governmental Authority in Argentina or that any stamp, registration or similar transaction tax be paid on or in respect of any such documents to any Governmental Authority in Argentina, except that: (i) the filing of claims with the Argentine judicial system is subject to payment of taxes collected to fund the court system, which taxes must be paid by the person filing a claim in court and which rates vary from one jurisdiction to another (the current applicable rate in the city of Buenos Aires being 3% of the amount claimed); and (ii) pursuant to Laws 24,573 and 26,589, the regulatory decree 1467/11, and other ancillary regulations (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina, with the exception -among others- of bankruptcy and summarized foreclosure proceedings (which include the enforcement of foreign judgments), in which cases mediation remains optional for the plaintiff.

(15)                          The Company has obtained, and are valid, subsisting and in full force and effect, all foreign exchange control approvals and all other authorizations, consents, approvals, filings, registrations, exemptions, licenses and relevant permits or other actions by, with or from Governmental Authorities, and satisfy all applicable requirements and obligations, in each case as are necessary under any Applicable Law (including regulations issued by the Central Bank of Argentina) in connection with the Financing Documents or the Loans, or to preserve the rights of the Lenders under the Financing Documents, or to comply with the obligations of the Company under the Financing Documents. There are no restrictions or requirements currently in effect that limit the availability of transfer of foreign exchange in connection with the performance by the

Company of its obligations under the Financing Documents. The proceeds of the Loans shall not be subject to any mandatory withholding (encaje) or similar restriction in Argentina.

(16)                          To my knowledge, no steps have been or are being taken by the Company or any of its Subsidiaries to appoint a receiver, liquidator, trustee or similar official or otherwise to commence bankruptcy, liquidation or insolvency proceedings.

The foregoing opinions are subject to the following qualifications:

a.              enforceability of the Opinion Documents may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally: and

b.              in the event that any legal proceedings are brought to the courts of Argentina, an official translation by a sworn public translator into the Spanish language of any document in any language other than Spanish is required.

I am licensed to practice law in Argentina. This opinion is based on the laws of Argentina in effect on the date hereof and I express no opinion as to any laws other than such laws.  This opinion is effective as of the date hereof.  I assume no obligation to supplement this opinion if any applicable law changes after the date hereof.

This opinion is being furnished only to you in connection with the Opinion Documents, is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without my prior written consent; provided, however, that you may deliver a copy of this opinion to any person which becomes a Lender under the Credit Agreement or permitted assignees under the Opinion Documents, and such Lender and assignees may rely on this opinion as if it had been addressed and delivered to them on the date hereof.

Very truly yours,

By:
Juan Manuel Gonzalez Capra
General Counsel

Exhibit K

Form of Legal Opinion of Guyer & Regules

[…], 2017

TO:

ITAÚ UNIBANCO S.A., NASSAU BRANCH
as Administrative Agent and as Collateral Agent under the Credit Agreement

The lenders from time to time party to the Credit Agreement.

Ladies and Gentlemen:

We have acted as counsel as to Uruguayan law in connection with (i) the “Deed of Confirmation relating to a Fixed Charge Over Account Agreement dated February 3, 2017” dated […], 2017 granted by Molino Cañuelas Uruguay S.A. (formerly, Molino Americano S.A.) (the “Company”) in favor of Itaú Unibanco S.A., Nassau Branch, as collateral agent under the Credit Agreement (as defined below) (the “Fixed Charge Over Account Agreement Deed of Confirmation”), and (ii) the “Deed of Confirmation relating to a Bank Account Control Agreement dated February 3, 2017” dated […], 2017 granted by the Company in favor of Itaú Unibanco S.A., Nassau Branch, as collateral agent under  the Credit Agreement (the “Account Control Agreement Deed of Confirmation”), both related to the First Amended and Restated Pre-Export Credit Agreement, dated as of […], 2017 among Molino Cañuelas S.A.C.I.F.I.A. (“MolCa”), as borrower, the lenders referred to therein, Itaú Unibanco S.A., Nassau Branch, as administrative agent and Itaú Unibanco S.A., Nassau Branch, as collateral agent (the “Credit Agreement”).

Capitalized terms used and not otherwise defined herein, shall have the meanings ascribed thereto in the Fixed Charge Over Account Agreement Deed of Confirmation and in the Account Control Agreement Deed of Confirmation. This opinion is delivered to you pursuant to Section 4.1 (f) (ii) of the Credit Agreement.

In connection with this opinion, we have examined the following documents:

i.                  an executed copy of the Credit Agreement;

j.                 executed copies of Fixed Charge Over Account Agreement Deed of Confirmation and the Account Control Agreement Deed of Confirmation;

k.              copy of the constitutive documents of Company as in effect on the date hereof (the “Estatutos Sociales”);

l.                  copy of the power of attorney granted by the Company dated […] in favor of the representatives that executed the Opinion Documents (as defined below) on behalf of the Company;

m.          copy of the Board of Directors’ Minutes of the Company dated […], 2017 and copy of the Shareholders’ Meeting Minutes dated […], 2017, authorizing the Company’s representatives to enter into the Opinion Documents (the “Resolutions”);;

n.              Information obtained from the National Registry of Commerce dated […]; and

o.              all such other agreements, instruments, certificates and documents executed and delivered in connection with any of the foregoing .

The documents referred in letter (b) above are collectively referred to herein as the (“Opinion Documents”).

In giving this opinion, we have assumed without any independent investigation or verification of any kind: (i) the genuineness of all signatures (other than with respect to Company representatives executing the Opinion Documents), the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photocopies, and the authenticity of the originals of such latter documents, (ii) the due authority of, and the due execution by, the parties (other than the Company) executing the Opinion Documents, (iii) that all approvals that are necessary for the validity or enforceability of the Opinion Documents (other than approvals required under the laws of Uruguay) have been obtained and are in full force and effect, (iv) that the facts described in the Resolutions are accurate, and (v) the validity, binding effect and enforceability of the Opinion Documents under the laws of The Bahamas.

We have made no independent investigation of the laws of the United States of America, The Bahamas or any state thereof as a basis for the opinion stated herein and have assumed that there is nothing in any such laws that affects our opinion.

Based upon the foregoing and subject to the qualifications specified below, we are of the opinion that:

(1)                                 The Company is a sociedad anónima duly incorporated and is validly existing under the laws of Uruguay and has all requisite corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals necessary to own its assets and carry on its business.

(2)                                 (A) The execution, delivery and performance by the Company of the Opinion Documents: (i) are within its corporate powers, (ii) have been authorized by all necessary corporate action, and (iii) do not (w) violate any provision of any Uruguayan law, rule or regulation; (x) to the best of our knowledge violate any order, writ, injunction, or decree of any Governmental Authority or any arbitral award in Uruguay; or (y) contravene the Estatutos

Sociales of Company, and (B) […], as representative of the Company has sufficient authority to execute and deliver the Opinion Documents on behalf of the Company.

(3)                                 The Opinion Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

(4)                                 To ensure the legality, validity or enforceability of any Opinion Documents, it is not necessary that such Opinion Document be filed or recorded with any Governmental Authority or notarized, and no authorization or approval by, and no notice to or filing with, any Governmental Authority is required for the execution and performance by the Company of any Opinion Document or for the validity or enforceability thereof.

(5)                                 There is no tax, deduction or withholding imposed by Uruguay or any political subdivision thereof either (i) on or by virtue of the execution of the Opinion Documents or (ii) on any payment to be made by the Company pursuant thereto.

(6)                                 The choice of the law of the Commonwealth of The Bahamas, as the governing law of the Opinion Documents is a legal, valid and binding choice of law and an Uruguayan court would give effect to such choice of law in any action, suit or proceeding arising out of, or otherwise relating to, such Opinion Documents.

(8)                                 The Company has the power to submit, and has irrevocably submitted, to the jurisdiction of the courts of The Bahamas, and any relevant appellate court and the Company has validly and irrevocably appointed the Process Agent as its process agent for the service of process with respect to any legal action, suit or proceeding arising out of the Opinion Documents.  The irrevocable submission of the Company to the jurisdiction of such courts and the waivers by the Company of any immunity and any objection to the venue of the proceeding in any such court in the Opinion Documents, are legal, valid and binding under the laws of Uruguay and there is no reason why the courts of Uruguay would not give effect to such submission and waivers. The courts in Uruguay will recognize as valid and final, and will enforce, any final and conclusive judgment against the Company obtained in any such court arising out or in relation to the obligations of the Company under the Opinion Document without re-examination of the issues.

(9)                                 The Company has validly and irrevocably appointed the Process Agent as its process agent for the service of process with respect to any legal action, suit or proceeding arising out of the Opinion Documents.

(10)                          Neither the Administrative Agent nor any Lender will, under current law, be deemed to be a resident, domiciled, carrying on business or subject to taxation in Uruguay by reason solely of the execution or performance of the Opinion Documents to which it is a party or the appointment of any agents, representatives or attorneys in Uruguay (or any political subdivision of Uruguay) for any purpose whatsoever.

(11)                          It is not necessary under the laws of Uruguay in order to enable the Administrative Agent or any Lender to enforce its rights under the Opinion Documents that the Administrative Agent or the Lenders be licensed to conduct business in Uruguay.

(12)                          Neither the Company, nor any of its assets, is entitled to any immunity from jurisdiction of any relevant court or from any relevant legal process (whether through service, notice, attachment in aid of execution, execution or otherwise).

(13)                          The obligations of the Company under the Opinion Documents rank and will, under current law, rank at least pari passu in priority of payment and in all other aspects with all its other present or future unsecured indebtedness.

(14)                          As of the date hereof, each of the Lenders and the Administrative Agent is entitled to sue as a plaintiff in an Uruguayan court for the enforcement of its respective rights under each of the Opinion Documents and such access to the courts of Uruguay would be on the same terms as are available to residents and citizens of Uruguay, and it is not necessary, in order to ensure the legality, validity, enforceability or priority of the Opinion Documents under the laws of Uruguay or to establish the admissibility into evidence of the Opinion Documents in any court of Uruguay, that any such documents be submitted to, filed or recorded with, any court or other Governmental Authority in Uruguay or that any stamp, registration or similar transaction tax be paid on or in respect of any such documents to any Governmental Authority in Uruguay.

(15)                          To the best of our knowledge, no steps have been or are being taken by the Company to appoint a receiver, liquidator, trustee or similar official or otherwise to commence bankruptcy, liquidation or insolvency proceedings.

The foregoing opinions are subject to the following qualification:

A) As a general rule, under Uruguayan law any obligation of a company (e.g. a “sociedad anónima”) incurred notoriously beyond the company’s corporate purpose may —upon the application of any creditor or partner of that company— be deemed unenforceable by a court of law. Whether an obligation of a company is within such company’s corporate purpose is a question of fact, upon which we are not able to opine. However, we note from the Resolutions described in (e) above that the Board of Directors and the Shareholders’ Meeting of the Company unanimously concluded that the entry by the Company into the Opinion Documents implies the performance of its corporate purpose and is in the Company’s benefit.

B) Enforceability of the Opinion Documents may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally.

This opinion is given and is solely for the benefit of the persons to which it is addressed provided, however, that you may deliver a copy of this opinion to permitted assignees under the Opinion Documents, and such assignees may rely on this opinion as if it had been addressed and delivered to them on the date hereof. This opinion is specifically limited to matters as of the date hereof, and we undertake no obligation to update it. This opinion may not be quoted, with or without reference to our firm, or relied upon, or delivered to any other person without our prior written consent, which may be withheld in our sole discretion, however, the Lenders are entitled to forward this Legal Opinion on a non-reliance basis to its competent regulators, auditors and legal advisors. This opinion is given only with respect to the law of Uruguay. We express no opinion with respect to the law of any other jurisdiction and in particular we express no opinion on the laws of law of the State of New York, the law of the Commonwealth of The Bahamas or the laws of Argentina.

Very truly yours,

Exhibit L

Form of Legal Opinion of Milbank, Tweed, Hadley & McCloy, LLP

[•], 2017

To the Lenders from time to time party to the

Amended and Restated Credit Agreement referred to below,

Itaú Unibanco S.A., Nassau Branch, as Administrative Agent

for such Lenders (the “Administrative Agent”)

and Itaú Unibanco S.A., Nassau Branch, as Collateral Agent

for such Lenders (the “Collateral Agent”)

Ladies and Gentlemen:

We have acted as special New York counsel to Molino Cañuelas S.A.C.I.F.I.A. (the “Borrower”) in connection with the First Amended and Restated Pre-Export Credit Agreement dated as of [•], 2017 (the “Amended and Restated Credit Agreement”), among the Borrower, the financial institutions referred to as “Lenders” in the Amended and Restated Credit Agreement (the “Lenders”), the Administrative Agent and the Collateral Agent, amending and restating the Pre-Export Credit Agreement dated as of January 31, 2017 (the “Original Credit Agreement”).  Terms defined in the Amended and Restated Credit Agreement have the same respective defined meanings when used herein.

In rendering the opinions expressed below, we have examined

(a)                                 an executed counterpart of the Amended and Restated Credit Agreement;

(b)                                 an executed counterpart of the Amendment Fee Letter dated as of [•], 2017, executed by the Borrower in favor of Itaú Unibanco S.A., Nassau Branch and JPMorgan Chase Bank, N.A., each in its capacity as a Lead Arranger; and

(c)                                  such other records of the Borrower and such other agreements, instruments, certificates and other documents as we have deemed necessary as a basis for the opinions expressed below.

For the purposes of this opinion letter, (i) “Opinion Documents” means the documents described in clauses (a) and (b) above, and (ii) “Applicable Law” means, collectively, any Federal law of the United States, any law of the State of New York and any rule or regulation thereunder that, in each case, in our experience, is customarily recognized to apply to transactions of the kind contemplated by the Opinion Documents (excluding, for example, any law, rule or regulations relating to (1) pollution or protection of the environment, (2) labor, employee rights and benefits of occupational safety and health, (3) utility regulation, (4) except in connection with our opinions in paragraphs (3) and (4) below, securities laws, (5) antitrust laws, (6) tax laws, rules or regulations, (7) maritime laws and (8) any law, rule, regulation, ordinance, code or similar provision of law of any country, municipality, or similar political subdivision or any agency or instrumentality thereof, without our having made any special investigation as to the applicability of any specific law, rule or regulation).

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Opinion Documents or representations and certifications by officers and representatives of the Borrower and other appropriate persons.  We have also assumed (i) that each of the Opinion Documents has been duly authorized, executed and delivered by all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or limited liability company or other) to execute, deliver and perform the same, (ii) (except, to the extent set forth below, as to the Borrower) that each of the Opinion Documents constitutes a legal, valid, binding and enforceable obligation of all of the parties thereto and (iii) that all authorizations, approvals or consents of (including without limitation all foreign exchange controls), and all filings or registrations with, any governmental or regulatory authority or agency of Argentina (including the central bank of Argentina) required for the making and performance by the Borrower of the Opinion Documents have been obtained or made and are in effect.

In addition, we have assumed that (i) all Persons that are, immediately before the Restatement Effective Date, parties to the Original Credit Agreement have executed and delivered the Amended and Restated Credit Agreement, and (ii) the Restatement Effective Date has occurred.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

(1)                                 Each of the Opinion Documents constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and subject to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally, and except as the enforceability of each of the Opinion Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

(2)                                 The execution and delivery by the Borrower of the Opinion Documents do not:

(a)                                 violate any Applicable Law, or

(b)                                 require approval from or any filings with any governmental authority under any Applicable Law except such as have been duly obtained or made and are in full force and effect.

(3)                                 The Borrower is not required to, or immediately after giving effect to the making of the New Loans and the use of the proceeds thereof in accordance with the Credit Agreement will be required to, register as an “investment company” as defined in the Investment Company Act of 1940, as amended.(2)

(4)                                 The making of the Loans and the application of the proceeds thereof in accordance with the Amended and Restated Credit Agreement will not violate Regulations U or X as promulgated by the Board of Governors of the Federal Reserve System.

(2)  Subject to Investment Company Act analysis and any related adjustment (if any).

The foregoing opinions are also subject to the following comments and qualifications:

(A)  The enforceability of provisions in the Opinion Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(B)  The enforceability of provisions in the Opinion Documents providing for indemnification, contribution or exculpation may be limited by (i) laws rendering unenforceable indemnification contrary to law or the public policy underlying such law, and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(C)  We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) Section 9.8 of the Amended and Restated Credit Agreement (or any similar provision in any Opinion Document), (iii) Section 2.16(d) of the Amended and Restated Credit Agreement (or any similar provision in any Opinion Document), (iv) the first sentence of Section 9.9(b) of the Amended and Restated Credit Agreement (or any similar provision in any Opinion Document) insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Amended and Restated Credit Agreement, (v) the waiver of inconvenient forum set forth in Section 9.9(e) of the Amended and Restated Credit Agreement (or any similar provision in any Opinion Document) with respect to proceedings in the United States District Court for the Southern District of New York or (vi) Section 9.13 of the Amended and Restated Credit Agreement (or any similar provision in any Opinion Document).

(D)  We express no opinion as to Section 9.11 of the Amended and Restated Credit Agreement to the extent it relates to immunity acquired after the date of execution and delivery of the Amended and Restated Credit Agreement.

(E)  We express no opinion as to the existence of, or the right, title or interest of the Borrower in, to or under, any of the Collateral, and we express no opinion as to the creation, perfection, effect of perfection or non-perfection or priority of any security interest in or other lien on any of the Collateral (as defined in the Amended and Restated Credit Agreement).

(F)  We express no opinion as to any Federal or state securities laws except as expressly set forth in paragraphs (3) and (4) above.

(G)  We express no opinion as to Section 9.12 of the Amended and Restated Credit Agreement.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction. Without limiting the foregoing, we do not hold ourselves out as experts on, or purport to advise on, the laws of Argentina and have rendered no opinion with respect to the foregoing.

This opinion letter is provided to you by us as special New York counsel to the Borrower pursuant to the Amended and Restated Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Amended and Restated Credit Agreement without our prior written consent in each instance.  Upon notice to us, this opinion may be disclosed to, but not relied upon by, (a) any governmental or regulatory authorities having jurisdiction over any addressee hereof, (b) any addressee’s accountants and attorneys, (c) comply with any subpoena or similar legal process and (d) any prospective assignee of your rights or obligations under the Amended and Restated Credit Agreement.

Very truly yours,

CWM/DJM

Exhibit M

Form of Compliance Certificate

ITAÚ UNIBANCO S.A., NASSAU BRANCH
cc. Mundostar S.A.

Edificio Aguada Park

Calle Paraguay 2141, 18th floor

C.P. 11.800

Montevideo, Uruguay

Ladies and Gentlemen:

Reference is made to the First Amended and Restated Credit Agreement, dated as of June 12, 2017  (as the same may be amended, supplemented or modified from time to time, the “Credit Agreement”) among MOLINO CAÑUELAS S.A.C.I.F.I.A., as borrower (the “Borrower”), the lenders referred to therein (the “Lenders”), ITAÚ UNIBANCO S.A., NASSAU BRANCH, as collateral agent and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.

The undersigned certifies that [he / she] is a duly appointed Financial Officer of the Borrower, and that, as such, is authorized to execute and deliver this certificate pursuant to Section 5.1(c) of the Credit Agreement in the name and on behalf of the Borrower, and further certifies that:

1.              No Default or Event of Default.  To [his/her] knowledge and after reading Articles V (Affirmative Covenants), VI (Negative Covenants) and VII (Events of Default) of the Credit Agreement, no event, act or condition has occurred and is continuing which constitutes, or would constitute a Default or Event of Default as of the date hereof.

2.              Compliance with Section 5.16(b).  The Borrower is in compliance with Sections 5.16(b) of the Credit Agreement as of the date hereof.  Attached hereto as Schedule I is a description in reasonable detail of the calculations to establish the compliance by the Borrower with Section 5.16(b) of the Credit Agreement.

3.              Compliance with Section 5.18(a).  The Borrower is in compliance with Sections 5.18(a) of the Credit Agreement as of the date hereof.  Attached hereto as Schedule II is (x) a description in reasonable detail of the calculations to establish the compliance by the Borrower with Section 5.18(a) of the Credit Agreement and (y) copies of the Molca-Molino Americano Agreements in force and effect as of the date hereof (the “Reference Molca-Molino Americano Agreements”).

4.              Compliance with Section 6.5.  The Borrower is in compliance with Sections 6.5 of the Credit Agreement as of the date hereof.  Attached hereto as Schedule III is a description in reasonable detail of the calculations to establish the compliance by the Borrower with Section 6.5 of the Credit Agreement.

5.              No Change in Argentine GAAP.  No change in Argentine GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered to the Administrative Agent pursuant to the Credit Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [•],[•].

MOLINO CAÑUELAS S.A.C.I.F.I.A.

By:
Name:
Title:

Schedule I to
Compliance Certificate

For the 45-days period ending on the day immediately preceding the Interest Payment Date falling on [•](3) (the “Reference Period”)

As of the first day of the Reference Period:

(a) aggregate amount of Export Contract Receivables payable during the Reference Period:  U.S.$[•]

(b) Debt Service Amount:  U.S.$[•]

(a)/(b) = [•]

(3)  If the Compliance Certificate is delivered during any 45-days period ending on an Interest Payment Date, include the date of such Interest Payment Date.  Otherwise, include the immediately preceding Interest Payment Date.

Schedule II to
Compliance Certificate

For the Quarter/Year ended [•] (“Statement Date”)

As of the Statement Date:

(a) the aggregate amount of Molca-Molino Americano Receivables under the Reference Molca-Molino Americano Agreements is:  U.S.$[•]

(b) the aggregate principal amount of, and interest on, the Loans, and any other fees payable under any Financing Document, outstanding as at such time is:  U.S.$[•]

(a)/(b) = [•]

Attached hereto are copies of the Reference Molca-Molino Americano Agreements.(4)

(4)  Attach copies of the Reference Molca-Molino Americano Agreements.

Schedule III to
Compliance Certificate

For the Quarter/Year ended [•] (“Statement Date”)

1- “Loan Coverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate amount in respect of Export Contract Receivables actually paid in cash directly for credit of the Collection Accounts during the 12-calendar months period then ended (or if such date of determination falls before the 12-month anniversary of the Closing Date, during the period commencing on the Closing Date and ending on such date of determination) (calculated as of 4:00 p.m. (New York City time) as of such date of determination), to (ii) the aggregate principal amount of, and interest on, the Loans, and any other fees payable under any Financing Document, outstanding as of such date of determination.

Minimum Loan Coverage Ratio	1.20:1.00

(a) [Specify the amount of the Export Contract Receivables actually paid in cash directly to the Collection Account during the 12-months period ending on the Statement Date]

(b) The aggregate principal amount of, and interest of, the Loans, and any other fees payable under the Financing Documents, outstanding as of the Statement Date is: U.S.$[•].

(a) / (b) = [•]

Loan Coverage Ratio as of the Statement Date, is:  [•]:1.00

2- “Consolidated EBITDA to Consolidated Interest Charge Ratio” means, on any day, the ratio of (i) Consolidated EBITDA for the Rolling Period, ended on such day (or, if such day is not the last day of a fiscal quarter of the Borrower, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such day) (for purposes of this definition, such period, the “reference period”) to (ii) Consolidated Interest Charges for the reference period.

Minimum Consolidated EBITDA to Consolidated Interest Charge Ratio	2.00:1.00

As of the Statement Date:

(a) Consolidated EBITDA

	Q[•] 20[•]	Q[•] 20[•]	Q[•] 20[•]	Q[•] 20[•]	Rolling Period
Operating revenues					U.S.$	[•]
(-) operating costs					U.S.$	[•]
(-) operating expenses					U.S.$	[•]
(-) extraordinary non-recurring gains					U.S.$	[•]
(+) amortization					U.S.$	[•]
(+) depreciation					U.S.$	[•]

(+) other non-cash expenses	U.S.$	[•]

Consolidated EBITDA	U.S.$	[•]

exchange rate used to calculate Dollar Equivalent: $[•] Pesos per U.S.$1.00

(b) Consolidated Interest Charges

	Q[•] 20[•]	Q[•] 20[•]	Q[•] 20[•]	Q[•] 20[•]	Rolling Period
(+) interest expense of the Borrower					U.S.$	[•]
(+) interest expense of the Borrower’s Consolidated Subsidiaries					U.S.$	[•]

Consolidated Interest Charges					U.S.$	[•]

exchange rate used to calculate Dollar Equivalent: $[•] Pesos per U.S.$1.00

(a)/(b) = [•]

Consolidated EBITDA to Consolidated Interest Charge Ratio for the Rolling Period ended on the Statement Date is:  [•]:1.00

3- “Consolidated Leverage Ratio” means, on any day, the ratio of (i) Consolidated Total Net Indebtedness as of such day to (ii) Consolidated EBITDA for the Rolling Period ended on such day (or, if such day is not the last day of a fiscal quarter of the Borrower, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such day).

Maximum Consolidated Leverage Ratio	3.00:1.00

As of the Statement Date:

(a) Consolidated Total Net Indebtedness(5)

(+)Indebtedness of the Borrower	U.S.$	[•]
(+)Indebtedness of the Subsidiaries of the Borrower	U.S.$	[•]
(-) unrestricted cash and Cash Equivalents	U.S.$	[•]

Consolidated Total Debt	U.S.$	[•]

exchange rate used to calculate Dollar Equivalent: $[•] Pesos per U.S.$1.00

(5)  Note that for purposes of determining the Consolidated Total Net Indebtedness as of the last day of the second fiscal quarter of any fiscal year of the Borrower, the value of raw materials held in inventory by the Borrower and its Subsidiaries as of such date (as such amount would be required to be reflected in the financial statements of the Borrower in accordance with Argentine GAAP) shall be deducted from the aggregate principal amount of the Indebtedness of the Borrower and its Subsidiaries as of such date.

(b) Consolidated EBITDA

	Q[•] 20[•]	Q[•] 20[•]	Q[•] 20[•]	Q[•] 20[•]	Rolling Period
Operating revenues					U.S.$	[•]
(-) operating costs					U.S.$	[•]
(-) operating expenses					U.S.$	[•]
(-) extraordinary non-recurring gains					U.S.$	[•]
(+) amortization					U.S.$	[•]
(+) depreciation					U.S.$	[•]
(+) other non-cash expenses					U.S.$	[•]

Consolidated EBITDA					U.S.$	[•]

exchange rate used to calculate Dollar Equivalent: $[•] Pesos per U.S.$1.00

(a)/(b) = [•]

Consolidated Leverage Ratio as of the Statement Date is:  [•]:1.00

4- “Consolidated Current Ratio” means, as of any date of determination, the ratio of (i) Consolidated Current Assets as of such date of determination, to (ii) Consolidated Current Liabilities as of such date of determination.

Minimum Consolidated Current Ratio	1.10:1.00

As of the Statement Date:

(a) The aggregate amount of Consolidated Current Assets is:  U.S.$[•]

exchange rate used to calculate Dollar Equivalent: $[•] Pesos per U.S.$1.00

(b) The aggregate amount of Consolidated Current Liabilities is:  U.S.$[•]

exchange rate used to calculate Dollar Equivalent: $[•] Pesos per U.S.$1.00

(a)/(b) = [•]

Consolidated Current Ratio as of the Statement Date is:  [•]:1.00

5- “Consolidated Solvency Ratio” means, as of any date of determination, the ratio of (i) Consolidated Equity on such date, as would be reported on the Consolidated balance sheet of the Borrower to (ii) Consolidated Tangible Assets on such date, as would be reported on the Consolidated balance sheet of the Borrower, in each case determined on a Consolidated basis in accordance with Argentine GAAP, expressed as a percentage.

Minimum Consolidated Solvency Ratio	20%

As of the Statement Date:

(a) The amount of Consolidated Equity is:  U.S.$[•]

exchange rate used to calculate Dollar Equivalent: $[•] Pesos per U.S.$1.00

(b) The amount of Consolidated Total Assets is:  U.S.$[•]

exchange rate used to calculate Dollar Equivalent: $[•] Pesos per U.S.$1.00

(a)/(b) = [•]

Consolidated Solvency Ratio as of the Statement Date is:  [•]%

6- “Reference Debt Service Coverage Ratio” means as of any date of determination, the ratio of (i) the aggregate amount (or the Dollar Equivalent thereof) in respect of Export Contract Receivables actually paid in cash directly for credit to the Collection Accounts during the 45-day period then ended (calculated as of 4:00 p.m. (New York City time) on such determination date), to (ii) the Debt Service Amount as of such day.

Minimum Reference Debt Service Coverage Ratio	1.50:1.00

(a) [Specify the amount of the Export Contract Receivables actually paid in cash directly to the Collection Account during the 45-days period ending on the day immediately preceding the last Interest Payment Date]

(b) The Debt Service Amount as of the last Interest Payment Date was: U.S.$[•].

(a) / (b) = [•]

Reference Debt Service Coverage Ratio as of the day immediately preceding the last Interest Payment Date, was:  [•]:1.00